As filed with the Securities and Exchange Commission on May 5, 2023

Registration No. 333-271413

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MODULAR MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	3841	87-0620495
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10740 Thornmint Road

San Diego, California 92127

(858) 800-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Besser

Chief Executive Officer

10740 Thornmint Road

San Diego, California 92127

(858) 800-3500

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

With copies to:

Joseph Lucosky Lawrence Metelitsa Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, NJ 08830 (732) 395-4400	Stephen E. Older David S. Wolpa McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, NY 10020 (212) 548-2100

As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated Filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2023

PRELIMINARY PROSPECTUS

2,116,402 Units

Each Unit Consisting of Two Shares of Common Stock and

One Warrant to Purchase One Share of Common Stock

We are offering 2,116,402 units (each a “unit” and collectively, the “units”) of Modular Medical, Inc. (the “Company,” “Modular Medical,” “we,” “our” or “us”) with each unit consisting of two shares of our common stock, par value $0.001 per share, which we refer to as the “common stock,” and one warrant (a “warrant”) to purchase one share of our common stock. The public offering price is $              per unit. The units have no stand-alone rights and will not be certificated or issued as stand-alone securities. We do not intend to apply for listing of the warrants on any national securities exchange. The shares of our common stock and the warrants comprising the units will be issued separately. The warrants included in the units are exercisable immediately, will expire five years from the date of issuance and have an exercise price of $             per share (120% of the public offering price per unit sold in this offering.) This offering also includes the shares of common stock issuable from time to time upon exercise of the warrants. The warrants will be issued in book-entry form pursuant to a warrant agency agreement between us and Colonial Stock Transfer Company, Inc. as warrant agent (the “Warrant Agent”).

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “MODD.” On May 2, 2023, the last reported sale price of our common stock was $1.89 per share. The public offering price per unit will be determined at the time of pricing and may be at a discount to the current market price. The recent market price used throughout this prospectus may not be indicative of the final offering price. There is no established trading market for the warrants, and we do not expect a market to develop.

	Effective Price Per Share and Accompanying Warrant	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us (before expenses)	$	$

(1)	Based on a price of $ per unit, with each unit consisting of two (2) shares of common stock and one warrant to purchase one share of common stock.
(2)	The underwriter will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 71.
(3)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) over-allotment Option we have granted to the underwriter as described below and (ii) the Underwriter’s Warrants (as defined herein) being issued to the underwriter as described below.

Investing in our securities involves a high degree of risk. See “Risk Factors,” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the units to investors on or about                        , 2023.

Sole Book-Running Manager

Newbridge Securities Corporation

The date of this prospectus is                        , 2023

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the units and the distribution of this prospectus outside of the United States.

Market and Other Industry Data

Unless otherwise indicated, market data and certain industry forecasts used throughout this prospectus were obtained from various sources, including from internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. While we believe these sources to be reliable, the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. The future performance of the industry and markets in which we operate and intend to operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications and reports.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that you should consider before making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our consolidated financial statements and the accompanying notes included in this prospectus. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Modular Medical,” the “Company,” “we,” “us,” and “our” refer to Modular Medical, Inc. and its wholly-owned subsidiary, Quasuras, Inc.

Overview

Modular Medical is a development-stage, medical device company focused on the design, development, and commercialization of an innovative insulin pump using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of a novel two-part patch pump, our MODD1 product candidate, or “MODD1,” the Company seeks to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care that presently available insulin pumps provide. By simplifying and streamlining the user experience from introduction, prescription, reimbursement, training, and day-to-day use, we seek to expand the wearable insulin delivery device market beyond the highly motivated “super users” and expand the category into the mass market. The product candidate seeks to serve both the type 1 and the rapidly growing, especially in terms of device adoption, type 2 diabetes markets.

Differentiation

We believe that there are a number of shortcomings and issues with currently available insulin pumps that prevent a substantial number of people who require insulin on a daily basis from choosing an insulin pump to treat their diabetes. We believe that by tailoring our insulin pump to address such factors, we can expand the scope and adoption rate of insulin pump usage. We believe that to achieve broader market acceptance, an insulin pump must improve the clinical experience of the user, be easier to learn and use, less time-consuming to operate, more intuitive to both patients and physicians, and meet the standards for coverage by insurance providers so that co-payments required from patients are affordable and the hurdles to insurance coverage are significantly reduced.

Among the more prominent issues are:

●	Complexity: Many existing pumps are highly complex and require significant technical expertise to use effectively. We believe such pumps were designed for “super users,” who have high levels of motivation, technical competence and premium insurance coverage. The complexity of pumps proves daunting to less technically inclined users.

●	Cumbersome: We believe that a majority of existing pumps are bulky and difficult to manage, in many cases requiring a pouch to hold the pump and up to 48 inches of tubing. The tubing and the cartridge, which holds the insulin, must be replaced every few days. This requires users to carry spare parts and other equipment adding to the difficulty of using the pump. In comparison, our product only requires a cartridge change every few days.

●	Cost: Costs associated with insulin pump therapy are high and can be prohibitive, especially for those on fixed or limited incomes. These costs vary by pump, but multi-thousand-dollar upfront payments, often with substantial co-payments in addition to co-payments on consumables, can easily place current pumps out of reach for patients. This can lead to limited or restricted reimbursement/coverage and high hurdles for the patients, whom could benefit the most, to gain access.

Our team has substantial knowledge of the diabetes industry and experience in developing, obtaining regulatory authorization for, and bringing insulin pumps to market. Based on this experience, we believe that our innovative insulin pump, using a new, low cost and proprietary method of pumping insulin, can address most or all of these shortcomings. It provides a state-of-the-art insulin pump capable of both basal (steady flow) and bolus (mealtime dosing) insulin disbursement. It also has been designed considering a natural migration path to multi-chamber/multi-liquid pumps, potentially offering an exciting array of new therapies to patients with diabetes and other conditions in the future.

Our goal is to become the leader in expanding access to insulin pump technology to a wider portion of diabetes sufferers and provide not just care for the super users, but “diabetes care for the rest of us.”

The MODD1 is a high-precision product that we believe represents the best choice for new pump patients because it is easy to afford, easy to learn, easy to use, and has a revolutionary design and technology that enable precision with low-cost manufacture and high reproducibility.

Diabetes Classifications and Therapies

Diabetes is typically classified as either type 1, or “T1D,” or type 2, or “T2D”:

●	T1D is an auto-immune condition characterized by the body’s nearly complete inability to produce insulin. It is frequently diagnosed during childhood or adolescence, but can also onset in adulthood. Individuals with T1D require daily insulin therapy to survive.

●	T2D represents over 90% of all individuals diagnosed with diabetes and is characterized by the body’s inability to either properly utilize insulin or produce sufficient insulin. Initially, many people with T2D attempt to manage their condition with improvements in diet and exercise and/or the use of oral medications and/or injection of glucagon-like peptide-1 (GLP-1) drugs. However, as their diabetes advances, patients often progress to requiring insulin therapies such as once-daily long-acting insulin and ultimately to intensified mealtime rapid-acting insulin therapy. This represents an important portion of the diabetes market in the United States with an estimated 1.6 million T2D intensively treated (multiple daily injections) with insulin.

Glucose, the primary source of energy for cells, must be maintained at certain levels in the blood in order to permit optimal cell function and health. In people with diabetes, blood glucose levels are not well controlled and frequently become very high, a condition known as hyperglycemia, and very low, a condition called hypoglycemia. Hyperglycemia can lead to serious long-term complications, including blindness, kidney disease, nervous system disorders, occlusive vascular diseases, lower-limb amputation, stroke, cardiovascular disease, and death. Hypoglycemia can lead to confusion or loss of consciousness, often requiring a visit to the emergency room or, in certain cases, result in seizures, coma, and/or death.

All people with T1D, which is our primary market, require daily insulin. According to the Seagrove 2021 Diabetes Blue Book, approximately 18% of people with T2D in the United States, or approximately 4.7 million people, also require insulin. These 4.7 million people comprise 3.1 million who require multiple daily injections (“MDI”) and the remainder, 1.6 million, who require basal delivery only to manage their diabetes. In this prospectus, we refer to people with T1D and people with T2D who require mealtime insulin as “insulin-requiring people with diabetes.”

Currently, there are two primary therapies available for insulin-requiring people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens (a type of syringe) or the use of an insulin pump to deliver mealtime insulin boluses (single doses) to help with glucose absorption after carbohydrate consumption along with a continuous subcutaneous insulin infusion, or “CSII therapy,” into the body. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy, primarily an improvement in glycemic control, as measured by certain diabetes management tests such as hemoglobin A1c (HbA1c) measure and more recently Time in Range (TIR) where a continuous glucose measuring device is used to calculate this test. Among other clinical benefits, a study conducted by Tandem Diabetes Care, Inc. in 2021 demonstrated that insulin pump use can decrease glucose variability, reduce the number of hypoglycemia events, and reduce the fear of hypoglycemia.

Notwithstanding these advantages, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps, optimized for the well-motivated, educated and well-insured, as well as high and often prohibitive costs for both the patient and insurance provider has resulted not only in dissatisfaction among many existing pump users (fewer than half purchase a replacement pump after the warranty expires per a Seagrove Partners estimate in 2020), but also has severely limited the adoption rate of insulin pumps by a large segment of the MDI diabetes population, whom we refer to in this prospectus as “Almost Pumpers.”

We define Almost Pumpers as individuals who treat their diabetes with MDI. These individuals are aware of pumps, may have been on pumps and understand the potential benefits, however, for a variety of reasons, they choose to continue giving themselves shots. In 2018, we undertook one-on-one interviews with over 200 of these individuals to understand their past experiences on or considering pumps, existing pump shortcomings, the cost and insurance hurtles challenges, complexity to learn and time and complexity to operate that drives them to remain on MDI. With this detailed understanding, we brought a series of prototype models to them to react to, so we could refine the design and include features that would motivate them to be able to use this technology to better care for their diabetes. To date, the MODD1 pump has been well received by these individuals and our clinical advisors.

It is estimated that 33% of Americans with T1D use insulin pump therapy. Clinicians were surveyed on potential pump users and identified that 28% of Americans with T1D, including 44% of those who currently utilize MDI, can be classified as i) having an interest in pump adoption and ii) meeting the American Diabetes Association guidelines for required glucose control. These individuals often do not want to closely manage their glucose levels and incur the considerable time and effort involved with the existing offerings - they are the Almost Pumpers. We have developed what we believe to be the most technologically advanced delivery system to overcome their objections and perform with the motivation level they can provide.

Our initial focus for our insulin pump is the Almost Pumper segment population located in the United States. We will then focus on a European introduction, and we believe our cost position and reuse of part of the product, which eliminates waste, will have significant environmental and financial appeal.

We believe this conversion process, engaging people to try and thereby receive the benefits of our technology will substantially increase adoption of insulin pumps among both those with T1D and T2D who remain reliant upon multiple daily injections. Diabetes is a disease that appears throughout the world. Therefore, we cannot segment the market by socioeconomics, education or level of care. We intend to create an insulin pump that appeals to all Almost Pumpers.

Risk Factor Summary

Our business is subject to many significant risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these summary risks, together with the risks set forth under the section titled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our securities. If any of the risks discussed in this prospectus actually occur, our business, prospects, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

●	We might not be able to continue as a going concern;

●	We are a developmental-stage, medical-device company and have a history of significant operating losses; we expect to continue to incur operating losses for the foreseeable future, and we may never achieve or maintain profitability;

●	We will need substantial additional funding to complete subsequent phases of our insulin pump product candidate and to operate our business, and such funding may not be available or, if it is available, is likely to substantially dilute our existing stockholders;

●	We have a limited operating history and historical financial information upon which you may evaluate our performance;

●	The amount of financing we require will depend on a number of factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if our funding requirements increase or are otherwise greater than we expect;

●	We are subject to extensive regulation by the FDA, which could restrict the sales and marketing of our insulin pump product candidate and could cause us to incur significant costs;

●	Even if we are able to obtain all regulatory approvals and have completed all other steps needed to be taken to commercialize our insulin pump, if we or any contract manufacturers we select fails to comply with the FDA’s quality system regulations, the manufacturing and distribution of our product candidate could be interrupted, and our product sales and operating results could suffer;

●	We will need to outsource and rely on third parties for various aspects relating to the development, manufacture, sales and marketing of our insulin pump as well as in connection with assisting us in the preparation and filing of our FDA submission, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties;

●	Our future cash requirements may differ significantly from our current estimates;

●	We may not receive the necessary regulatory clearance or approvals for our insulin pump, and failure to timely obtain necessary clearances and/or approvals could harm our then operations, including our ability to commercialize our product candidate;

●	Obtaining marketing authorization in the United States will not obviate the need to obtain marketing authorization in other jurisdictions We must obtain approval from foreign regulatory authorities before we can market and sell any of our product candidates in countries outside the United States. We will incur additional costs in seeking such approvals, may experience delays in obtaining such approvals and cannot be certain that such approvals will be granted;

●	Although our product candidate does not presently require clinical trials to apply to the FDA for clearance, and even if a clinical trial is conducted, the results of our clinical testing may not demonstrate the safety and efficacy of the device or may be equivocal or otherwise not be sufficient for us to obtain approval of our product candidate;

●	We expect to rely on third-party manufacturers and will be dependent on their quality and effectiveness;

●	We may not be able to successfully scale-up manufacturing of our product candidate in sufficient quality and quantity, which would delay or prevent us from developing our product candidate and commercializing our product candidate;

●	Our competitors may develop products that are more effective, safer and less expensive than ours;

●	Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock;

●	We have limited internal research and development personnel, making us dependent on consulting relationships;

●	Technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete;

●	We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do;

●	Intellectual property rights do not necessarily address all potential threats to our competitive advantage;

●	We may be subject to potential product liability and other claims that could materially impact our business and financial condition;

●	If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business;

●	If we are unable to protect the confidentiality of our proprietary information, the value of our technology and products could be adversely affected;

●	Healthcare reform laws could adversely affect our product candidate and financial condition;

●	We may bring infringement claims or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge;

●	Assuming our insulin pump receives FDA clearance or approval, our insulin pump will still be subject to recalls, which would harm our reputation, business operations and financial results;

●	Because our current insulin pump is still in the pre clearance stage with the FDA, it does not have reimbursement and is not approved for insurance coverage. If in the future we are cleared for and are otherwise able to commercialize our insulin pump, but are unable to obtain adequate reimbursement or insurance coverage for such product candidate from third-party payors, we will be unable to generate significant revenue;

●	If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely affect the trading price of our common stock;

●	Our board of directors is able to adopt recapitalizations through forward or reverse splits of our outstanding shares of common stock without stockholder approval;

●	We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors;

●	As we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree;

●	Holders of our warrants will have no rights as a common stockholder until they acquire our common stock;

●	Provisions of the warrants offered by this prospectus could discourage an acquisition of us by a third party;

●	The warrants offered by this prospectus are speculative in nature and may not have any value;

●	There is no public market for the warrants being offered in this offering;

●	You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase; and

●	You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect the price of our common stock.

Corporate Information

Our principal executive offices are located at 10740 Thornmint Road, San Diego, CA 92127 and our telephone number is (858) 800-3500. We maintain a website at www.modular-medical.com. Information contained on, or accessible through, our website does not constitute a part of this prospectus or our other filings with the SEC, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

THE OFFERING

Securities offered by us:	2,116,402 units, each consisting of two shares of common stock and one warrant to purchase one share of our common stock. The units will not be certificated or issued in stand-alone form. The shares of our common stock and the warrants comprising the units will be issued separately, but will be purchased together in this offering.

Description of warrants included in units:	Warrants to purchase 2,116,402 shares of common stock. Warrants may only be exercisable for a whole number of shares of common stock and, because the warrants will only be sold in units with two shares of common stock, no fractional shares or warrants to purchase fractional shares will be issued in this offering. The exercise price of the warrants is $ per share (120% of the public offering price per unit). Each warrant will be exercisable immediately upon issuance and will expire five years after the initial issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. For more information regarding the warrants, you should carefully read the section titled “Description of Our Securities – Warrants” in this prospectus.

Common stock outstanding prior to this offering(1):	10,949,389 shares of common stock outstanding as of May 4, 2023.

Common stock to be outstanding after this offering(1):	15,182,193 shares, or 15,817,113 shares, if the over-allotment option granted to the underwriter is exercised in full.

Use of proceeds:

We estimate that the net proceeds from this offering will be approximately $7,031,490, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, to fund our operations through the approval of our product by the FDA, develop our initial sales and marketing infrastructure, to fund additional research and development activities, to develop our initial manufacturing and production capabilities and make related capital expenditures. See “Use of Proceeds” for additional information.

Over-allotment option	We have granted a 30-day option to the underwriter, exercisable one or more times in whole or in part, to purchase up to an additional 634,920 shares of common stock at the effective public offering price per share of $ and additional warrants to purchase up to 317,460 additional shares of common stock at a price of $0.01 per warrant, in each case less underwriting discounts and commissions, to cover over-allotments, if any.

Risk factors:	Investing in our securities involves substantial risk. You should read the “Risk Factors” section beginning on page 10 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Lock-ups	We and our directors and officers and holders of more than 5.0% of the Company’s outstanding shares of common stock have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of three months after the date of this prospectus. See “Underwriting” section.

Nasdaq Capital Market Symbol	MODD

The number of shares of our common stock outstanding before and after this offering is based on 10,949,389 shares of our common stock outstanding as of May 4, 2023 and excludes:

●	2,116,402 shares of our common stock issuable upon the exercise of the warrants to be issued as part of the units;

●	296,296 shares of common stock issuable upon exercise by the underwriter of the underwriter’s warrants;

●	767,796 shares of our common stock issuable upon the exercise of warrants with an exercise price of $6.00 per share;

●	5,449,478 shares of our common stock issuable upon the exercise of warrants with an exercise price of $6.60 per share;

●	1,348,314 shares of our common stock issuable upon exercise of pre-funded warrants with an exercise price of $0.01 per share;

●	2,647,700 shares of our common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $4.94 per share; and

●	1,996,055 shares of our common stock reserved for issuance pursuant to future awards under our Amended and Restated 2017 Equity Incentive Plan, or the 2017 Plan.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data for the periods presented and should be read together with the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto appearing elsewhere in this prospectus. The following summary statements of operations data for the nine months ended December 31, 2022 and 2021 have been derived from our unaudited consolidated financial statements and footnotes included elsewhere in this prospectus and the summary statements of operations data for the years ended March 31, 2022 and 2021 have been derived from our audited consolidated financial statements and footnotes included elsewhere in this prospectus. The summary balance sheet information as of December 31 and March 31, 2022 has been derived from our unaudited condensed consolidated financial statements and footnotes included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results or of the results we expect in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Twelve Months Ended March 31,
	2022	2021
Operating expenses
Research and development	$7,729,240	$4,083,303
General and administrative	7,197,162	3,253,412
Total operating expenses	14,926,402	7,336,715
Loss from operations	(14,926,402)	(7,336,715)

Other income	368,920	130
Interest expense	(2,752,229)	(39,791)
Loss on debt extinguishment	(1,321,450)	—

Loss before income taxes	(18,631,161)	(7,376,376)

Provision for income taxes	1,600	1,600

Net loss	$(18,632,761)	$(7,377,976)

Net loss per share
Basic and diluted	$(2.74)	$(1.20)

Shares used in computing net loss per share
Basic and diluted	6,807,710	6,211,562

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Operating expenses
Research and development	$2,196,546	$1,849,399	$6,804,069	$5,742,911
General and administrative	1,161,351	1,981,665	3,502,029	5,156,152
Total operating expenses	3,357,897	3,831,064	10,306,098	10,899,063
Loss from operations	(3,357,897)	(3,831,064)	(10,306,098)	(10,899,063)

Other income (expense)	(587)	4	16	368,876
Interest expense	—	(1,010,247)	—	(2,204,917)
Loss on debt extinguishment	—	—	—	(1,321,450)
Loss before income taxes	(3,358,484)	(4,841,307)	(10,306,082)	(14,056,554)

Provision for income taxes	—	—	1,600	1,600

Net loss	$(3,358,484)	$(4,841,307)	$(10,307,682)	$(14,058,154)

Net loss per share
Basic and diluted	$(0.31)	$(0.76)	$(0.95)	$(2.22)

Shares used in computing net loss per share
Basic and diluted	10,925,862	6,354,145	10,863,082	6,331,982

	December 31, 2022 (Unaudited)	March 31, 2022
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,690,957	$9,076,372
Prepaid expenses and other	180,164	313,422
Security deposit	100,000	—
TOTAL CURRENT ASSETS	7,971,121	9,389,794

Property and equipment, net	716,409	235,959
Right of use asset, net	51,312	120,693
Security deposit	—	100,000
TOTAL NON-CURRENT ASSETS	767,721	456,652

TOTAL ASSETS	$8,738,842	$9,846,446

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$382,080	$299,951
Accrued expenses	255,545	524,891
Short-term lease liability	77,672	144,857
TOTAL CURRENT LIABILITIES	715,297	969,699

Long-term lease liability	—	39,957
TOTAL LIABILITIES	715,297	1,009,656

Commitments and Contingencies (Note 8)

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized; 10,932,098 and 10,461,898 shares issued and outstanding as of December 31, 2022 and March 31, 2022, respectively	10,932	10,462
Additional paid-in capital	52,900,066	43,406,099
Accumulated deficit	(44,887,453)	(34,579,771)
TOTAL STOCKHOLDERS’ EQUITY	8,023,545	8,836,790
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,738,842	$9,846,446

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you invest in the units, the warrants and the common stock, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this registration statement. Any of the following risks could harm our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto.

Risks Related To Our Operations

We might not be able to continue as a going concern.

Our unaudited condensed consolidated financial statements as of December 31, 2022 have been prepared under the assumption that we will continue as a going concern for the next twelve months. At December 31, 2022, we had cash and cash equivalents of $7.7 million and an accumulated deficit of $44.9 million. Without the proceeds of this offering, we do not believe that our cash, cash equivalents and investments would be sufficient to fund our operations for the next 12 months, and we would need to raise additional capital.  As a result of our expected operating losses and cash burn for the foreseeable future and recurring losses from operations, if we are unable to raise sufficient capital through this offering or additional debt or equity arrangements, there will be uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt as to our ability to continue as a going concern. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us.

If we are unable to generate sustainable operating profit and sufficient cash flows, then our future success will depend on our ability to raise capital. In addition to this offering, we are seeking additional financing and evaluating financing alternatives in order to meet our cash requirements for the next 12 months. We cannot be certain that raising additional capital, whether through this offering, selling additional debt or equity securities or obtaining a line of credit or other loan, will be available to us or, if available, will be on terms acceptable to us. If we issue additional securities to raise funds, these securities may have rights, preferences, or privileges senior to those of our common stock, and our current stockholders may experience dilution. If we are unable to obtain funds when needed or on acceptable terms, we may be required to curtail our current product development programs, cut operating costs, forego future development and other opportunities or even terminate our operations.

We are a developmental stage medical device company and have a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve or maintain profitability.

As a development-stage enterprise, we do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses in each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. For the nine months ended December 31, 2022 and year ended March 31, 2022, we incurred net losses of approximately $10.3 million and $18.6 million, respectively. As a result, we need to raise additional capital in the future, which may or may not be available to us at all or only on unfavorable terms.

We expect to incur losses for the foreseeable future as we continue the development of, and seek regulatory clearance and approvals for, our insulin pump. As our MODD1 insulin pump is currently our only product, if it fails to gain regulatory approval and market acceptance, we will not be able to generate any revenue, or explore other opportunities to enhance stockholder value, such as through a sale. If we fail to generate revenue and eventually become profitable, or if we are unable to fund our continuing losses, our stockholders could lose all or a substantial part of their investment.

We will need substantial additional funding to complete subsequent phases of the development of our insulin pump product candidate and to operate our business and such funding may not be available or, if it is available, such financing is likely to substantially dilute our existing stockholders.

The discovery, development, and commercialization of new medical devices, such as our insulin pump, entails significant costs. While we believe that we have generally completed the engineering and mechanical aspects of our insulin pump and cartridge along with production-level assembly equipment, we still must refine and finalize our insulin pump to, among other things, meet the general needs and preferences of the Almost Pumper marketplace and the guidelines of third-party payors. To enable us to accomplish these and other related items and continue to operate our business, we will need to raise substantial additional capital and/or enter into strategic partnerships or joint ventures to enable us to:

●	fund clinical studies and seek regulatory approvals;

●	build or access manufacturing and commercialization capabilities;

●	develop, test, and, if approved, market our product candidate;

●	acquire or license additional internal systems and other infrastructure; and

●	hire and support additional management, engineering and scientific personnel.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through the establishment of possible strategic alliances. This offering is being conducted to obtain such funding, although there can be no guarantee that we will successfully raise all the funding we require in this offering. Depending on the amount of funding we receive in this offering, as well as other factors, we may in the future seek additional capital from public or private offerings of our capital stock or borrow additional amounts under new credit lines or from other sources. If we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, we may incur significant financing costs, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaborations, licensing, joint ventures, strategic alliances, partnership arrangements or other similar arrangements, it may be necessary to relinquish valuable rights to the MODD1 pump or our potential future products or proprietary technologies or grant licenses on terms that are not favorable to us.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are not able to secure additional equity funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical studies, development programs or future commercialization initiatives. In addition, any additional equity funding that we do obtain will dilute the ownership held by our existing equity holders. The amount of this dilution may be substantially increased if the trading price of our common stock is lower at the time of any financing. Regardless, the economic dilution to stockholders will be significant if our stock price does not increase significantly, or if the effective price of any sale is below the price paid by a particular stockholder. Any debt financing that we obtain in the future could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for such financing that we will require, and we do not have commitments from any third parties to provide any future debt financing. If we fail to obtain funding as needed, we may be forced to cease or scale back operations, and our business, prospects, results of operations, financial condition and stock price would be adversely affected.

We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully complete our studies and/or implement our existing and new products. If we fail to do so, it could materially harm our business and impair the value of our common stock. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business, conducting research, and developing new products. These include, but are not limited to, inadequate funding, failure to obtain regulatory approval, unforeseen research issues, lack of consumer, physician or third-party payor acceptance, competition, sluggish product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

The amount of financing we require will depend on a number of factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if our funding requirements increase or are otherwise greater than we expect.

Our future funding requirements will depend on many factors, including, but not limited to:

●	the testing costs for our insulin pump product candidate and other development activities conducted by us directly, and our ability to successfully conclude the studies and activities and achieve favorable results;

●	our ability to attract future strategic partners to pay for or share costs related to our product development efforts;

●	the costs and timing of seeking and obtaining regulatory clearance and approvals for our product candidate;

●	the costs of filing, prosecuting, maintaining and enforcing any patents and other intellectual property rights that we may have and defending against potential claims of infringement;

●	decisions to hire additional scientific, engineering or administrative personnel or consultants;

●	our ability to manage administrative and other costs of our operations; and

●	the presence or absence of adverse developments in our research program.

If any of these factors cause our funding needs to be greater than expected, our operations, financial condition, ability to continue operations and stock price may be adversely affected.

Our future cash requirements may differ significantly from our current estimates.

Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:

●	the costs and results of our clinical studies regarding our insulin pump product candidate;

●	the time and costs involved in obtaining regulatory clearance and approvals;

●	whether we are able to obtain funding under future licensing agreements, strategic partnerships, or other collaborative relationships, if any;

●	the costs of compliance with laws, regulations, or judicial decisions applicable to us; and

●	the costs of general and administrative infrastructure required to manage our business and protect corporate assets and stockholder interests.

If we fail to raise additional funds on a timely basis, even after the completion of this offering, we will need to scale back our business plans, which would adversely affect our business, prospects, results of operations, financial condition, and stock price, and we may even be forced to discontinue our operations and liquidate our assets.

Technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete.

The diabetes treatment market is subject to rapid technological change and product innovation. Our insulin pump is based on our proprietary technology, but a number of companies, medical researchers and existing pharmaceutical companies are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs and other therapeutics for the monitoring, treatment and/or prevention of insulin-dependent diabetes. Any technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete, which, since our insulin pump is our only product candidate, would have a material adverse effect on our business, prospectus, results of operations and financial condition and could result in stockholders losing their entire investment.

Any failure to attract and retain skilled directors, executives, employees and consultants could impair our product development and commercialization activities.

Our business depends on the skills, performance, and dedication of our directors, executive officers and key engineering, scientific and technical advisors. Many of our current engineering or scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, which may affect their ability to provide services to us in a timely manner. We will need to recruit additional directors, executive management employees, and advisers, particularly engineering, scientific and technical personnel, which will require additional financial resources. In addition, there is currently intense competition for skilled directors, executives and employees with relevant engineering, scientific and technical expertise, and this competition is likely to continue. If we are unable to attract and retain persons with sufficient engineering, scientific, technical and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our business, prospects, results of operations and financial condition.

Our operations are substantially dependent upon key personnel.

Our performance is substantially dependent on the continued services and performance of our senior management and certain other key personnel The loss of services of any of our executive officers or other key employees could have a material adverse effect on our business, financial condition and results of operations. In addition, any future expansion of our business will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled managerial, marketing, customer service and manufacturing personnel, and our inability to do so could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on the performance and continued engagement of our Chairman, President and Principal Financial Officer.

We are dependent on the performance and continued engagement of Paul DiPerna, our Chairman, President and Principal Financial Officer. Although we believe we will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market, sell, and enhance our products. While Mr. DiPerna is currently devoting his full-time working efforts to us, other employees and consultants may only be available to us on a part-time basis. The loss of one or more of our key employees, especially Mr. DiPerna, or our inability to hire and retain other qualified employees, including but not limited to research and development, sales, manufacturing, and administrative support staff, could have a material adverse effect on our business, prospects, results of operations and financial condition.

We have limited internal research and development personnel, making us dependent on consulting relationships.

We consider research and development to be an important part of the process of designing, developing, obtaining regulatory required approvals and the eventual commercialization of our insulin pump. We continue to incur increased research and development expenditures, which are primarily attributable to effort and expenses incurred in designing and developing our innovative insulin pump. We expect to continue to incur substantial costs related to research and development.

We will need to outsource and rely on third parties for various aspects relating to the development, manufacture, sales and marketing of our insulin pump as well as in connection with assisting us in the preparation and filing of our FDA submission, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We are dependent on consultants for important aspects of our product development strategy. We do not have the required financial resources and personnel to carry out independently the development of our product candidate, and do not have the capability or resources to manufacture, market or sell our current product candidate. As a result, we contract with and rely on third parties for important functions, including in connection with the development and finalization of our insulin pump, the preparation and filing of our FDA submission and eventual manufacturing and commercialization of our product candidate. We have recently entered into several agreements with third parties for such services. If problems develop in our relationships with third parties, or if such parties fail to perform as expected, it could lead to delays or lack of progress in obtaining FDA clearance, significant cost increases, changes in our strategies, and even failure of our product initiatives.

We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

We may seek to enter into a strategic alliance with a diabetes-related service providing company for the further development and approval of our insulin pump product candidate. At this time, we have not entered into any such strategic alliance. Strategic alliances, if entered into, could potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the product that we are currently developing or a product we may explore in the future. We cannot give any assurance that we will be able to enter into strategic relationships with a diabetes-related service providing company or others in the near future or at all. In addition, we cannot assure you that any agreements that we do reach will allow us to achieve our goals or that such grants will be on terms that prove to be economically beneficial to us. When we do enter into strategic or contractual relationships, we become dependent on the successful performance of our partners or counter-parties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts. See “Our Business -Employees” below.

We may not receive the necessary regulatory clearance or approvals for our insulin pump, and failure to timely obtain necessary clearances and/or approvals could harm our then operations, including our ability to commercialize our product candidate.

Before we can market a new medical device, such as our insulin pump, we must first receive clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the “FDCA.” In the 510(k) clearance process, before a device may be marketed, the FDA must determine that such proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to a premarket approval (PMA) and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device.

Certain future modifications made to our product candidate, which we currently expect to be cleared through 510(k), may require a new 510(k) clearance. The 510(k) clearance process can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can last longer. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory authorizations could harm our business, including our ability to commercialize our product candidate and our stockholders could lose their entire investment. Furthermore, even if we are granted the required regulatory authorizations, such authorizations may be subject to significant limitations on the indicated uses for the device, which may limit the market for our product candidate.

If the FDA requires us to go through a lengthier, more rigorous examination for our product candidate than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval for our insulin pump medical device for many reasons, including, for example:

●	our inability to demonstrate to the satisfaction of the FDA that our product candidate is substantially equivalent to the proposed predicate device;

●	the disagreement of the FDA with the design or implementation of our performance testing protocols or the interpretation of data from our performance testing;

●	the data from performance testing may be insufficient to support a determination of substantial equivalence or that our device meets required special controls or applicable performance standards;

●	our inability to demonstrate that the benefits of our pump outweigh the risks;

●	the manufacturing process or facilities we intend to use may not meet applicable requirements; for example, we experienced issues maintaining insulin stability on an initial version of our pump product candidate, and we attributed this issue to the materials used in the production of our product; we believe we have made the necessary changes to our materials and process to address this issue and will be completing the required testing prior to our FDA submission; and

●	the potential for approval policies or regulations of the FDA to change significantly in a manner rendering our data or regulatory filings insufficient for clearance or approval.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our product candidate or impact our ability to modify our product candidate after clearance on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain clearance for our pump, increase the costs of compliance or restrict our ability to maintain our current approval.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of data supporting the safety and performance of the product candidates during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence.

Obtaining marketing authorization in the United States will not obviate the need to obtain marketing authorization in other jurisdictions We must obtain approval from foreign regulatory authorities before we can market and sell any of our product candidates in countries outside the United States. We will incur additional costs in seeking such approvals, may experience delays in obtaining such approvals and cannot be certain that such approvals will be granted.

The development, manufacture, and marketing of our product candidates outside the United States is subject to government regulation. In most foreign countries, we must complete rigorous pre-clinical testing and extensive human clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product. If foreign regulatory authorities grant regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Expanded or additional indications for approved devices may not be approved, which could limit our potential revenues. Foreign regulatory authorities may refuse to grant any approval. Consequently, even if we believe that pre-clinical and clinical data are sufficient to support regulatory approval for our products, foreign regulatory authorities may not ultimately grant approval for commercial sale in any jurisdiction. If our product candidates are not approved in such jurisdictions, our ability to generate revenues will be limited and our business will be adversely affected.

Our competitors may develop products that are more effective, safer and less expensive than ours.

Existing insulin pumps are expensive, with the more popular models having purchase prices exceeding $4,000 for individuals without health insurance and often require significant patient copays. Others have daily use costs that exceed the reimbursement rates of many health insurance plans, forcing some users to spend thousands of dollars a year in copays. We believe this makes insurers hesitant to pay for any pumps and places pumps out of reach for many patients who cannot afford such out of pocket expenses.

We are engaged in the diabetes treatment sector of the healthcare marketplace, which is intensely competitive. There are current products that are quite effective at addressing the effects of diabetes, and we expect that new developments by other companies and academic institutions in the areas of diabetes treatment will continue. If approved for marketing by the FDA, depending on the approved clinical indication, our product will be competing with existing and future products related to treatments for diabetes.

Our competitors may:

●	develop product candidates and market products that increase the levels of safety or efficacy that our product candidates will need to show in order to obtain regulatory approval;

●	develop product candidates and market products that are less expensive or more effective than ours;

●	commercialize competing products before we can launch any products we are working to develop;

●	hold or obtain proprietary rights that could prevent us from commercializing our products; or

●	introduce therapies or market medical products that render our potential product candidates obsolete.

We expect to compete against large medical device companies, such as Medtronic, Inc., Tandem Diabetes Care, Inc. and Insulet Corporation and smaller companies that are collaborating with larger medical device companies, new companies, academic institutions, government agencies and other public and private research organizations. These competitors, in nearly all cases, produce similar products relative to the treatment of diabetes and have substantially greater financial resources than we do. Our competitors also have significantly greater experience in:

●	developing medical device and other product candidates;

●	undertaking testing and clinical studies;

●	building relationships with key customers and opinion-leading physicians;

●	obtaining and maintaining FDA and other regulatory approvals;

●	formulating and manufacturing medical devices;

●	launching, marketing and selling medical devices;

●	providing management oversight for all of the above-listed operational functions; and

●	obtaining insurance coverage and reimbursement for our product.

If we fail to achieve acceptance over other existing or newly developed products, we may be unable to obtain regulatory approval or successfully commercialize our MODD1 insulin pump product candidate or any future products. If our competitors’ market medical devices that are less expensive, safer or more effective than our insulin pump, or that gain or maintain greater market acceptance, we may not be able to compete effectively, which would adversely affect our business, prospects, results of operations and financial condition. See “Business - Competition.”

We expect to rely on third-party manufacturers and will be dependent on their quality and effectiveness.

Our insulin pump requires precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards, including failure to detect or control anticipated or unanticipated manufacturing errors or the frequent occurrence of such errors, could result in patient injury or death, discontinuance or delay of ongoing or planned clinical studies, delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals and other problems that could seriously hurt our business. Contract medical device manufacturers often encounter difficulties involving production yields, quality control and quality assurance and shortages of qualified personnel. These manufacturers are subject to stringent regulatory requirements, including the FDA’s current good-manufacturing-practices regulations. If our contract manufacturers fail to maintain ongoing compliance at any time, the production of our product could be interrupted, resulting in delays or discontinuance of our clinical studies, additional costs and loss of potential revenues.

We may not be able to successfully scale-up manufacturing of our product candidate in sufficient quality and quantity, which would delay or prevent us from developing our product candidate and commercializing our product candidate.

In order to conduct larger-scale or late-stage clinical studies and for commercialization of our insulin pump, if 510(k) clearance is granted, we will need to manufacture it in larger quantities. We may not be able to successfully increase the manufacturing capacity for our product candidate in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If we are unable to successfully scale up the manufacture of our product candidate in sufficient quality and quantity, the development and testing of our product candidate and regulatory approval or commercial launch may be delayed, which could significantly harm our business.

We are dependent upon third-party suppliers to manufacture our product, and this makes us vulnerable to supply shortages and price increases; we may not be able to obtain an adequate supply of components on a timely basis or at all.

The future manufacture of our product will require the timely delivery of sufficient amounts of components from multiple suppliers in various countries. We intend to work closely with our suppliers to ensure continuity of supply, but we cannot guarantee these efforts will be successful. Due to the supply chain issues experienced by the semiconductor industry, at times, we have experienced delays obtaining integrated circuits from certain suppliers. We may need to enter into “take or pay” contracts with suppliers. We have also seen price increases for various components. We do not have supply agreements with any of our suppliers, and we make purchases based on individual purchase orders. An interruption, delay, or inability to obtain components from our third-party suppliers at acceptable prices in a timely manner, could hinder our ability to manufacture our products and have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be subject to potential product liability and other claims that could materially impact our business and financial condition.

The development and sale of our insulin pump exposes us to the risk of significant damages from product liability and other claims, and the use of our product candidate in clinical studies may result in adverse effects from liability claims. We cannot predict all the possible harms or adverse effects that may result. We intend to obtain product liability insurance to provide some protection from claims. Nonetheless, we may not have sufficient resources to pay for any liabilities resulting from a personal injury or other claim, even if it is partially covered by insurance. In addition to the possibility of direct claims, we may be required to indemnify third parties against damages and other liabilities arising out of our development, commercialization and other business activities, which would increase our liability exposure. If third parties that have agreed to indemnify us fail to do so, we may be held responsible for those damages and other liabilities as well.

Legislative, regulatory, or medical cost reimbursement changes may adversely impact our business.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to the health care system in the U.S. and in other jurisdictions may change the nature of and regulatory requirements relating to innovations in medical devices, testing and regulatory approvals, limit or eliminate payments for medical procedures and treatments, or subject the pricing of medical devices to government control. In addition, third-party payors in the U.S. are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Significant changes in the health care system in the U.S. or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our projected future operating results and our ability to raise capital, commercialize products, and remain in business.

We are subject to extensive regulation by the U.S. Food and Drug Administration, which could restrict the sales and marketing of our insulin pump and could cause us to incur significant costs.

Our insulin pump is subject to extensive regulation by the FDA. These regulations relate to manufacturing, labeling, sale, promotion, distribution and shipping. Before a new medical device, or a new intended use of a legally marketed device, can be marketed in the United States, it must be cleared or approved by FDA through the applicable premarket review process (510(k), PMA, or de novo classification), unless an exemption applies. If we receive 510(k) clearance for our insulin pump, we may be required to obtain new 510(k) clearances for significant post-market modifications to the pump. Each premarket submission and review process can be expensive and lengthy, and entail significant user fees, unless exempt.

Medical devices may be marketed only for the indications for which they are approved or cleared. Further, 510(k) clearances can be revoked if safety or effectiveness problems develop once the device is on the market.

The current regulatory requirements to which we are subject may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by the FDA, which may include any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notification, or orders for repair, replacement or refunds;

●	voluntary or mandatory recall or seizure of our current or future products;

●	administrative detention by the FDA of medical devices believed to be adulterated or misbranded;

●	imposing operating restrictions, suspension or shutdown of production;

●	refusing our requests for 510(k) clearance, PMA or de novo classification of any new products, new intended uses or modifications to our insulin pump;

●	rescinding 510(k) clearance that has already been granted; and

●	criminal prosecution.

The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in stockholders losing their entire investment.

Although our insulin pump product candidate does not presently require clinical trials to apply to the FDA for clearance and even if a clinical trial is completed, the results of our clinical testing may not demonstrate the safety and efficacy of the device or may be equivocal or otherwise not be sufficient for us to obtain approval of our product candidate.

Clinical trials are almost always required to support a PMA application and may also be required to support 510(k) submissions although at this time ours does not require a PMA. If the device presents a “significant risk” to human health as defined by the FDA, the FDA requires the study sponsor to submit an investigational device exemption (“IDE”) application and obtain IDE approval prior to commencing human clinical trials. The IDE must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. An IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA denies the application or notifies the sponsor that the investigation is on hold and may not begin until the sponsor provides supplemental information about the investigation that satisfies the agency’s concerns. The FDA may also notify the sponsor that the study is approved as proposed. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification of the study, the FDA may permit a clinical trial to proceed under a conditional approval. Furthermore, the agency may withdraw approval of an IDE under certain circumstances. Clinical trials for a significant risk device may begin once an IDE is approved by the FDA and the appropriate Institutional Review Board (“IRB”) at each clinical trial site. If the product is deemed a “non-significant risk” device, IDE approval from the FDA would not be required, but the clinical trial would need to meet other requirements including IRB approval. Our clinical trials must be conducted in accordance with FDA regulations and federal and state regulations concerning human subject protection, including informed consent and healthcare privacy. A clinical trial may be suspended by the FDA or at a specific site by the relevant IRB at any time for various reasons, including a determination that the risks to the trial participants outweigh the benefits of participation in the clinical trial. Even if a clinical trial is completed, the results of our clinical testing may not demonstrate the safety and efficacy of the device or may be equivocal or otherwise not be sufficient for us to obtain approval of our product.

Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product candidate and research technologies.

We have applied to the U.S. Patent and Trademark Office (the USPTO) and various foreign patent agencies for patents on our proprietary fluid movement technology and our insulin delivery methodology. To date, the USPTO has granted three patents to us, and we have additional applications pending and in various stages of review by the USPTO and foreign patent agencies. There can be no assurance that we will be issued additional patents by the USPTO or foreign patent agencies and that any of our patents will prevent other companies from competing with us. We will continue to attempt to patent our innovations, as appropriate, to help ensure a sustainable competitive advantage.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering health care product inventions, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in medical device patents. Thus, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If, at some point in the future, one or more products resulting from our product candidates is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us to obtain FDA approval.

If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our product candidate depends on our ability to use, manufacture and sell our product candidate without infringing the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the diabetes medical device area. There may be existing patents, unknown to us, on which our activities with our insulin pump candidate could infringe.

If a third party claims that our actions infringe on its patents or other proprietary rights, we could face a number of issues that could materially harm our competitive position, including, but not limited to:

●	infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process and divert management’s attention from our core business operations;

●	An order that we pay substantial damages for infringement, including consequential damages for lost of profits or market share, if a court determines that our products or technologies infringe on a third party’s patent or other proprietary rights;

●	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and

●	even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price.

If we are unable to protect the confidentiality of our proprietary information, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented technology, trade secrets and know-how. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our officers, employees, contractors and other service providers and with parties with which we do business. These agreements may be breached, which breach may result in the misappropriation of such information, and we may not have adequate remedies for any such breach. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology.

Moreover, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our officers, employees, contractors, other service providers, or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition, and results of operations.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to gain and maintain a competitive advantage. The following examples are illustrative:

●	others may be able to make devices that are similar to our insulin pump but that are not covered by the claims of the patents that we own;

●	we or any collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own;

●	we might not have been the first to file patent applications covering certain of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	it is possible that our pending patent applications will not lead to issued patents;

●	issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

●	our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and

●	we may not develop additional proprietary technologies that are patentable.

Healthcare reform and drug-pricing reform laws could adversely affect our product candidate and financial condition.

In the United States, there have been, and continue to be, a number of legislative initiatives to contain healthcare costs. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (ACA), was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the ACA implemented payment system reforms, including a national pilot program on payment bundling to encourage hospitals, physicians, and other providers to improve the coordination, quality, and efficiency of certain healthcare services through bundled payment models and expanded the eligibility criteria for Medicaid programs. Since its enactment, there have been judicial, executive, and Congressional challenges to certain aspects of the ACA. It is unclear how the ACA and its implementation, as well as efforts to repeal or replace, or invalidate, the ACA, or portions thereof, will affect our insulin pump or our business. Additional legislative changes, regulatory changes, and judicial challenges related to the ACA remain possible. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize our insulin pump and achieve profitability. We have assumed in all of our financial projections that there is not an increase in the reimbursement for our product through the pharmacy or durable medical equipment routes.

President Biden intends, as his predecessor did, to take action against drug prices which are considered “high.” Drug pricing continues to be a subject of debate at the executive and legislative levels of U.S. government. The American Rescue Plan Act of 2021 includes a provision that will eliminate the statutory cap on rebates drug manufacturers pay to Medicaid beginning in January 2024. With the elimination of the rebate cap, manufacturers may be required to compensate states in an amount greater than what the state Medicaid programs pay for the drug. Additionally, the Inflation Reduction Act of 2022 contains substantial drug pricing reforms, including the establishment of a drug price negotiation program within the U.S. Department of Health and Human Services that would require manufacturers to charge a negotiated “maximum fair price” for certain selected drugs or pay an excise tax for noncompliance, the establishment of rebate payment requirements on manufacturers of certain drugs payable under Medicare Parts B and D to penalize price increases that outpace inflation, and requires manufacturers to provide discounts on Part D drugs. Substantial penalties can be assessed for noncompliance with the drug pricing provisions in the Inflation Reduction Act of 2022. The Inflation Reduction Act of 2022 could have the effect of reducing the prices we can charge and reimbursement we receive for our products, if approved, thereby reducing our profitability, and could have a material adverse effect on our financial condition, results of operations and growth prospects. The effect of Inflation Reduction Act of 2022 on our business and the pharmaceutical industry in general is not yet known.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. We expect that additional federal, state and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for our products, once approved, or additional pricing pressures.

These and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any current product or future product candidate. Any reduction in reimbursement from Medicare or other government healthcare programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for drugs. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of any current or future product candidates, if any, may be. In addition, increased Congressional scrutiny of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

Even if we are able to obtain all regulatory approvals and have completed all other steps needed to be taken to commercialize our insulin pump, if we or any contract manufacturers we select fails to comply with the FDA’s quality system regulations, the manufacturing and distribution of our product candidate could be interrupted, and our product sales and operating results could suffer.

A material step in the process of the commercialization of our product candidate will involve selecting a manufacturer or manufacturers for our pump. We and any future contract manufacturers of our insulin pump will be required to comply with the FDA’s quality system regulations, which impose a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of medical devices. The FDA enforces its quality system regulations through periodic unannounced inspections. We cannot assure you that, in the future, any manufacturing facilities owned by us or any contract manufacturer will pass any quality system inspection. In the event that our or any contract manufacturer’s facilities fails a quality system inspection, the manufacturing or distribution of our product candidate could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of any packaging and labeling operations or then manufacturing operations of any contract manufacturers, or a recall of our insulin pump. If any of these events were to occur, we at such time would not be able to provide our customers with the quantity of insulin pumps that they require on a timely basis, our reputation could be harmed and we could lose any customers we then have, any or all of which could have a material adverse effect on our business, financial condition and results of operations.

We may bring infringement claims or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming, could result in meritorious counterclaims against us and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the grounds that the other party’s activities are not covered by our patents. See “Business - Patents,” below.

We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which would have a significant effect on our business.

Inventions discovered in the course of performance of contracts with third parties or contractors may become jointly owned by such third party contractors and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions or jointly developed improvements thereto. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business.

Assuming our insulin pump receives FDA clearance or approval, our insulin pump will still be subject to recalls, which would harm our reputation, business operations and financial results.

Even assuming we obtain FDA approval or clearance with regard to our insulin pump, the FDA has the authority to require the recall of our pump if we commence manufacturing of our insulin pump and we or any contract manufacturers we retain fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of the device. A government-mandated recall could occur if the FDA finds that there is a reasonable probability that our device would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. Any recall would divert management’s attention and financial resources and harm our reputation with customers. A recall involving our insulin pump would be particularly harmful to our business, financial condition and results of operations because it is currently our only product candidate.

Any disruption and/or instability in economic conditions and capital markets could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

Negative economic conditions and instability or uncertainty in the financial markets could have a negative impact on our ability to access the capital markets, and thus have a negative impact on our then operations and liquidity. We face certain risks in the event of a sustained deterioration of financial market liquidity, as well as in the event of sustained deterioration in the liquidity, or failure, of our banking, cash management and custodial financial institutions. A general shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession in the future. If such occurred, we would face significant challenges if conditions in the capital markets did not improve. Our ability to access the capital markets under such circumstances could be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital under such circumstances, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long such negative conditions might continue.

Because our current insulin pump is still in the pre clearance stage with the FDA, it does not have reimbursement and is not approved for insurance coverage. If in the future we are cleared for and are otherwise able to commercialize our insulin pump, but are unable to obtain adequate reimbursement or insurance coverage for such product candidate from third-party payors, we will be unable to generate significant revenue.

Because our current insulin pump is still in the pre clearance by the FDA stage, it does not have reimbursement and is not approved for insurance coverage. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain. In the United States, patients using insulin pumps are generally reimbursed for all or part of the product cost by Medicare or other third-party payors. Any future commercial success of our insulin pump will be substantially dependent on whether third-party coverage and reimbursement is available for future customers. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not cover or provide adequate reimbursement for our insulin pump, assuming we are able to fully develop and obtain all regulatory approval to market it in the United States. In addition, in certain countries, no uniform policy of coverage and reimbursement for medical device products and services exists among third-party payors. Therefore, coverage and reimbursement for medical device products and services can differ significantly from payor to payor. In addition, payors continually review new technologies for possible coverage and can, without notice, deny coverage for these new products and procedures. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained, or maintained if obtained. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for reimbursement before it can be approved for sale in that country. Further, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. Accordingly, unless government and other third-party payors provide coverage and reimbursement for our insulin pump, patients may not use it, which would cause investors to lose their entire investment.

We are subject to oversight by the SEC and other regulatory agencies. Investigations by those agencies could divert management’s focus and could have a material adverse effect on our reputation and financial condition.

We are subject to the regulation and oversight of the SEC and state regulatory agencies, in addition to the FDA. As a result, we may face legal or administrative proceedings by these agencies. We are unable to predict the effect of any investigations on our business, financial condition or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

We are a “smaller reporting company,” and are subject to lesser disclosure obligations in our SEC filings compared to other issuers. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our operating results and financial prospects.

We do not expect any cash dividends to be paid on our shares of common stock for the foreseeable future.

We have never declared or paid a cash dividend and we do not anticipate declaring or paying dividends on our common stock for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure stockholders of a positive return on their investment when they sell their shares or that stockholders will not lose the entire amount of their investment.

If the beneficial ownership of our common stock continues to be highly concentrated, it may prevent our stockholders from influencing significant corporate decisions.

As of March 24, 2023, our executive officers, directors and certain persons who may be deemed affiliates beneficially own approximately 50% of our issued and outstanding common stock. Specifically, James Besser, our chief executive officer, is the beneficial owner of approximately 29% of our outstanding capital stock. As a result, such persons may exercise substantial influence over the outcome of corporate actions requiring stockholder approval including, without limitation, the election of directors, certain mergers, consolidations and sales of all or substantially all of our assets or any other significant corporate transactions. Such persons may also vote against a change of control, even if such a change of control would benefit our other stockholders. Thus, investors in our common stock cannot reasonably expect to have any influence over the election of our directors or other matters submitted to a vote of our stockholders. Instead, our existing significant stockholders may exert a substantial influence on the election of our directors and any actions requiring or otherwise put to a stockholder vote, potentially in a manner that you do not support. The concentrated amount of control over our affairs held by a relatively few number of significant investors could serve to reduce the attractiveness or liquidity of our common stock, and thereby depress its trading price. Additionally, conflicts of interest may arise between these executive officers, directors and other affiliates, on the one hand, and us and our other stockholders, on the other hand. In resolving these conflicts of interests, these investors may favor their own interests and the interests of their affiliates, over the interests of our other stockholders, which could cause a material adverse effect on our business, prospects, financial condition and results of operations.

Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets at prices per share below the current market price of our common stock, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our shares and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. Moreover, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock and make it more difficult for us to raise additional capital. Such resulting significant downward pressure on the price of our common stock could also encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

Furthermore, we and our directors and officers and holders of more than 5% of the Company’s outstanding shares of common stock have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of three months after the date of this prospectus. The underwriter may, in its discretion, release the restrictions on any such shares at any time without notice. See “Underwriting.” We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

Our articles of incorporation allow for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Currently, our board of directors has the authority to designate and issue up to 5,000,000 shares of our preferred stock without further stockholder approval. In the future, our board of directors could authorize the issuance of one or more series of preferred stock that would grant to holders, among other rights, the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of our preferred shares acquired by such persons, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely affect the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. If we are unable to maintain effective internal controls, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations as a public company, including the requirements of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). In addition, we may be unable to accurately report our financial results in future periods, or report them within the timeframes required by the requirements of the SEC or the Sarbanes-Oxley Act. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in identification of additional material weaknesses or significant deficiencies, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

Furthermore, Section 404 of the Sarbanes-Oxley Act and related regulations require our management to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Based on its evaluation, our management concluded that our internal controls over financial reporting were effective as of March 31, 2022. We cannot provide assurance that, in the future, a material weakness or significant deficiency will not exist or otherwise be discovered. If that were to happen, it could harm our operating results and cause stockholders to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our securities.

Our board of directors is able to adopt recapitalizations through forward or reverse splits of our outstanding shares of common stock without stockholder approval.

Pursuant to our amended and restated articles of incorporation, our board of directors has the power, without obtaining stockholder approval, to effectuate recapitalizations of us through forward or reverse splits of our outstanding common stock. As a result of such provision, our board of directors can implement recapitalizations of us by effectuating a forward or reverse stock split of our outstanding common stock, which would increase or decrease each of our stockholder’s number of shares owned, and our stockholders will have no right to approve or disapprove any such action even if such actions have a material adverse effect on them.

Risks Related to This Offering

After this offering, we will need to raise additional capital in the future to execute our business plan.

We expect the net proceeds to us from this offering will approximate $7.0 million, which assumes that the over-allotment option is not exercised. Upon closing of this offering, we expect to have cash and cash equivalents of approximately $14.7 million. After the closing of this offering, we believe we will have adequate funds to operate our business for the at least the next nine months. During that timeframe, we intend to complete our 510(k) submission and obtain approval from the FDA, commence our initial commercialization efforts and complete our manufacturing capability. We will require additional funding to fully commercialize our pump product and bring it to market on a large scale.

We cannot be certain that additional capital, whether through selling additional debt or equity securities or obtaining a line of credit or other loan, will be available to us or, if available, will be on terms acceptable to us. If we issue additional securities to raise funds, these securities may have rights, preferences, or privileges senior to those of our common stock, and our current stockholders may experience dilution. If we are unable to obtain funds when needed or on acceptable terms, we may be required to curtail our current product development programs, cut operating costs, forego future development and other opportunities or even terminate our operations.

As we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated the net proceeds from this offering for any specific purpose, except as generally set forth under “Use of Proceeds.” As set forth therein, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways you would agree with or ways which are likely to increase the value of your investment. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company or your investment. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

The warrants included in the units in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay the exercise price per share, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Until holders of the warrants acquire common stock upon exercise of the warrants, the holders will have no rights with respect to the common stock issuable upon exercise of the warrants. Upon exercise of the warrants, the holder will be entitled to exercise the rights of a stockholder as to the security exercised only as to matters for which the record date occurs after the exercise. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Provisions of the warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our governing organizational documents, certain provisions of the warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

The warrants offered by this prospectus are speculative in nature and may not have any value.

The warrants offered by this prospectus will be exercisable for five years from the date of issuance. There can be no assurance that the market price of our common stock will ever exceed the exercise price of the warrants. In the event that our common stock price does not exceed the exercise price of the warrants during the term of the warrants, the warrants may not have any value.

There is no public market for the warrants being offered in this offering.

There is no public trading market for the warrants offered by this prospectus, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on a national securities exchange. Without an active market, the liquidity of the warrants will be limited.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

As of December 31, 2022, our net tangible book value (deficit) was approximately $8.0 million, or approximately $0.73 per share of common stock. As the effective price per share of our common stock being offered in this offering is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $3.78 per unit being sold in this offering, and our net tangible book value per share as of December 31, 2022, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $0.91 per share with respect to the net tangible book value of the common stock (assuming no exercise of the underwriter’s option to purchase additional shares). See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect the price of our common stock.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock (such as warrants, convertible debt or preferred stock) at prices that may not be the same as the price per share in this offering. We may not be able to sell shares of common stock or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares of common stock or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share in this offering. In addition, the sale of shares of common stock in this offering and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” that relate to future events or to our future operations or financial performance. Any forward-looking statement involves known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statement.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” “scheduled” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our estimates or projections of the future that are subject to known and unknown risks and uncertainties and other important factors that may cause our actual results, level of activity, performance, experience or achievements to differ materially from those expressed or implied by any forward-looking statement. Actual results, level of activity, performance, experience or achievements may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including risks and uncertainties relating, to:

●	our strategies, prospects, plans, expectations, forecasts or objectives;

●	our ability to achieve a marketable product (i.e., our insulin pump) and the costs and timing thereof;

●	acceptance of our product candidate by our target market and our ability to compete in such market;

●	our ability to raise additional financing when needed and the terms and timing thereof;

●	our ability to expand, protect and maintain our intellectual property rights;

●	our future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements, our need for additional financing or the period for which our existing cash resources will be sufficient to meet our operating requirements;

●	our analysis of the target market for our insulin pump;

●	our ability to obtain all regulatory approvals and clearances relating to our insulin pump including those of the FDA;

●	regulatory developments in the United States and other countries;

●	the timing and costs of our obtaining all regulatory approvals and clearances identified immediately above;

●	our compliance with all applicable laws, rules and regulations, including those of the SEC and the FDA;

●	our ability to compete in the diabetes marketplace with larger and more substantial medical device companies;

●	general economic, business, political and social conditions;

●	our reliance on and our ability to retain (and if necessary, timely recruit and replace) our officers, directors and key employees and their ability to timely and competently perform at levels expected of them;

●	our ability to generate significant revenues and achieve profitability;

●	our ability to manage the growth of our business;

●	our commercialization, marketing and manufacturing capabilities and strategies;

●	our ability to expand, protect and maintain our intellectual property position;

●	the success of competing third-party products;

●	our ability to fully remediate our identified internal control material weaknesses;

●	our ability to meet the initial or continuing listing requirement of the Nasdaq Capital Market;

●	our ability to comply with regulatory requirements relating to our business, and the costs of compliance with those requirements, including those on data privacy and security;

●	the specific risk factors discussed under the heading “Risk Factors” set forth in this prospectus; and

●	various other matters, many of which are beyond our control.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $7,031,490, based on an assumed public offering price of $3.78 per unit which is based on the last reported sale price of our common stock on the Nasdaq Capital Market on May 2, 2023, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

As of December 31, 2022, we had cash and cash equivalents of approximately $7.7 million. We currently expect to use the net proceeds from this offering, together with the $7.7 million of cash and cash equivalents, primarily for the following purposes:

●	Approximately $10,900,000 to fund research and development for new products and improvements to our initial pump product candidate including, but not limited to, hiring of key personnel, and costs for continued research activities;

●	Approximately $1,500,000 for the initial development of our sales, marketing and administrative capabilities and organization, including but not limited to adding additional staff, public relations and advertising;

●	Approximately $2,000,000 for the continued development of our manufacturing and production capability, including personnel costs and capital expenditures; and

●	The remainder for working capital, other capital expenditures and general corporate purposes.

We believe that our existing cash and cash equivalents, along with the net proceeds from this offering, together with interest on cash balances, will be sufficient to fund our operating expenses and capital expenditure requirements through at least the next 12 months. The amount and timing of our actual expenditures and actual use of the net proceeds of the offering will depend upon numerous factors, including the timing of our submission to the FDA for 510(k) clearance of our product candidate, which is necessary to commence commercialization, the timing and results of our product launch, including all commercialization activities, the progress of our continuing product research and development activities, our ability to establish our outsourced manufacturing operations, and our ability to add the required staff to execute our business plan, any collaborations that we may enter into with third parties, and any unforeseen delays or cash needs.

Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business conditions. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue these certain of these activities if the net proceeds from this offering and the other sources of cash are less than, or do not last as long as, expected. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies.

Pending their use, we plan to invest the net proceeds from this offering in high-quality, short-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our board of directors, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our common stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2022.

●	an actual basis; and

●	on a pro-forma basis to give effect to the issuance and sale of the units by us in this offering at the assumed public offering price of $3.78 per unit, after deducting underwriting discussions and commissions and estimated offering expenses payable by us for net proceeds of $7,031,490, which assumes that the over-allotment option is not exercised.

The as adjusted information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our financial statements and the related notes thereto included elsewhere in this prospectus and the information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of December 31, 2022
	Unaudited
	Actual	Pro Forma(1)
Cash and cash equivalents	$7,690,957	$14,722,447
Stockholders’ equity:
Preferred stock, par value $0.001; 5,000,000 shares authorized and undesignated, actual, pro forma; no shares issued and outstanding, actual or pro forma	—
Common Stock, $0.001 par value, 50,000,000 shares authorized; 10,932,098 shares issued and outstanding, actual; 14,979,718 shares issued and outstanding, pro forma	10,932	15,165
Additional paid-in capital	52,900,066	59,927,323
Accumulated deficit	(44,887,453)	(44,887,453)
Total stockholders’ equity	$8,023,545	$15,055,035
Total capitalization	$8,738,842	$15,770,332

(1)	If the underwriter’s option to purchase up to an additional 634,920 shares of our common stock and warrants to purchase an additional 317,460 shares of our common stock is exercised in full, and assuming no exercise of the warrants, (i) we would receive approximately $1,116,000 in additional net proceeds, based on the assumed initial public offering price per unit of $3.78, which is based on the last reported sale price of our common stock on the Nasdaq Capital Market on May 2, 2023, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) cash and cash equivalents, total stockholders’ equity and total capitalization would each also increase by approximately $1,116,000.

Each $1.00 increase (decrease) in the assumed public offering price of $3.78 per unit would increase (decrease) the as-adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $1,968,000, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of units we are offering. Each increase (decrease) of 100,000 units in the number of units we are offering would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $351,500, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding after this offering is based on 10,932,098 shares of our common stock outstanding as of December 31, 2022, and excludes:

●	2,116,402 shares of our common stock issuable upon the exercise of the warrants to be issued as part of the units;

●	296,296 shares of common stock issuable upon exercise by the underwriter of the underwriter’s Warrants;

●	2,174,198 shares of our common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $5.69 per share;

●	767,796 shares of our common stock issuable upon the exercise of warrants with an exercise price of $6.00 per share;

●	5,449,478 shares of our common stock issuable upon the exercise of warrants with an exercise price of $6.60 per share;

●	1,348,314 shares of our common stock issuable upon exercise of pre-funded warrants with an exercise price of $0.01 per share; and

●	445,559 shares of our common stock reserved for issuance pursuant to future awards under our Amended 2017 Equity Incentive Plan, or the 2017 Plan.

DILUTION

Each unit, with an assumed public offering price of $3.78 per unit, which is based on the last reported sale price of our common stock on The Nasdaq Capital Market on May 2, 2023, consists of two shares of common stock and one warrant to purchase one share of common stock.

If you invest in our units, your interest will be diluted immediately to the extent of the difference between the offering price per share of our common stock that is part of the unit and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

As of December 31, 2022, our historical net tangible book value, which represents our total tangible assets less total liabilities, was approximately $8.0 million, or $0.73 per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets reduced by total liabilities, divided by 10,932,098, the number of shares of common stock outstanding on December 31, 2022.

After giving effect to the sale of the units, at the assumed offering price of $3.78 per unit, which is based on the last reported sale price of our common stock on The Nasdaq Capital Market on May 2, 2023, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, but assuming no exercise of the warrants offered hereby or the underwriter’s warrant, our net tangible book value as of December 31, 2022 would have been $15,055,060 or $0.99 per share of common stock. This amount represents an immediate increase in net tangible book value of $0.26 per share to our existing stockholders. Investors purchasing our common stock in this offering will have paid $0.90 more than the as adjusted net tangible book value per share of common stock after this offering.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$1.89
Historical net tangible book value per share as of December 31, 2022	$0.73
Increase in net tangible book value per share attributable to new investors	$0.26
Net tangible book value per share after the offering		0.99
Dilution per share to new investors		$0.90

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

Each $1.00 increase (decrease) in the assumed public offering price of $3.78 per unit would increase (decrease) our net tangible book value after this offering by approximately $1,968,000 per share, and increase (decrease) the dilution per share to new investors by approximately $0.13 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us full.

The number of shares of our common stock to be outstanding after this offering is based on 10,932,098 shares of our common stock outstanding as of December 31, 2022, and excludes:

●	2,116,402 shares of our common stock issuable upon the exercise of the warrants to be issued as part of the units;

●	296,296 shares of common stock issuable upon exercise by the underwriter of the underwriter’s warrants;

●	2,174,198 shares of our common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $5.69 per share;

●	767,796 shares of our common stock issuable upon the exercise of warrants with an exercise price of $6.00 per share;

●	5,449,478 shares of our common stock issuable upon the exercise of warrants with an exercise price of $6.60 per share;

●	1,348,314 shares of our common stock issuable upon exercise of pre-funded warrants with an exercise price of $0.01 per share; and

●	445,559 shares of our common stock reserved for issuance pursuant to future awards under the 2017 Plan.

If the shares described above that are reserved for issuance to the holders of our options and under our 2017 Plan are issued, or we otherwise issue additional shares of common stock in the future, there could be further dilution to investors participating in this offering. In addition, we anticipate needing to raise additional capital before generating positive cash flows and we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

If the underwriter exercises its option to purchase additional shares of our common stock and warrants full, the pro forma as adjusted net tangible book value after this offering would be $1.02 per share, the increase in pro forma net tangible book value would be $0.29 per share and the dilution to new investors would be $0.87 per share, in each case assuming an public offering price of $3.78 per unit, which is based on the last reported sale price of our common stock on the Nasdaq Capital Market on May 2, 2023.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis in conjunction with our unaudited condensed consolidated financial statements and the notes to those financial statements for the three and nine months ended December 31, 2022 and December 31, 2021 and our audited consolidated financial statements and notes to those financial statements for the years ended March 31, 2022 and March 31, 2021, in each case, included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Company Overview

We are a development-stage medical device company focused on the design, development and commercialization of an innovative insulin pump using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of a novel two-part patch pump, our MODD1 product, we seek to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care that presently-available insulin pumps provide. By simplifying and streamlining the user experience from introduction, prescription, reimbursement, training and day-to-day use, we seek to expand the wearable insulin delivery device market beyond the highly motivated “super users” and expand the category into the mass market. The product seeks to serve both the type 1 and the rapidly growing, especially in terms of device adoption, type 2 diabetes markets.

Historically, we have financed our operations principally through private placements and public offerings of our common stock and sales of convertible promissory notes. Based on our current operating plan, we believe we have adequate cash for at least the next 12 months. Our long-term ability to continue as a going concern depends on our ability to raise additional capital, through the sale of equity or debt securities, to support our future operations. If we are unable to secure additional capital, we will be required to curtail our research and development initiatives and take additional measures to reduce costs. We have provided additional disclosure in Note 1 to the consolidated financial statements in Item 1 of this Registration Statement and under Liquidity and Capital Resources below.

Recent Economic Disruptions

The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This negatively affected the U.S. and global economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in- place” and created significant disruption of the financial markets during 2020, 2021 and into 2022. While the national emergency is set to expire in May 2023 and most closures and “shelter-in-place” orders have ended, there can be no assurance that the COVID-19 pandemic will not impact on our operational and financial performance in the future, as the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread are uncertain, out of our control, and cannot be predicted.

The Russian invasion of Ukraine in February 2022 has led to further economic disruptions. Mounting inflationary costs pressures and recessionary fears have negatively impacted the global economy. During the third quarter of 2022, the U.S. Federal Reserve continued to aggressively address elevated inflation by increasing interest rates. The U.S. Federal reserve increased interest rates by 75 basis points in each of its meetings held in July, September and November 2022, 50 basis points in its meeting held in December 2022, and 25 basis points in its meeting held in each of February 2023 and March 2023, as inflation remains elevated. We were able to raise additional capital through equity offerings in February 2022 and May 2022, however, we will need to raise additional capital to commercialize our pump product candidate and support our operations in the future. We may be unable to access the capital markets, and additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and to our business.

For additional information on risks that could impact our future results, please refer to “Risk Factors” on page 10.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities, and expenses. On an ongoing basis, we make these estimates based on our historical experience and on assumptions that we consider reasonable under the circumstances. Actual results may differ from these estimates and reported results could differ under different assumptions or conditions. Our significant accounting policies and estimates are disclosed in Note 1 of the Notes to Consolidated Financial Statements for the year ended March 31, 2022. As of December 31, 2022, there have been no material changes to our significant accounting policies and estimates.

Results of Operations

Nine Months Ended December 31, 2022 and December 31, 2021

Research and Development

	December 31,		Change
	2022	2021	Fiscal 2022 to Fiscal 2023
Research and development – Three months ended	$2,196,546	$1,849,399	$347,147	18.8%
Research and development – Nine months ended	$6,804,069	$5,742,911	$1,061,158	18.5%

Our research and development expenses include personnel, consulting, product prototyping and other costs associated with the development and initial production of our insulin pump product. We expense research and development costs as they are incurred.

Research and development, or R&D, expenses increased for the three and nine months ended December 31, 2022 compared with the same period of fiscal 2021, primarily due to increased engineering and operations personnel costs, prototype and production component and material costs and higher stock-based compensation expenses. The increases in R&D expenses were partially offset by a decrease in consulting costs, as we reduced our utilization of consultants, as we increased our employee headcount and the consultants completed development of aspects of our pump design and features. Our full-time R&D employee headcount increased to 32 at December 31, 2022 from 18 at December 31, 2021. R&D expenses included stock-based compensation expenses of $356,752 and $204,962 for the three months ended December 31, 2022 and 2021, respectively, and $1,034,674 and $459,989 for the nine months ended December 31, 2022 and 2021, respectively. We expect research and development expenses to remain comparable for the remainder of fiscal 2023, as we continue to advance the development of our pump product and develop our manufacturing process.

General and Administrative

	December 31,		Change
	2022	2021	Fiscal 2022 to Fiscal 2023
General and administrative – Three months ended	$1,161,351	$1,981,665	$(820,314)	(41.4)%
General and administrative – Nine months ended	$3,502,029	$5,156,152	$(1,654,123)	(32.1)%

General and administrative expenses consist primarily of personnel and related overhead costs for finance, human resources, legal, marketing and general management.

General and administrative, or G&A, expenses decreased for the three months ended December 31, 2022 compared with the same period of 2021, primarily as a result of decreased stock-based compensation, personnel and benefit costs and legal fees, which in fiscal 2022 related to our public offering and listing on the Nasdaq that was completed in February 2022. These decreases were partially offset by increased consulting and professional services fees.

G&A expenses decreased for the nine months ended December 31, 2022 compared with the same period of 2021, primarily as a result of decreased stock-based compensation, personnel and benefit costs, consulting and legal fees and marketing costs. These decreases were partially offset by increased accounting fees, travel costs and office-related expenses. Our full-time G&A employee headcount increased to 3 at December 31, 2022 from 2 at December 31, 2021. G&A expenses included stock-based compensation expenses of $282,753 and $1,016,774 for the three months ended December 31, 2022 and 2021, respectively and $1,085,839 and $2,280,098 for the nine months ended December 31, 2022 and 2021, respectively. We expect G&A expenses to remain flat for the remainder of fiscal 2023.

Years Ended March 31, 2022 and March 31, 2021

Research and Development

	Years ended March 31,		Year-over-Year Change
	2022	2021	2022 to 2021
Research and development	$7,729,240	$4,083,303	$3,645,937	89.3%

Our research and development expenses include personnel, materials and supplies and other costs associated with the development of our insulin pump product candidate. We expense research and development costs as they are incurred.

Research and development, or R&D, expenses increased in fiscal 2022 compared with fiscal 2021 primarily due to increased consulting costs, engineering and operations personnel, stock compensation expense and materials and supplies expenditures. Our R&D employee headcount increased to 23 at March 31, 2022, from 17 at March 31, 2021. R&D expenses included stock-based compensation expenses of $758,938 and $390,045 for fiscal 2022 and fiscal 2021, respectively. We expect R&D expenses to continue to increase in fiscal 2023, as we complete the development of our pump product candidate, engage third parties to test our product and develop a low-volume manufacturing process.

General and Administrative

	Years ended March 31,		Year-over-Year Change
	2022	2021	2022 to 2021
General and administrative	$7,197,162	$3,253,412	$3,943,750	121.2%

General and administrative expenses consist primarily of personnel and related overhead costs for marketing, finance, human resources and general management.

General and administrative expenses, or G&A, increased in fiscal 2022 compared with fiscal 2021 primarily as a result of increased personnel and consulting costs, stock-based compensation expenses and professional services fees, primarily related to our financing activities, including our public offering that was completed in February 2022. G&A expenses included stock-based compensation expenses of $3,272,964 and $837,533 for fiscal 2022 and fiscal 2021, respectively. We expect G&A expenses to continue to increase in fiscal 2023, as we will increase headcount as we expand our organization to support our anticipated growth and prepare for the expected commencement of the commercialization of our product in late fiscal 2023.

Interest Expense

	Years ended March 31,		Year-over-Year Change
	2022	2021	2022 to 2021
Interest expense	$2,752,229	$39,791	$2,712,438	6,816.7%

Interest expense consisted of interest expense incurred from our convertible promissory notes, including amortization of debt issuance costs, and our promissory (bridge) note. We retired our outstanding debt in February 2022. See Notes 5 and 6 to the consolidated financial statements included in this Registration Statement for additional disclosure.

Liquidity and Capital Resources

December 31, 2022

As a development-stage enterprise, we do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses and negative cash flows in each year due to costs incurred in connection with R&D activities and G&A expenses associated with our operations. For the nine months ended December 31, 2022, we incurred a net loss of approximately $10.3 million. For the years ended March 31, 2022 and 2021, we incurred net losses of approximately $18.6 million and $7.4 million, respectively. At December 31, 2022, we had a cash balance of approximately $7.7 million and an accumulated deficit of approximately $44.9 million. When considered with our current operating plan, these conditions raise substantial doubt about our ability to continue as a going concern for a period of at least one year from the date that of issuance of the consolidated financial statements included in in this prospectus. Our consolidated financial statements do not include adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital through the sale of equity or debt securities to support our future operations, and we are currently seeking such additional financing. In May 2022, we completed a registered direct offering of securities for net proceeds of approximately $7.4 million.

Our operating needs include the planned costs to operate our business, including amounts required to fund research and development activities, including clinical studies, working capital and capital expenditures. During the nine months ended December 31, we made capital expenditures of approximately $574,000, as we have begun procuring equipment to develop a low-volume manufacturing production line to build our pump product to demonstrate and develop our manufacturing process. We expect to incur increased capital expenditures for the remainder of fiscal 2023. At December 31, 2022, we had outstanding, non-cancelable purchase orders for production equipment totaling $735,000, and we expect to receive and pay for this equipment over the following six months. Our future capital requirements and the adequacy of our available funds will depend on many factors, including, without limitation, our ability to successfully commercialize our product, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product offerings. If we are unable to secure additional capital timely, we will be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash.

For the nine months ended December 31, 2022, we used $8,184,696 in operating activities, which primarily resulted from our net loss of $10,307,682, as adjusted for stock-based compensation expenses of $2,120,513, $150,412 for issuances of shares of common stock in exchange for services and depreciation and amortization expenses of $92,616, and increased by net changes in operating lease assets and liabilities of $37,761 and operating assets and liabilities $202,794 and other immaterial adjustments. For the nine months ended December 31, 2021, we used $7,128,787 in operating activities, which primarily resulted from our net loss of $14,058,154, increased for a non-cash gain on the PPP Note extinguishment of $368,780 and net changes in operating lease assets and liabilities of $34,422, as adjusted for changes to operating assets and liabilities of $1,197,988, a loss on debt extinguishment of $1,321,450 stock-based compensation expenses of $2,740,086, $388,021 for issuances of shares of common stock in exchange for services, $149,994 for issuable shares of common stock in exchange for services, depreciation and amortization expenses of $80,268 and interest expense of $1,454,762 for amortization of debt discount.

For the nine months ended December 31, 2022 and 2021, cash used in investing activities of $573,066 and $22,779, respectively, was for the purchase of property and equipment.

Cash provided by financing activities of $7,372,347 for the nine months ended December 31, 2022 was attributable to net proceeds from the issuance of common stock upon completion of an equity offering, net of underwriting fees and issuance costs. Cash provided by financing activities of $5,887,199 for the nine months ended December 31, 2021 was primarily attributable to $4,137,199 of net proceeds from the issuance of our convertible promissory notes, $250,000 from the sale of shares of common stock to officers of the Company and $1,500,000 from the issuance of a promissory bride note.

Recently Issued Accounting Pronouncements

Recently Issued Accounting Pronouncements are detailed in Note 1 in the Notes to the Condensed Consolidated Financial Statements for the three and nine months ended December 31, 2022, included in this prospectus.

BUSINESS

Overview

Modular Medical is a development-stage, medical device company focused on the design, development, and commercialization of an innovative insulin pump using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of a novel two-part patch pump, the Company seeks to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care that presently available insulin pumps provide. By simplifying and streamlining the user experience from introduction, prescription, reimbursement, training and day-to-day use, we seek to expand the wearable insulin delivery device market beyond the highly motivated “super users” and expand the category into the mass market. The product candidate seeks to serve both the type 1 and the rapidly growing, especially in terms of device adoption, type 2 diabetes markets.

Differentiation

We believe that there are a number of shortcomings and issues with currently available insulin pumps that prevent a substantial number of people who require insulin on a daily basis from choosing an insulin pump to treat their diabetes. We believe, that by tailoring our insulin pump to address such factors, we can expand the scope and adoption rate of insulin pump usage. We believe that to achieve broader market acceptance, an insulin pump must be easier to learn to use, be less time- consuming to operate, more intuitive to both patients and physicians, and meet the standards for coverage by insurance providers so that co-payments required from patients are affordable and the hurdles to insurance coverage are significantly reduced.

Among the more prominent issues are:

●	Complexity: Many existing pumps are highly complex and require significant technical expertise to use effectively. We believe such pumps were designed for “super users,” who have high levels of motivation and technical competence. The complexity of pumps may be daunting to less technically inclined, less motivated users.

●	Cumbersome: We believe that a majority of existing pumps are bulky and difficult to manage, requiring a means of carrying the pump around and up to 48 inches of tubing to the injection site to connect the catheter to a pump. The tubing and the cartridge, which holds the insulin, must be replaced every few days. This requires users to carry spare parts and other equipment adding to the difficulty of using the pump. In comparison, our product only requires a cartridge change every few days.

●	Cost: Costs associated with insulin pump therapy can be high and prohibitive, especially for those on fixed or limited incomes. These costs vary by pump and insurance coverage, but multi-thousand-dollar upfront payments, often with substantial co-payments in addition to possible additional co-payments on consumables, can easily place current pumps out of reach for patients. This leads to limited or absent reimbursement/coverage and potentially high financial hurdles for patients to gain access.

●	Outdated style: Consumer electronics devices have evolved in both form and function. Diabetes pumps have not experienced similar progress. We believe that consumers will be more receptive of products designed with the user experience in mind and that many have low tolerance for complex, difficult procedures for use and maintenance of products.

●	Pump mechanism limitations: Traditional pumps generally utilize a syringe and plunger mechanism to deliver insulin. We believe this design limits the ability to reduce the size of the pump, and also potentially exposes the user to the unintended delivery of the full volume of insulin within the pump, which can cause hypoglycemia or death. We believe that the fear of adverse health events due to technical malfunctions related to traditional pump mechanism limitations deters the adoption of insulin pump therapy.

Our team has substantial knowledge of the diabetes industry and experience in developing, obtaining marketing authorization for, and bringing insulin pumps to market. Based on this experience, we believe that our innovative insulin pump, using a new and proprietary method of pumping insulin, can address most or all of these shortcomings. It provides a state-of-the-art insulin pump capable of both basal (steady flow) and bolus (mealtime dosing) insulin disbursement. It also has been designed considering a natural migration path to multi-chamber/multi-liquid pumps, potentially offering an exciting array of new therapies to patients with diabetes and other conditions.

Our goal is to become the leader in expanding access to insulin pump technology to a wider portion of diabetes sufferers and provide not just care for the super users, but “diabetes care for the rest of us.” While our initial target market is people with Type 1 diabetes, we believe there is a substantial opportunity to penetrate the type 2 marketplace, whether through our initial MODD1 pump or further simplification of our pump to address the type 2 marketplace.

The MODD1 is a high-precision pump that we believe represents the best choice for new pump patients because it is easy to afford, easy to learn, easy to use, and has a revolutionary design and technology that enable precision with low-cost manufacture and high reproducibility.

Key features include:

●	Two parts - one reusable, one disposable - snap together to form the working system;

●	One button interface, easy to learn and use;

●	90-day reusable, 3-day disposable;

●	Disposable portion removable at any time from an adhesive-backed retainer, which remains in place;

●	No external controller required, no charging, no battery replacement; and

●	Slim profile, lighter weight.

A proprietary survey of American healthcare payors representing 50 million covered lives (approximately 1/3 of U.S. covered lives) performed for us by industry leading survey firm ISA in 2019 has demonstrated that payors are willing to grant equivalent or preferential coverage for a product with this feature set at launch in exchange for discounts of approximately 20%.

Diabetes Classifications and Therapies

Diabetes is typically classified as either type 1 or type 2:

●	T1D is an auto-immune condition characterized by the body’s nearly complete inability to produce insulin. It is frequently diagnosed during childhood or adolescence, although it can sometimes have onset in adulthood. Individuals with T1D require daily insulin therapy to survive.

●	T2D represents over 90% of all individuals diagnosed with diabetes and is characterized by the body’s inability to either properly utilize insulin or produce sufficient insulin. Initially, many people with T2D attempt to manage their condition with improvements in diet and exercise and/or the use of oral medications and/or injection of glucagon-like peptide-1 (GLP-1) drugs. However, as their diabetes advances, patients often progress to requiring insulin therapies such as once-daily long-acting insulin and ultimately to intensified mealtime rapid-acting insulin therapy. This represents an important portion of the diabetes market with an estimated 1.6 million T2D intensively treated with insulin currently in the United States.

Glucose, the primary source of energy for cells, must be maintained at certain levels in the blood in order to permit optimal cell function and health. In people with diabetes, blood glucose levels are not well controlled and frequently become very high, a condition known as hyperglycemia, and very low, a condition called hypoglycemia. Hyperglycemia can lead to serious long-term complications, including blindness, kidney disease, nervous system disorders, occlusive vascular diseases, lower-limb amputation, stroke, cardiovascular disease, and death. Hypoglycemia can lead to confusion or loss of consciousness, often requiring a visit to the emergency room or, in certain cases, result in seizures, coma, and/or death.

All people with T1D, which is our primary market, require daily insulin. According to the Seagrove 2021 Diabetes Blue Book, approximately 18% of people with T2D in the United States, or 4.7 million people, require insulin (basal alone represent 3.1 million and basal plus mealtime represent 1.6 million) to manage their diabetes. In this prospectus, we refer to people with T1D and people with T2D who require mealtime insulin as “insulin-requiring people with diabetes.”

Currently, there are two primary therapies available for insulin-requiring people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection, or MDI therapy, or the use of an insulin pump to deliver mealtime insulin boluses to help with glucose absorption after carbohydrate consumption and a continuous subcutaneous insulin infusion, or CSII therapy, into the body. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy, primarily an improvement in glycemic control, as measured by certain diabetes management tests such as hemoglobin A1c (HbA1c) measure and more recently Time in Range (TIR) where a continuous glucose measuring device is used to calculate this test. Among other medical benefits, a study conducted by Tandem Diabetes Care, Inc. in 2021 demonstrated that insulin pump use can decrease glucose variability, reduce the number of hypoglycemic events, decrease the daily doses of insulin and reduce the fear of hypoglycemia.

Notwithstanding these advantages, we believe the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps as well as high and often prohibitive costs for both the patient and insurance provider has resulted not only in dissatisfaction among many existing pump users (fewer than half purchase a new pump after the warranty expires, as noted in a Seagrove Partners 2021 study), but also has severely limited the adoption rate of insulin pumps by a large segment of the MDI diabetes population, whom we refer to in this prospectus as “Almost Pumpers.”

We define Almost Pumpers as insulin-requiring people with diabetes who are aware of pumps and their potential benefits but because of past experiences, pump shortcomings, cost, complexity, and time and learning required to adopt and utilize currently available insulin pumps, continue to receive their daily insulin through MDI therapy.

Our initial focus for our insulin pump is the almost pumper segment population located in the United States.

Our research, along with marketplace data provided by Seagrove Partners in 2023, estimates that 33% of Americans with T1D have an insulin pump and 28% of Americans with T1D (44% of those who currently utilize MDI) can be classified as having an interest in pump adoption and meeting the American Diabetes Association guidelines of glucose control if their objections to the currently available suite of products can be overcome. They do not want to closely manage their glucose levels and incur the associated time and effort involved. They are the Almost Pumpers. We have developed what we believe to be the most technologically advanced delivery system overcome the objections and provided motivation for this market. We believe that there are four addressable hurdles to adoption:

●	Usability: the device needs to be easy to learn and to operate;

●	Affordability: we will focus on overcoming copay and insurance hurdles rather than leaving the “insurance journey” to the clinician and patient;

●	Accessibility and Education: we will seek to engage patients to sample this new technology by supplying clinicians with free samples and simple training to allow people to see first-hand the typical barriers to adoption that have been overcome; and

●	Service and Support: where we will answer their questions and concerns during this diabetes experience.

We believe this conversion process, engaging people to try and thereby receive the benefits of our technology will substantially increase adoption of insulin pumps among both those with T1D and T2D who remain reliant upon multiple daily injections. Diabetes is a disease that appears throughout the world. Therefore, we cannot segment the market by socioeconomics, education or level of care. We intend to create an insulin pump that appeals to all Almost Pumpers.

Market

The International Diabetes Federation estimated that, in 2019, approximately 460 million people were living with diabetes worldwide, and by 2045, this number will increase to approximately 700 million people.

An estimated 34 million people in the United States live with diabetes. Within this group, T1D accounts for approximately 1.8 million people with the remainder being T2D. All people with T1D require daily insulin. However, of the approximately 32.2 million people with T2D, about 1.6 million of them require multiple daily injections of insulin to manage their diabetes. This represents a large and growing market with the effects of diabetes accounting for roughly 25% of all healthcare dollars spent annually in the United States.

According to the National Diabetes HCP Survey conducted by Seagrove Partners, LLC in 2021, approximately 25% of the 1.6 million highly insulin intensive T2D have considered going “on pump.”

Insulin pumps have been shown to provide a higher level of care for insulin dependent people with diabetes and result in better glycemic control, fewer comorbidities, fewer trips to the emergency room, and higher overall quality of life. They also result in lower overall costs to the healthcare system, reducing typical expense per patient year from $27,195 to $16,992.

Despite these benefits, only 1 in 3 (33%) of the 1.8 million Americans with T1D and very few of the 1.6 million T2D intensively treated with insulin currently use an insulin pump, for a total of approximately 670,000 current users, with only a slow increase of insulin pump use. The remaining 68% of T1D’s and virtually all of the T2D’s rely on multiple daily injections (MDI) for glucose control. Decades of advances in technology advances have left these non-pumpers at a significant disadvantage from a control perspective versus their “pumping” counterparts.

We have identified a large segment of the market that we refer to as “Almost Pumpers.” Almost Pumpers are those insulin-requiring people with diabetes (T1D and T2D) who feel that they would adopt the pump if it were less expensive, less time consuming, less technically intimidating, and if there was no separate controller. We believe that they represent approximately 32% of the T1D market correlating to a $1.9 billion growth opportunity.

Insulin pumps on the market today require a substantial amount of time to manage the therapy, have high out-of-pocket costs that place these technologies out of reach for a large part of the population, and are feature-heavy with complex systems that we believe have hampered adoption and intimidated many users. The most commonly used insulin pumps today require extensive training and hours of daily management. The average pump user must go through 42 steps of setup and refill process every 72 hours to “stay on track.” Our product only requires nine steps for setup and refill every 72 hours.

The current reluctance to adopt the insulin pump has had serious consequences on the healthcare system. In the United States, people living with T1D have struggled to attain glycemic targets. A 2019 analysis of the large T1D Exchange clinical registry found that only 21% of U.S. adults with T1D achieved the ADA A1c goal (<7.0%). Further, according to a study published in JAMA Internal Medicine, researchers found no significant improvements in diabetes care between 2005 and 2016, with persistent gaps in care related to socioeconomic status.

Another transition in the care of diabetes is the measuring of glucose from finger-stick tests to continuous glucose monitoring, or “CGM”, sensors, which are wearable devices. These sensors are placed under the skin and give a reading every five minutes of the user’s glucose level. While Dexcom has been a market leader in this field, the introduction and rapid adoption of the Freestyle Libre by Abbott Labs has made CGM easier and more affordable, expanded the product category, and doubled the market size. The Freestyle Libre product is a more affordable, easier to use and smaller version of the popular Dexcom, Inc. (Dexcom) CGM product. Now for the first time, there is an easy, less painful, i.e., no more finger sticks, way for patients to have the data they need to understand more about their glucose levels and their insulin requirements. Access to such data has motivated patients to ask their diabetes clinician how they can achieve better glycemic control and made them more comfortable with using technology and wearables to treat their diabetes. Pumps offer a clear pathway to better control and better overall care. We believe that the insulin pump market is ready for a similar transition as that experienced in the CGM space. MODD1 pump represents a new and better offering to assist and induce a wide variety of patients to make the transition and bridge the void to superior control by becoming a “pumper.”

We believe the present pump marketplace is approximately a $1.9 billion market, comprising 33% of T1D pumpers and a small group of T2D pumpers. Seagrove Partners estimates in its 2021 report that 28% of T1D patients and 25% of T2D patients would adopt technology that was easier to use, access and pay for. We believe the total addressable market approximates $3 billion, assuming revenue of $4,128 per patient, per year. We expect to spend approximately 15% of our total revenue on discounts and free samples to encourage adoption of our pump product.

We are dedicated to helping all people with diabetes gain access to high quality care. We aim to help people with diabetes - especially Almost Pumpers and the historically underserved communities - gain access to insulin pump technology by making it affordable and easy to use.

Diabetes Care is at an Inflection Point

We believe that the insulin pump market stands at a crossroads as a confluence of events makes the timing for a new product introduction ideal.

2020 was a very difficult year in diabetes. Between COVID-19 and a loss of glycemic control during quarantines and isolation, deaths from diabetes rose by 17% in 2020 versus the prior year. This was sharpest among the young who saw deaths rise 29% in the 25-44 year old demographic. This has created a pain point and a desire to find new and better solutions and has raised awareness among patients, caregivers, payors, and policy makers.

COVID-19 also encouraged (and required) trial and adoption of telehealth models and a great many people have found them to their liking with a high proportion of patients and of health care providers (HCPs) that want to continue to use these technologies. We expect much of this shift and newfound comfort with distance care models to persist and believes that this can provide a patient acquisition and engagement model for insulin pumps and diabetes care, especially for pumps optimized for free trial and easy learning.

At the same time, reimbursement for patch pumps has been increasingly moving to a pharmacy benefits manager (PBM) model, which simplifies reimbursement which will further aid in a “frictionless launch.” This represents a fundamental shift in the insulin pump market, making onboarding rapid and simplifying a previously complex and time-consuming “insurance journey.”

We believe these CGM users are increasingly interested in adopting technology and wearables to manage their diabetes. We believe they are a natural market for a new type of pump if it can meet their needs and address their objections and that the conjunction of the above trends represents a unique opportunity in the insulin pump market’s history.

Diabetes technology companies understand that we are at a turning point with new markets (T2D, T1D that are currently not using technologies). This can be seen with increased discussion around this topic during recent national diabetes conferences, as well as but also an increase in marketing promotion. For example, Dexcom purchased a $5.5 million 30-second spot during the 2021 Super Bowl.

All these recent changes support the high proportion of T1D and T2D intensively treated with insulin that are considered as Almost Pumpers, a number that may grow in the next years and that may be more reachable with adequate marketing strategies.

Our Insulin Pump

Instead of building complex, bespoke, and difficult to manufacture and maintain pumping and control systems, we began with the technology and the user in mind. Using proprietary and patented methods of insulin measurement, we were able to eschew complex mechanisms and instead built a product candidate using only parts from high volume consumer electronics manufacturing lines, breaking the cost vs functionality curve that has existed in the insulin pump space and representing the first truly modern insulin pump design. This is a new kind of product for a new kind of patient.

The production models of our low-cost insulin pump are now undergoing the testing required to submit to the FDA for 510(k) clearance to market them in the United States. We continue to devote, substantial time and resources to better understand the needs and preferences of Almost Pumpers and the specific patent/provider/payor requirements to motivate change from MDI.

MODD1 has several distinguishing features:

1 - The pump has a simple button to press to deliver insulin as the patient requires it. The electronic pump uses a simple motor and rotating cam to motivate the insulin into the patient along with a low power Bluetooth and near-field communication (NFC) chips to optionally allow the patient to communicate with their smart phone, tablet, or other mobile computing platform. Our mobile device application will be included in our 510(k) submission and will be a part of our introductory product.

2 - The pump snaps together with a three-day disposable cartridge that is patient filled with insulin for delivery. It includes the power source and a simple coin cell that allows it to run through the 80-hour life of the cartridge.

3 - There is an infusion set (not shown) that contains a soft 6 mm cannula and an introducer for insertion into the skin and removal of the needle used to transfer insulin to the body.

4 - MODD1 comes with a variety of methods for the patient to wear the pump. Options include: a base plate with adhesive (shown) for attaching to the body that has features for holding the pump to the patient; overwraps to hold the product candidate to the patient; and a velcro strap with a base plate suitable for wrapping around the arm or leg of the patient.

The system will deliver a small continuous rate called a basal that will provide approximately 50% of the total daily dose required and the user will use the on-pump button to administer boluses, typically before and after meals.

The objective is to make the product candidate simple to acquire and take home, simple to learn and most importantly, simple to use to expand the pump market, drive adoption and ultimately better clinical outcomes.

Technological Advantages

The adoption of new ultra-high volume technologies will result in far easier manufacturing scale up as parts sourcing and assembly processes are far easier. The MODD1 was designed from the beginning for mass manufacturing processes and “lights out” or near lights out production assembly lines whereby a minimal number of workers will be required in our production facility. This advantage is compounded by the high availability and already optimized cost reduction in its components. This has resulted in a cost of goods, estimated on the competitors’ announced margins and sales, 50% lower than our closest patch pump competitor.

The adoption of modern, miniaturized technologies has led to numerous other advantages as well. Our MODD1 pump is smaller in overall volume than Insulet’s popular Omnipod product and has a lower profile to the skin. Despite this, it holds a full 3mL (300 units) of insulin in line with full sized pumps such as Tandem and Medtronic, 50% more than the 2mL reservoir in the Omnipod. We believe that this volume advantage over other patch pumps will be significant as 24% of type 1 and over 50% of the rapidly growing type 2 market require more than 2mL of insulin every three days (the expected wear time of patch pumps).

In addition, our new and patented pumping modality will provide what we believe is the most even (and thus closest to the function of a healthy pancreas) delivery of basal insulin in the industry. Basal rate can be delivered almost continuously while other pumps are delivering micro-boluses every 5 minutes for the Omnipod, Tandem and Medtronic pumps. We plan to demonstrate the impact of our system on glycemic control in a future clinical study.

The technology allows the patient to simply add insulin and operate. The battery is included in each cartridge and the device is operated without a controller. Nothing needs charging. MODD1 has been made push button simple to appeal to a wider audience of users.

This new technology has also made the MODD1 lighter than existing offerings. Compared to the Insulet Omnipod, MODD1 weighs 20 grams (vs. 26 grams) empty and 23 grams (vs. 28 grams) fully filled (despite carrying 50% more insulin), a reduction of 23% and 18%, respectively. Also, unlike existing patch pumps, the MODD1 can be removed from the needle and taken off and replaced later if the user desires. This avoids loss of insulin in a pump due to accidental dislodging of the soft canula, an issue that users have expressed considerable dissatisfaction with on other patch pumps.

Our approach to the care of diabetes can be further enhanced by leveraging the MODD1 single-pumping chamber technology and reusable pump approach to apply to dual (or more) chamber pumping solutions. We believe that such multi-chamber pumps will be integral to the realization of high time-in-range artificial pancreas solutions that require no human intervention because of the application of, for instance, drugs to raise glucose levels coupled with drugs to lower glucose. They will be the next step forward from the cumbersome and awkward solutions today that require the user to announce meals, count and input carbohydrates, and adjust delivery for exercise and sleep to prevent overdosing of insulin. Instead, if a user overdosed insulin, the user would simply pump in a drug to release sugar stores to raise it up. We believe that a pre-filled peel and stick patch pump with the ability to function in a fully autonomous closed loop system with a CGM device, which is measuring and transmitting glucose-level information, represents the next generation of diabetes care. We believe that we have demonstrated our technology and are securing intellectual property protection on our approach.

We believe this technology, especially in dual chamber, will open up numerous applications outside of diabetes where medication compliance of complex therapy regimes is difficult. Example applications would include weight loss, fertility, and simplifying the delivery of complex multi-drug cocktails, especially those with diverse and challenging dosing schedules.

Our Solution

Our proposed pump is being designed and developed to address the aforementioned shortcomings of the existing pump market and to appeal to: (i) the substantial group of “Almost-Pumpers” who may be interested in using an insulin pump, but have not done so because of the complexity, cost or cumbersome nature of existing products, and (ii) people who are using one of the currently available insulin pumps but are dissatisfied with such products. We believe that, owing to our new proprietary technology, our proposed insulin pump will be the simplest and least expensive product on the market and the easiest for providers to prescribe.

Our current pump has been built to test what we believe to be our novel approach to insulin pumps. By providing a pump that we believe will establish industry standards in terms of technology, simplicity to understand, ease of use and price, we believe our proposed pump will offer the vast majority of benefits afforded by more expensive and complex pumps but remain accessible to a substantially greater percentage of diabetes sufferers requiring daily insulin therapy.

We believe people generally will not use technology that intimidates them. In addition, we believe that physicians are hesitant to prescribe such technology due to the level of training and support required with the present pump product offerings. We believe mass-market products, such as is intended for our proposed pump, must be “user friendly” and affordable. We believe this approach is fundamentally different from that applied to the existing pump market today, where most pumps are continuously adding complex features appealing to super users and leaving the other people with diabetes further behind.

Our current goal is to successfully design, develop and obtain all required regulatory approvals for our proposed insulin pump, and, thereafter, commercialize the finished product. Our long-term goal is to become a leading provider of insulin pump therapy by focusing on both consumer and clinical needs.

To achieve our above stated immediate and current goals, we intend to pursue the following business strategies:

●	Use of innovative proprietary technology.

Based upon the substantial experience of Paul DiPerna, our President, Chief Financial Officer, Treasurer and Chairman of our Board of Directors, in engineering design and innovative technology in the medical device industry and, in particular, with the invention, market vision and technical development of insulin pumps, we have generated proprietary technology that has been incorporated into our proposed insulin pump. We believe this technology allowing for a two-part, yet small enough to wear, pump product, along with simplified mechanics for pumping, will greatly assist us in creating a simpler, user-friendly pump. We believe the proposed design, engineering and technology being incorporated into our proposed pump will make it substantially simpler and more affordable than those currently available. These features, together with the safety and reliability of our proposed pump, are designed to create the next generation of insulin pumps that will feature important and well-differentiated attributes compared to those currently available and make it available to consumers across mostly all socioeconomic groups in the United States and around the world.

●	Keep costs low during our design and development process.

To attempt to ensure that we have sufficient funds to design, develop, and obtain all required regulatory approvals for our proposed insulin pump without having to sacrifice quality and efficiency, we intend to maintain a tight budget and limit expenditures where possible. We believe this will be possible because of the extensive knowledge and experience of Mr. DiPerna, not only in the diabetes industry and more specifically in the insulin pump device market, but also his experience in designing and developing insulin pumps and other medical devices and his ability to manage a small, focused development team. We currently expect that various other expenses, such as product scale up, and sales and marketing costs, will not be incurred until such time as development work is completed and regulatory approvals obtained.

●	Employ experienced engineers selected, supervised, and led by Mr. DiPerna, a highly experienced and respected engineer and executive in the insulin pump industry.

To attempt to ensure our proposed insulin pump is “state of the art,” functional, and efficient, as well as to conserve funds, substantially all of our employees will initially be hand-picked engineers under the leadership of Mr. DiPerna. We believe that there is a strong pool of engineers with significant applicable experience and knowledge who we will be able to initially employ on a contract and/or outsource basis to help us design and develop our proposed insulin pump. We believe by hiring such persons on an out-source basis, we will save substantial resources and by having Mr. DiPerna lead and focus the team on technological and mechanical aspects of our proposed insulin pump, we believe our team will be well guided, focused, cost efficient, and able to efficiently design and develop our product candidate that we believe can eventually be a competitive and popular choice for people with insulin requiring diabetes.

Commercialization Strategy: Overcoming the Insurance Hurdles

Our goal is to establish MODD1 as the best option for new pump patients as we expand the market into the Almost Pumpers (Type 1 and Type 2) and the newly motivated CGM users. We seek to grow the market by providing first-line insulin pump therapy that is well suited to meet the needs of both diabetes patients requiring insulin and their clinicians.

●	We believe that MODD1 is approximately 50% less expensive to manufacture than Omnipod. This low cost allows us to spend more on patients and sampling. We believe that this will save money for payers because we expect to offer the pump with no upfront cost to patients. Expected benefits of MODD1 include:

o	20% discount vs Insulet (PODD) will drive preferred status;

o	Designed to use Pharmacy Benefit Manager (PBM) codes as a disposable;

o	No new code needed to be reimbursed at launch because MODD1 will be able to use existing CMS codes; and

o	Saves provider an estimated $1,062/patient/year vs Omnipod, as we will offer providers discounts from the existing reimbursement code.

●	The MODD1 will be sampled and given to patients by the doctor or diabetes nurse educator at the time of the patient visit. When a patient is motivated to make change, our starter kit will make it easy for the clinician to initiate the new therapy that same day. We seek to eliminate the currently challenging “insurance journey” and product acquisition timeline and significantly reduce training time for the busy clinician, which we believe are all major hurdles to pump adoption. We intend to add telehealth support to help the patient throughout adoption and use and to facilitate greater collaboration between patients and their physicians.

Europe represents another large potential market for MODD1, as approximately 60 million people in Europe live with diabetes. $161 billion is spent annually on diabetes healthcare costs in the Europe based on data from a Seagrove Partners 2023 study. At present, cost containment is restricting pump uptake across Europe. Current pump usage hovers between 10% and 20% in many markets. Single payor healthcare systems across the Europe traditionally attempt to contain costs in the short term and seek low price technologies with moderate medical benefits. We anticipate MODD1 will offer a rebalance of this risk/reward strategy in that payors will incur only minor incremental short-term costs with the benefit of longer -term cost savings associated with reliable pump use. We intend to employ a partnership strategy across Europe following in-house managed regulatory and pricing activities in the major markets (e.g., UK) and more cost receptive markets (e.g., Nordics). We are targeting European and United Kingdom approval towards mid 2024. Our initial target market for our insulin pump is the Almost Pumper population located in the United States followed quickly by an effort to obtain CE mark approval for distribution throughout Europe.

Marketing

MODD1 tackles the most significant barriers to pump use-access and affordability-and makes it easier for clinicians, caregivers and individuals to manage diabetes care. Our commercialization plan will drive adoption and is designed to expand the market and is intended to do the following:

●	Maximize adoption with a comprehensive frictionless launch program. We will seek to decrease the level of reimbursement effort and cost to encourage HCPs to offer our pumps and encourage patient trials. Our product candidate reduces the technical hurdles to widen appeal, new starts and increase adherence. We will encourage MDI patients who want or need more control to make the switch to the pump earlier in their treatment-ideally right at diagnosis.

●	Leverage technology to support sales and new patient acquisition. We intend to set up tech-enabled sales teams backed with a full omnichannel program to drive awareness and trial with HCPs and patients. We will focus on educating providers that our product candidate is simple to teach and easy to support making it an ideal front line offering.

●	Facilitate patient trials. To facilitate patient trials, we intend to:

o	Provide a free sample pump, insurance verification, co-pay coupons and telehealth support, as may be allowed under federal and state law, to patients thereby reducing outlay of time and money;

o	Partner with connected care companies to provide superb support of patients from trial through the first year; and

We believe that MODD1 will be the only insulin pump that patients can take home immediately from the doctor’s office.

●	Leverage MODD1 300-unit chamber to increase adoption with Type 2 patients. We believe MODD1 has a major advantage over existing patch pumps in that the chamber carries enough insulin to meet the high doses many Type 2 patients need. We intend to promote this advantage and capture a significant share of the existing Type 2 pump users as well as new starts.

●	Work with key organizations and policy makers to pave the way for greater access to pumps. We will promote MODD1 technology among the underserved, who are typically low users of health technology. We will identify individuals, patient organizations, professional societies, and policy and DEI organizations that are critically important to the adoption of new technologies in the diabetes space and build relationships with these influential stakeholders.

●	Initiate a clinical study program (with key diabetes centers) to provide additional clinical support for MODD1 in special patient types and clinical setting. After obtaining 510(k) clearance, we intend to conduct a soft launch and clinical research program in major markets to pave the way for the full launch in late 2024. We will work with our advisors and key diabetes associations to educate the community about the MODD1. In addition, we will conduct clinical studies to develop competitive claims and market expansion.

●	Work with major health plans to establish MODD1 as the first line pump for Type 2 patients. We believe MODD1 will be payor preferred for both Type 1 and Type 2 patients. It was designed to attain preferential reimbursement and avoid the coverage pitfalls many other pumps have experienced.

o	Payors want an effective product whereby the users realize the clinical benefit. We intend to launch with a discount program for payors of 20% to drive uptake.

o	Designed to use existing PBM codes as a disposable

o	No new reimbursement code: Reimbursed at launch

Tie-in with the massive movement to telehealth.

2020 saw personal telehealth go from beta test to mainstream. Customers and providers have become comfortable with it. There are only 4,000 patient-facing endocrinologists in the United States. The treatment of diabetes will be significantly enhanced with telehealth to drive more volume and clinical enhancements through their practices. Telemedicine is a force multiplier for a small group of doctors to better serve a large market. MODD1 was designed to be affordable enough for free sampling and trial, and simple enough for self-guided user training. We believe that by combining telehealth support with MODD1, we will decrease the burden of diabetes care and improve the lives of people with diabetes.

Pre-Launch/Trial

We intend to initiate a “soft launch” following FDA clearance of the MODD1 device. Our plan is to select a group of clinicians who are well trained, experienced and have the support infrastructure to take on initial patients and monitor them carefully to provide clinical feedback on our performance to further refine our product candidate and support infrastructure prior to full commercial launch. Many of these clinicians will have been those who assisted in the development of the MODD1 offering.

We intend to continue to modify, refine and finalize our system to best meet:

o	The general needs and preferences of our Almost Pumper target market based upon our knowledge of the diabetes industry and information available and/or obtained by us from Almost Pumpers and their caregivers; and

o	The general guidelines of third-party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, or “CMS,” which administrates the United States Medicare program. To assist us in making such modifications and refinements, we have retained independent consultants to focus on ensuring that our product candidate satisfies the existing coverage and reimbursement criteria of such third-party payors.

Manufacturing

Our pump product comprises the pump, a disposable cartridge that holds the insulin reservoir, a baseplate that affixes the pump product to the user’s body and the infusion set, which includes a cannula to infuse the insulin into the body. We intend to manufacture the pump, the cartridge and the baseplate and purchase the infusion set from third parties. Prior to shipment, our pump product will be packaged with an infusion set. In connection therewith:

●	We have implemented automation machines in our facility that will be capable of assembling the cartridges at a rate sufficient to supply 15,000 patients (150,000 per month).

●	Product packaging will initially be performed manually by our personnel, while the cartridge automation is refined. We expect to purchase and implement packaging automation equipment as the second phase of automation of the cartridge.

●	The infusion sets will be purchased from a third-party supplier to cost-effectively introduce our product and focus on our core expertise.

We have commenced working with a tier-one medical product manufacturer to develop the tooling equipment required to produce the components used in our product. As discussed above, we are in the process of implementing the cartridge assembly tooling equipment in our facility. Prior to product launch, we expect to transfer the cartridge automation equipment to this contract manufacturer in early 2024 to verify and validate into our manufacturing process. The medical product manufacturer would perform all manufacturing responsibilities to ensure compliance with FDA regulations. To date, we have entered into a development agreement with this contract manufacturer for these development activities, but we have not yet entered into a contract manufacturing agreement.

FDA Clearance

The FDA requires us to meet all applicable regulations for insulin pumps, a subcategory of infusion pumps, which are generally considered Class II devices by the FDA. The design of the MODD1 pump has been completed, units have been built and testing is underway to verify that the design meets all FDA requirements prior to submission. There are 17 specific tests required to submit for 510(k) clearance. One of the more important tests addresses insulin stability, and we must demonstrate that our MODD1 pump does not damage the insulin molecules during infusion. We have performed preliminary tests on insulin stability to increase the likelihood that we will pass these tests. In an earlier version of our pump product candidate, we experienced issues demonstrating insulin stability. To address those issues, we began working with a medical product manufacturer to develop a full commercial version of our product utilizing alternative component parts. In addition, we must demonstrate: i) biocompatibility, meaning that we don’t use materials that compromise long-term patient safety, ii) occlusion detection, meaning that our device will inform the patient of a lack of insulin delivery and iii) cybersecurity controls to ensure that our product has adequate security protection to ensure it cannot be hacked by a third party. Appropriate design control and standard operating procedures have been implemented to allow us, when testing is completed, to submit for clearance under the premarket notification (or 510(k)) process. To achieve this, we will continue to work closely with our regulatory consultants to complete, finalize and file our submission to the FDA for 510(k) clearance and all other documentation necessary to obtain marketing authorization of our insulin pump.

●	We have engaged the FDA in three pre-submission conferences to ensure that we understand and meet the FDA’s requirements, expectations and standards with regard to clearance of our product candidate. At these meetings, our team, including our FDA regulatory consultant, received FDA comments and guidance regarding our proposed submission during the pre-market notification period for 510(k) clearance (including any suggested modifications to the device description, indications for use or summary of supporting data contained in the notification);

●	We are currently preparing our premarket notification, which will be part of our FDA submission. The purpose of the premarket notification is to demonstrate that our insulin pump is substantially equivalent to an insulin pump that has: i) previously been cleared and approved for use by the FDA and ii) legally marketed to the public and generally safe and effective for its intended use. We are also preparing other parts of our submission to the FDA, which will include the relevant results of our performance and human factor tests relating to, among other things, user effectiveness, sterility, pump efficiency and shipping compatibility demonstrating the accuracy and usability of our insulin pump, which we believe will satisfy the mandates of the FDCA and any applicable performance standards.

Commercialization Steps

To commercialize our product, we must successfully complete a number of material steps including:

●	Continue to refine and finalize the production version of our product to ensure it meets FDA requirements for 510(k) clearance;

o	the general needs and preferences of our Almost-Pumper target market based upon our knowledge of the diabetes industry and information available and/or obtained by us from Almost Pumpers and their caregivers;

o	the general guidelines of third-party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, or CMS which administers the United States Medicare program, or Medicare. To assist us in making such modifications and refinements, we have retained independent consultants to focus on ensuring that our product candidate satisfies the existing coverage and reimbursement criteria of such third-party payors;

●	Refine our manufacturing process during the submission process to qualify and test our product for transfer to a manufacturer; We recently moved to a larger facility and have purchased production-level tools and assembly equipment to manufacture our disposable cartridge and reusable pump. It is our intention to transfer these tools to a tier 1 medical product manufacturer prior to product launch;

●	Take such actions, if any, as may be required by the FDA as a condition to granting approval and providing 510(k) clearance for our insulin pump; and

●	Hire and retain appropriate sales and marketing personnel to develop, implement and launch a promotional campaign for our insulin pump substantially focused on our target market.

As with any medical device attempting to enter and successfully compete with existing products in an established and competitive marketplace, we will face significant hurdles to accomplish the above steps to commercialization including:

●	Obtaining FDA 510(k) clearance to market and sell our insulin pump to the public;

●	Obtaining any other FDA-required authorizations with regard to our product candidate, as required by the FDCA;

●	Educating endocrinologists, physician’s assistants, nurse practitioners and nurse educators, who typically prescribe pump usage, and certified diabetes educators and dieticians, who provide education and guidance to diabetes patients, as to what we believe to be the superior qualities of our product candidate;

●	Demonstrating to select general practitioners, who have historically been skeptical of the heightened support inherent in insulin pumps, our product candidate’s ease of use and convenience;

●	Ensuring that our final product does, in fact, meet the needs of Almost-Pumpers;

●	Overcoming the historic obstacles and reluctance of Almost-Pumpers to using insulin pumps to treat their diabetes; and

●	Ensuring that third party payors agree to cover all or a substantial portion of the purchase price and recurring costs of the use of our insulin pump.

Looking Forward

Going forward, we expect to continue to evolve the MODD1 pumps and their capabilities and functionality both in response to patient needs and as part of our current platform roadmap.

●	With our future MODD1+ product, we intend to seek to add phone-based control and Alternative Controller Enabled (“ACE”) and Automated Insulin Deliver (“AID”) capability to allow integration with popular continuous glucose monitors. This will expand our available market to include many existing pumpers. The new model has the same modular design and low-cost components as MODD1 and provides a much desired breakthrough for patients - two-factor command authentication that allows the wearer to use an application on his/her cell phone as the controller.

●	Additionally, adds AID control functionality via an “ACE” designation on the pump

●	Any approved algorithm controller can drive insulin delivery in “auto” mode

●	CGM integration allows the controller to potentially adjust basal insulin rate for meals and exercise with an approved algorithm.

●	With our future MODD2 product, we will seek to move to a full-featured, multi-chamber pump optimized for high time in range fully autonomous close loop insulin delivery utilizing the form factor and cost advantages of its pumping designs to create an affordable, easy to use drug delivery system to realize the aspiration of true “artificial pancreas” systems. We envision moving to a drug prefill model such that cartridges can be filled with insulin or other drugs and shipped cold chain to patients, further simplifying the use process.

Employees

As of March 31, 2023, we had 38 employees all of whom are located in the United States and 37 of whom are full-time employees, consisting of 36 in research and development and manufacturing operations and 2 in general and administrative functions.

Competition

Today, in the United States, only three companies are commercializing insulin pumps to T1D patients and insulin treated T2D patients:

●	Medtronic - commercializes the durable Minimed 770G and also offers older durable pumps (670G, 630G etc.). In 2020, they held approximately 51% of the US insulin pump market.

●	Tandem - commercializes the durable t:slim X2 pump (with or without algorithms - Basal-IQ and Control-IQ). In 2020, they held approximately 28% of the US insulin pump market.

●	Insulet - commercializes the disposable Omnipod patch pump with about 19% of the US market in 2020.

Older insulin pumps are also still being used by a minority of patients previously provided by Roche or Animas though these pumps are not commercialized any longer. To a lesser extent, the pumps described below are also used in small numbers.

Medtronic pump and infusion set	Tandem pump and infusion set

These three insulin pump offerings are vying for the attention of the most motivated and well insured in hope of converting them away from their reliance on MDI. The t:slim X2 and Minimed 770G each have a ~$5,000 list price that is covered through Durable Medical Equipment (DME) reimbursement and daily consumables, which comprise cartridge, tubing and set for each three-day period, as well. These products have controllers integrated into the pump, making them cumbersome and bulky, along with long (> 20 inch) tubing between the pump and the cannular site. The Omnipod is the third offering, a patch pump that attaches to your body for 72 hours and uses a separate controller to manage the insulin delivery process. Insurance coverage for Omnipod can be provided via DME but also via Pharmacy Benefit (PB). The Omnipod patch pump is more expensive per day and less accurate than other insulin pumps, according to a Mende 2022 study. Around 33% of people living with T1D are currently using insulin pumps; of these, the vast majority are using one of these three offerings, a statistic that has not changed significantly over the last 5+ years.

All of these pump products require extensive training to initiate, two to four hours per day to use and manage on an ongoing basis. We believe this level of sophistication and effort along with the cost and awkwardness of these products contribute to the limited uptake.

Although there are purely mechanical pumps available to patients with a small percentage of T2D patients using the Mannkind V-Go patch pump, a fixed basal rate and a button to deliver small boluses. This pump is simple to use though gives little performance decision to the user (no possibility to change the basal rate, no possibility to stop bolus doses, small reservoir, pump that needs to be changed every day, etc.). The last available patch pump is provided by Cequr, called Simplicity, a bolus only delivery option without basal delivery that is yet to be commercially available.

In the future, Medtronic intends to launch a new version of their insulin pump, the Minimed 780G, already available in some European countries with an advanced algorithm, but no obvious change in hardware. Tandem is currently developing a patch pump called Mobi, coupled with an algorithm with potential launch expected in 2024. The Mobi is expected to have a small 2mL reservoir and would be controlled by a separate unit, similar to the current Omnipod product. Insulet has also launched the Omnipod 5, a similar patch pump to their offering today, that includes an AID algorithm.

Approximately 79% of the people who rely upon MDI choose to not administer a shot outside of their house, which creates a poorly controlled group. MODD1 is designed to focus upon a segment of these people and mobilize them via a simple, easy to use, affordable product.

Intellectual Property

Our success depends in part on our ability to obtain patents and trademarks, maintain trade secret and know-how protection, enforce our proprietary rights against infringers, and operate without infringing on the proprietary rights of third parties. Because of the length of time and expense associated with developing new products and bringing them through the regulatory approval process, the health care industry places considerable emphasis on obtaining patent protection and maintaining trade secret protection for new technologies, products, processes, know-how, and methods.

As of March 31, 2023, we held three U.S. utility and no foreign patents, and we also held 22 pending applications in the United States and abroad. The patents and patent applications cover various aspects of our technology, including our proprietary fluid movement technology and associated features of our insulin delivery methodology. There can be no assurance that the pending patent applications will result in the issuance of patents, that patents issued to or licensed by us will not be challenged or circumvented by competitors, or that these patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage.

Government Regulation

Our operations are subject to comprehensive federal, state, and local laws and regulations in the jurisdictions in which we or our research and development partners do business. The laws and regulations governing our business and interpretations of those laws and regulations and are subject to frequent change. Our ability to operate profitably will depend in part upon our ability, and that of our research and development partners and affiliates, to operate in compliance with applicable laws and regulations. The laws and regulations relating to medical products and healthcare services that apply to our business and that of our partners and affiliates continue to evolve, and we must, therefore, devote significant resources to monitoring developments in legislation, enforcement, and regulation in such areas. As the applicable laws and regulations change, we are likely to make conforming modifications in our business processes from time to time. We cannot provide assurance that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the regulatory environment will not change in a way that restricts our operations.

FDA Regulation

In the United States, medical devices are strictly regulated by the FDA. Under the FDCA, a medical device is defined as “an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component, part or accessory which is, among other things: intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or intended to affect the structure or any function of the body of man or other animals, and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes.” This definition provides a clear distinction between a medical device and other FDA regulated products such as drugs. If the primary intended use of a medical product is achieved through chemical action or by being metabolized by the body, the product is usually a drug or biologic. If not, it is generally a medical device.

We are currently developing an insulin pump delivery system, which is regulated by the FDA as a medical device under the FDCA, as implemented and enforced by the FDA. The FDA regulates the development, testing, manufacturing, labeling, packaging, storage, installation, servicing, advertising, promotion, marketing, distribution, import, export, and market surveillance of our medical devices.

Device Premarket Regulatory Requirements

Before being introduced into the U.S. market, each medical device must obtain marketing clearance or approval from the FDA through the premarket notification (or 510(k)) process, the de novo classification process, or the premarket approval, or “PMA,” process, unless they are determined to be Class I devices or to otherwise qualify for an exemption from one of these available forms of premarket review and authorization by the FDA. Under the FDCA, medical devices are classified into one of three classes - Class I, Class II or Class III - depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA review required prior to marketing the device. Class I devices are those for which reasonable assurance of safety and effectiveness can be maintained through adherence to general controls which include compliance with the applicable portions of the FDA’s Quality System Regulation (the “QSR”), as well as regulations requiring facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. The Class I designation also applies to devices for which there is insufficient information to determine that general controls are sufficient to provide reasonable assurance of the safety and effectiveness of the device or to establish special controls to provide such assurance, but that are not life-supporting or life-sustaining or for a use which is of substantial importance in preventing impairment of human health, and that do not present a potential, unreasonable risk of illness or injury.

Class II devices are those for which general controls alone are insufficient to provide reasonable assurance of safety and effectiveness and there is sufficient information to establish “special controls.” These special controls can include performance standards, post-market surveillance requirements, patient registries and FDA guidance documents describing device-specific special controls. While most Class I devices are exempt from the premarket notification requirement, most Class II devices require a premarket notification prior to commercialization in the United States; however, the FDA has the authority to exempt Class II devices from the premarket notification requirement under certain circumstances. As a result, manufacturers of most Class II devices must submit premarket notifications to the FDA under Section 510(k) of the FDCA (21 U.S.C. § 360(k)) in order to obtain the necessary clearance to market or commercially distribute such devices. To obtain 510(k) clearance, manufacturers must submit to the FDA adequate information demonstrating that the proposed device is “substantially equivalent” to a “predicate device” that is already on the market. A predicate device is a legally marketed device that is not subject to PMA, meaning, (i) a device that was legally marketed prior to May 28, 1976 (“pre-amendments device”) and for which a PMA is not required, (ii) a device that has been reclassified from Class III to Class II or I or (iii) a device that was found substantially equivalent through the 510(k) process. If the FDA agrees that the device is substantially equivalent to the predicate device identified by the applicant in a premarket notification submission, the agency will grant 510(k) clearance for the new device, permitting the applicant to commercialize the device. Premarket notifications are subject to user fees, unless a specific exemption applies.

If there is no adequate predicate to which a manufacturer can compare its proposed device, the proposed device is automatically classified as a Class III device. In such cases, a device manufacturer must then fulfill the more rigorous PMA requirements or can request a risk-based classification determination for its device in accordance with the de novo classification process.

Devices that are intended to be life sustaining or life supporting, devices that are implantable, devices that present a potential unreasonable risk of harm or are of substantial importance in preventing impairment of health, and devices that are not substantially equivalent to a predicate device and for which safety and effectiveness cannot be assured solely by the general controls and special controls are placed in Class III. Such devices generally require FDA approval through the PMA process, unless the device is a pre-amendments device not yet subject to a regulation requiring premarket approval. The PMA process is more demanding than the 510(k) process. For a PMA, the manufacturer must demonstrate through extensive data, including data from preclinical studies and one or more clinical trials, that the device is safe and effective for its proposed indication. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA submission, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review and determine whether the proposed device can be approved for commercialization, although in practice, PMA reviews often take significantly longer, and it can take up to several years for the FDA to issue a final decision. Before approving a PMA, the FDA generally also performs an on-site inspection of manufacturing facilities for the product to ensure compliance with the QSR.

The de novo classification process allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its device to Class I or Class II, on the basis that the device presents low or moderate risk, as an alternative to following the typical Class III device pathway requiring the submission and approval of a PMA application. We expect our MODD1 insulin pump product candidate to be a Class II device, and we do not expect to be required to apply for down-classification under the de novo classification process.

Clinical trials are almost always required to support PMAs and are sometimes required to support 510(k) and de novo classification submissions. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations that govern investigational device labeling, prohibit promotion of investigational devices, and specify recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, the agency requires the study sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA denies the application or notifies the sponsor that the investigation is on hold and may not begin until the sponsor provides supplemental information about the investigation that satisfies the agency’s concerns. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification of the study, the FDA may permit a clinical trial to proceed under a conditional approval. The FDA may also notify the sponsor that the study is approved as proposed or approved with specific requested modification. Furthermore, the agency may withdraw approval of an IDE under certain circumstances. In addition, the study must be approved by, and conducted under the oversight of, an institutional review board, or IRB, for each clinical site. If the device presents a non-significant risk to the patient according to criteria established by the FDA as part of the IDE regulations, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate authorization from the FDA, but must still comply with abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

Post-Marketing Restrictions and Enforcement

After a device is placed on the market, numerous regulatory requirements apply. These include, but are not limited to:

●	submitting and updating establishment registration and device listings with the FDA;

●	compliance with the QSR, which requires manufacturers to follow stringent design, testing, control, documentation, record maintenance, including maintenance of complaint and related investigation files, and other quality assurance controls during the manufacturing process;

●	unannounced routine or for-cause device facility inspections by the FDA, which may include our suppliers’ facilities; and

●	labeling regulations, which prohibit the promotion of products for uncleared or unapproved (or “off-label”) uses and impose other restrictions relating to promotional activities;

●	corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health; and

●	post-market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

In addition, under the FDA medical device reporting (“MDR”) regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or a similar device of such manufacturer were to recur. The decision to file an MDR involves a judgment by the manufacturer. If the FDA disagrees with the manufacturer’s determination, the FDA can take enforcement action.

The MDR requirements also extend to health care facilities that use medical devices in providing care to patients, or “device user facilities,” which include hospitals, ambulatory surgical facilities, nursing homes, outpatient diagnostic facilities, or outpatient treatment facilities, but not physician offices. A device user facility must report any device-related death to both the FDA and the device manufacturer, or any device-related serious injury to the manufacturer (or, if the manufacturer is unknown, to the FDA) within 10 days of the event. Device user facilities are not required to report device malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur but may voluntarily report such malfunctions through MedWatch, the FDA’s Safety Information and Adverse Event Reporting Program.

The FDA also has the authority to require the recall of commercialized medical device products in the event of material deficiencies or defects in design or manufacture. The authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. Manufacturers may, under their own initiative, recall a product if any distributed devices fail to meet established specifications, are otherwise misbranded or adulterated under the FDCA, or if any other material deficiency is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated.

The failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

●	warning letters, fines, injunctions or civil penalties;

●	recalls, detentions or seizures of products;

●	operating restrictions;

●	delays in the introduction of products into the market;

●	total or partial suspension of production;

●	delay or refusal of the FDA or other regulators to grant 510(k) clearance, PMA approvals, or other marketing authorization to new products;

●	withdrawals of marketing authorizations; or

●	in the most serious cases, criminal prosecution.

To ensure compliance with regulatory requirements, medical device manufacturers are subject to market surveillance and periodic, pre-scheduled and unannounced inspections by the FDA, and these inspections may include the manufacturing facilities of subcontractors.

Federal Trade Commission Regulatory Oversight

Our advertising for our products and services is subject to federal truth-in-advertising laws enforced by the Federal Trade Commission (the “FTC”) as well as comparable state consumer protection laws. Under the Federal Trade Commission Act (the “FTC Act”), the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including civil penalties, injunctions affecting the manner in which we would be able to market services or products in the future, or criminal prosecution.

Healthcare Law and Regulation

United States

If our MODD1 product candidate or our other future product candidates are approved in the United States, we will have to comply with various U.S. federal and state laws, rules and regulations pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws, rules and regulations. Violations of the fraud and abuse laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid. These laws include the following:

●	the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;

●	the federal False Claims Act imposes civil penalties, and provides for civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

●	the federal transparency requirements under the Physician Payments Sunshine Act require manufacturers of FDA-approved drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report, on an annual basis, to the Department of Health and Human Services information related to payments and other transfers of value to physicians, teaching hospitals, and certain advanced non-physician health care practitioners and physician ownership and investment interests; and

●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers.

Some state laws require pharmaceutical or medical device companies to comply with the relevant industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug and device manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.

State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. We also may be subject to, or may in the future become subject to, U.S. federal and state, and foreign laws and regulations imposing obligations on how we collect, use, disclose, store and process personal information. Our actual or perceived failure to comply with such obligations could result in liability or reputational harm and could harm our business. Ensuring compliance with such laws could also impair our efforts to maintain and expand our customer base and thereby decrease our future revenues.

The European Union approves the use of medical devices in a very different way. They have similar regulations and requirements to adhere to, however a Notified Body, in the form of a private company, will represent their interests and is required to have sufficient expertise to review all applications and the company’s internal processes to ensure the safety of the product for which approval is being requested. We are in the process of identifying a Notified Body to represent us, and we will follow our FDA submission process with regard to preparing the materials and processes required to meet the regulations and gain clearance.

European Union

EEA

In the European Economic Area, (which is comprised of the 27 member states of the European Union plus Norway, Iceland and Liechtenstein), or EEA, manufacturers of medical devices need to comply with the Essential Requirements laid out in Annex I to the EU Medical Devices Directive (Council Directive 93/42/EEC) or with the General Safety and Performance Requirements (GSPR) of the new EU Medical Devices Regulation (EU 2017/745). Compliance with these requirements is a prerequisite to be able to affix the CE mark to medical devices, without which they cannot be marketed or sold in the EEA. To demonstrate compliance with the Essential Requirements and the GSPR and obtain the right to affix the CE Mark, manufacturers of medical devices must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I with no measuring function and which are not sterile), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the Essential Requirements and the GSPR, a conformity assessment procedure requires the intervention of a Notified Body, which is an organization designated by a competent authority of an EEA country to conduct conformity assessments. Depending on the relevant conformity assessment procedure, the Notified Body would audit and examine the Technical File and the quality system for the manufacture, design and final inspection of the devices. The Notified Body issues a CE Certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the Essential Requirements and GSPR. This Certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity. As a general rule, demonstration of conformity of medical devices and their manufacturers with the Essential Requirements and GSPR must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence.

All manufacturers placing medical devices into the market in the EEA must comply with the EU Medical Device Vigilance System. Under this system, incidents must be reported to the relevant authorities of the member states of the EEA, and manufacturers are required to take Field Safety Corrective Actions, or FSCAs, to reduce a risk of death or serious deterioration in the state of health associated with the use of a medical device that is already placed on the market. An incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient or user or of other persons or to a serious deterioration in their state of health. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices. Where appropriate, our products commercialized in Europe are CE marked and classified as either Class I or Class II.

In 2017, the European Parliament passed the Medical Devices Regulation, which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable (i.e., without the need for adoption of EEA member State laws implementing them) in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and in vitro diagnostic devices and ensure a high level of safety and health while supporting innovation.

The Medical Device Regulation was meant to become applicable three years after publication (in May 2020). However, in April 2020, to allow EEA national authorities, notified bodies, manufacturers and other actors to focus fully on urgent priorities related to the COVID-19 pandemic, the European Council and Parliament adopted Regulation 2020/561, postponing the date of application of the Medical Device Regulation by one year. The Medical Device Regulation became applicable on May 26, 2021. Devices lawfully placed on the market pursuant to the EU Medical Devices Directive prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025. The Medical Devices Regulation, among other things:

●	strengthens the rules on placing devices on the market and reinforces surveillance once they are available;

●	establishes explicit provisions on manufacturers' responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

●	improves the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	sets up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

●	strengthens rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

Available Information

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as well as section 16 reports on Form 3, 4, or 5, are available free of charge on our website at www.modular-medical.com. as soon as it is reasonably practicable after they are filed or furnished with the SEC. Our Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are also available on our website. The Code of Business Conduct and charters are also available in print to any stockholder upon request without charge. Requests for such documents should be directed to James Sullivan, at Modular Medical, Inc., 10740 Thornmint Road, San Diego CA 92127. Our Internet website and the information contained on it or connected to it are not part of, or incorporated by, reference into this prospectus. Our filings with the SEC are also available on the SEC’s website at http://www.sec.gov.

Corporate History and Background

We were formed as a corporation under the laws of the State of Nevada in October 1998 under the name Bear Lake Recreation Inc. We had no material business operations from 2002 until July 2017, when we acquired Quasuras, Inc., a Delaware corporation (“Quasuras”), in the Acquisition (as defined below). Prior to the Acquisition, and, since at least 2002, we were a shell company, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Control Block Acquisition. On April 26, 2017, pursuant to a Common Stock Purchase Agreement, dated as of April 5, 2017, by and among Manchester Explorer, LP, a Delaware limited partnership, we and certain persons named therein, Manchester Explorer, LP purchased from us 966,667 shares of our common stock, representing a number of shares in excess of a majority of our then issued and outstanding common stock, for a purchase price of $375,000 (the “Control Block Acquisition”), resulting in a change in control of the Company. In connection with the Control Block Acquisition, James E. Besser was appointed president and a director and Morgan C. Frank was appointed the chief executive officer, chief financial officer, secretary, treasurer and a director of ours and immediately following such appointments, our then officers and directors resigned. Mr. Besser is the managing member of and Mr. Frank is the portfolio manager and a consultant to Manchester Management Company, LLC, a Delaware limited liability company also referred to herein as MMC. MMC is the general partner of Manchester Explorer, LP and Jeb Partners, L.P. (Jeb Partners, and together with Manchester Explorer, LP, collectively, the Purchasing Funds).

The Acquisition. On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among us, Paul M. DiPerna, the sole officer, director and a controlling stockholder of Quasuras, Messrs. Besser and Frank (Messrs. Besser, Frank and DiPerna, collectively, the “3 Quasuras Shareholders”), and Quasuras (the “Share Exchange Agreement”), we acquired all of the issued and outstanding shares of Quasuras owned by the 3 Quasuras Shareholders, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”). Simultaneously with the closing of the Acquisition, Manchester Explorer, LP cancelled the 2,900,000 shares of our common stock purchased in the Control Block Acquisition, Mr. Besser resigned as our president and a director and Mr. Frank resigned as our chief executive officer, chief financial officer, secretary, and treasurer, but remained a director, and Mr. DiPerna was appointed our chairman of the board of directors, chief executive officer, chief financial officer, secretary and treasurer. Mr. DiPerna served as our chief executive officer until August 2021.

Subsidiaries

Quasuras, Inc., a Delaware corporation, is our only subsidiary.

Properties

In January 2023, we entered into a new lease agreement with a 48-month term, effective February 1, 2023, pursuant to which we leased approximately 24,000 square feet of a building located in San Diego, California. We occupied this space in March 2023, as the lease for our former corporate facility in San Diego, California expires June 30, 2023. In addition to the minimum lease payments under these leases, we are responsible for property taxes, insurance and certain other operating costs under. We believe that our existing facilities are adequate to meet our current needs.

Corporate Information

We are a Nevada corporation. Our corporate headquarters and operating facilities are located at 10740 Thornmint Road, San Diego, CA 92127 Our telephone number is (858) 800-3500. We maintain a website at www.modular-medical.com.

MANAGEMENT

The following table sets forth information on our executive officers and directors as of May 4, 2023. The term for each of our directors is generally three years or until their successors are duly elected and qualified. We do not have any promoters or control persons.

Name	Age	Position
James Besser	47	Chief Executive Officer
Paul DiPerna	64	Chief Financial Officer, President, Treasurer and Director (Chairman of the Board of Directors)
William J. Febbo(1)	54	Director
Steven Felsher(2)(3)	74	Director
Morgan C. Frank	50	Director
Philip Sheibley(2)(3)	64	Director
Carmen Volkart(1)(2)	62	Director
Ellen O’ Connor Vos	67	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Nominating and Governance Committee

Family Relationships

There are no family relationships between or among any of our officers and members of our Board of Directors.

The principal occupations and positions for at least the past five years of our directors are described below. There are no family relationships among any of our directors or executive officers.

James “Jeb” Besser. Mr. Besser has served as our chief executive officer since February 23, 2022 and combines over 25 years of experience in alternative investments, strategic advisory, corporate strategy and corporate governance. Since 1999, he has been a Managing Member at Manchester Management Company, LLC (“Manchester”), an investment management firm. Mr. Besser is also currently a director of River Stone Biotech, a development stage specialty bioprocessing company. He holds a B.A. in history from Brown University. We believe that Mr. Besser is qualified to serve as member of our board of directors due to his extensive prior experience conducting financial analysis of public companies (certain of which were in the development stage), including such public companies’ management teams, products, including products in the development stage, the potential markets for such products and other factors that could affect the likelihood and timing of success and market penetration of such entities’ products as well as his capital raising activities. We believe this provides us with valuable insights into the financial markets and investment criteria of institutional and other investors as well as capital raising activities.

Paul DiPerna. Mr. DiPerna has been our chairman, chief financial officer, president and treasurer since we acquired Quasuras in July 2017. He also served as our chief executive officer from July 2017 until August 2021, and as our Secretary from July 2017 to October 2021. In 2015, he founded Quasuras, an early-stage medical device company developing an insulin pump product, and, until its acquisition by us, he served as its chief executive officer and chairman. Prior to that, Mr. DiPerna founded Fuel Source Partners, LLC to incubate early stage medical device products and accumulate technical talent. Our current pump product was one of such proposed products and was spun-out to Quasuras in 2015. From 2012 to 2015, he served as a co-inventor at a private company with property rights in a medical device used for blood borne infection control called the Curos Cap, which was acquired by 3M Corporation. In 2003, Mr. DiPerna founded Tandem Diabetes Care, Inc. (“Tandem”) and held various positions, including as director, chief executive officer and chief technology officer and was primarily responsible for the design concept and development of Tandem’s initial insulin pump. Prior to that, he held executive and management positions at Baxter Healthcare Corporation (“Baxter”) where he was tasked with identifying synergistic opportunities in the diabetes industry. As a result, Mr. DiPerna developed substantial expertise and knowledge in the diabetes industry and led attempts by Baxter to acquire three insulin pump manufacturers. Previously, he held mechanical design engineering positions in the automated test equipment and blood separation sciences industries. Mr. DiPerna holds approximately 70 patents in medical device and microfluidic technology and has achieved numerous product clearances with the FDA. He has also achieved multiple successful exits with previous companies. Mr. DiPerna received a Masters in Engineering Management from Northeastern University and a B.S. in Mechanical Engineering from the University of Massachusetts and has spent over 35 years in the medical-device industry. We believe that Mr. DiPerna is qualified to serve as the chairman of our board of directors due to his extensive knowledge and experience in the medical-device industry generally, and, in particular, with regard to insulin pumps and the diabetes industry, as well as his management and leadership experience from holding director and senior executive positions in other public and private companies and leading project development teams of medical device companies.

William J. Febbo. Mr. Febbo was appointed to our board of directors in January 2020. He is currently the Chief Executive Officer and a director of OptimizeRx Corporation, a digital health company focused on bringing life sciences support to patients and providers, having joined the company in 2016. Since April 2022, he has served as member of the board of directors of Augmedix, Inc., a Nasdaq-listed provider of automated medical documentation and data services. Mr. Febbo founded Plexuus, LLC, a payment processing business for medical professionals in September 2015 and remained its Chairman from September 2015 to December 2020. From April 2007 to September 2015, he served as Chief Operating Officer of Merriman Holdings, Inc., an investment banking firm, where he assisted with capital raises in the technology, biotechnology, clean technology, consumer and resources industries. Mr. Febbo was a co-founder of, and from September 2013 to September 2015 served as Chief Executive Officer of, Digital Capital Network, Inc. a transaction platform for institutional and accredited investors. He was a co-founder of, and from January 1999 to September 2015 was Chief Executive Officer of, MedPanel, LLC, a provider of market intelligence and communications for the pharmaceutical, biomedical, and medical device industries. Since 2017, Mr. Febbo has been a faculty member of the Massachusetts Institute of Technology’s linQ program, which is a collaborative initiative focused on increasing the potential of innovative research to benefit society and the economy. Since 2004, he has been a board member of the United Nations Association of Greater Boston, a resource for the citizens of Greater Boston on the broad agenda of critical global issues addressed by the United Nations and its agencies. He holds a B.A. in international studies and Spanish from Dickinson College. We believe that Mr. Febbo is qualified to serve on our board of directors because of his wealth of experience in building and managing health services and financial businesses. Mr. Febbo brings more than 20 years of experience in building and managing health services and financial businesses.

On January 29, 2018, the Financial Industry Regulatory Authority (“FINRA”) accepted a Letter of Acceptance, Waiver and Consent (the “Consent”) submitted by Mr. Febbo. Without admitting or denying the findings, Mr. Febbo consented to the sanctions and to the entry of findings that he permitted Merriman Capital, Inc. to conduct a securities business while below its net capital requirement. From August 2012 to October 2015, he was the Financial and Operations Principal (“FinOp”) for a registered broker-dealer, Merriman Capital, Inc. (“Merriman”). During certain months, while Mr. Febbo was FinOp, FINRA found that certain of Merriman’s net capital filings with FINRA were inaccurate because of the method by which Merriman calculated net capital and that, when corrected, it was retroactively determined that Merriman had operated below its minimum net capital requirements. Mr. Febbo, as FinOp, signed certain of these reports and was thus held responsible. Based on the Consent, in settlement, Mr. Febbo, who was then no longer registered with any broker-dealer, accepted a fine of $5,000, a 10-business day suspension from acting as FinOp for any FINRA member and required to requalify by examination for the Series 27 license before again acting in a FinOp capacity.

Steven Felsher. Mr. Felsher was appointed to our board of directors in November 2021. Mr. Felsher is an experienced executive with respect to finance, administration, governance and other aspects of public and private company management. He has served as a member of the board of directors of Signal Hill Acquisition Corp., a special purpose acquisition company, since March 2021. From August 2018 to July 2020, he served as a member of the board of directors of Sito Mobile, Inc., a publicly-traded company that provided customized, data-driven solutions for brands spanning all forms of media. From January 2011 to June 2019, Mr. Felsher was a senior advisor at Quadrangle Group LLC, a private investment firm focused on the information and communications technology sectors. He spent a substantial portion of his career with Grey Global Group Inc., a global marketing services company, where he served as a senior executive from 1979 until 2007, most recently as vice chairman and chief financial officer. He holds a BA in classical Greek from Dickinson College and a J.D. from Yale University School of Law. We believe that Mr. Felsher is qualified to serve on our board of directors because of his extensive business experience with administration, governance, capital allocation and other aspects of public and private company management.

Morgan C. Frank. Mr. Frank was appointed to our board of directors in April 2017. In August 2022, he was appointed as chairman of the board of directors of SANUWAVE Health, Inc., a publicly-traded provider of wound-care products. Mr. Frank has worked with Manchester, LP since May 2002, and, prior to such time, he was a founder and managing director at First Principles Group, a boutique consultancy and principal investor specializing in corporate restructuring, restarts, intellectual property assessment and salvage, and spin outs. Prior to such time, Mr. Frank spent approximately five years as an analyst and portfolio manager at Hollis Capital, a San Francisco based hedge fund and prior thereto, Mr. Frank worked for an independent private client group at Paine Webber specializing in primary research to develop investment ideas (particularly short sale ideas) for institutional clients. Prior to his employment at Paine Webber, Mr. Frank was a currency trader for Eastern Vanguard. Mr. Frank holds a BA in Economics and in Political Science from Brown University. We believe that Mr. Frank is qualified to serve as member of our board of directors due to his extensive prior experience conducting financial analysis of public companies (certain of which were in the development stage), including such public companies’ management teams, products, including products in the development stage, the potential markets for such products and other factors that could affect the likelihood and timing of success and market penetration of such entities’ products as well as his capital raising activities. We believe this provides us with valuable insights into the financial markets and investment criteria of institutional and other investors as well as capital raising activities.

Philip Sheibley. Mr. Sheibley was appointed to our board of directors in November 2021. Mr. Sheibley is an experienced executive and venture capitalist. Since 2011, he has served as a principal at Alumni Investment Partners, a private equity firm. From 1981 to 2010, Mr. Sheibley served as a management and technology consultant with Accenture, where he focused on the life sciences area, holding a variety of leadership positions, including North American industry director for life sciences and global lead for management consulting. Mr. Sheibley holds a B.S. in industrial and systems engineering with a business minor from Lehigh University. We believe that Mr. Sheibley is qualified to serve on our board of directors because of his extensive business experience in the life sciences area and experience with venture capital investment and consulting, including financing transactions for early-stage and scale-up stage companies, assisting with scale-up strategy/execution, and participating as a board member in the medical products industry.

Carmen Volkart. Ms. Volkart was appointed to our board of directors in December 2019. She has served as chief financial officer of Natureworks LLC, an advanced materials company offering a portfolio of renewably-sourced polymers, since October 2018. Ms. Volkart served as a member of the board of directors, including as a member of the audit committee of Antares Pharma, Inc., a Nasdaq-listed, specialty pharmaceutical company, from October 2021 to May 2022, when it was acquired by another Nasdaq-listed company. From October 2012 to July 2018, she served as chief financial officer and, for a portion of that time, as senior vice president of commercialization for NxThera, Inc., a medical device company pioneering the application of convective radiofrequency thermotherapy to treat endurological conditions. Ms. Volkart served as global chief financial officer of Tornier N.V. from 2010 to 2012, and was chief operating and financial officer, corporate secretary, compliance officer and treasurer of Spine Wave, Inc. from 2006 to 2010. Prior to 2006, she held various executive and financial positions at American Medical Systems, Inc., Medtronic, Inc. and Honeywell, Inc. Ms. Volkart holds a B.S. in accounting from the University of North Dakota and an MBA with a concentration in strategic management from the University of Minnesota. We believe that Ms. Volkart is qualified to serve on our board of directors because of her substantial financial and public-company experience, as she has served as chief financial officer at multiple medical device and other companies.

Ellen O’Connor Vos. Ms. Vos was appointed to our board of directors in May 2021 and served as our chief executive officer from August 2021 until February 23, 2022. Ms. Vos has served as a member of VosHealth LLC since November 2020. Prior to that, she served as the president and chief executive officer of the Muscular Dystrophy Association from October 2017 to November 2020. Previously, Ms. Vos had been chief executive officer of ghg | greyhealth group from 1996 to 2017, and she has been a champion of using digital capabilities to improve the public health. Ms. Vos also serves on the board of OptimizeRX Corporation, a publicly-traded digital health company, and the Jed Foundation, a leading nonprofit dedicated to protecting the emotional health of college students, and was a founding board member of MMRF, a pioneering cancer research foundation. Ms. Vos holds a B.S. in nursing from Alfred University. We believe that Ms. Vos is qualified to serve on our board of directors because of her executive experience and extensive executive skills in digital marketing, commercialization and communications in the healthcare industry.

Involvement in Legal Proceedings

Except as described above with regard to Mr. Febbo, to our knowledge, none of our executive officers or our directors has, during the last ten years:

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

To our knowledge, there are no material proceedings to which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of voting securities of us, or any associate of any such director, officer, affiliate of ours, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Arrangements for Appointment of Directors and Officers

Pursuant to the Reorganization and Share Exchange Agreement, hereinafter referred to as the Share Agreement, dated as of July 24, 2017, by and among us, Quasuras, Mr. DiPerna and the other stockholders of Quasuras, until July 24, 2022, our board of directors was required to consist of no more than five and no less than two directors of which (i) Manchester Explorer, LP has the right to appoint two directors, pursuant to which Manchester Explorer, LP appointed Mr. Frank and Ms. Volkart, and (ii) Mr. DiPerna, in addition to being our chairman of the board, had the right to appoint two additional directors, pursuant to which he appointed Liam Burns, who resigned from our board of directors in December 2021, and Mr. Febbo. In May 2021, the parties amended the Share Agreement and removed Manchester Explorer, LP’s and Mr. DiPerna’s rights to appoint directors. In addition, the parties agreed that Mr. DiPerna shall remain chairman of our board of directors until July 2022; provided, that in the event Mr. DiPerna resigns or is otherwise replaced as our chief executive officer, Mr. DiPerna shall remain as chairman of our board of directors for an additional period of three years. Following such amendment, our board of directors increased the size of the board to six members and, on May 18, 2021, appointed Ms. Vos as a director to our board.

The DiPerna Employment and Related Agreements

We entered into an employment agreement dated August 1, 2018, with Mr. DiPerna pursuant to which Mr. DiPerna is employed by us as our president for an initial two-year term with automatic one-year renewals. Pursuant to such agreement, we agreed to pay Mr. DiPerna: (i) an annual salary of $200,000 in cash, (ii) $100,000 per year in fully-vested stock options granted monthly at an exercise price determined by our board of directors in its sole discretion and (iii) an annual bonus of $300,000, payable at the discretion of our board of directors, either in shares or in cash. If the board chooses to pay the bonus in shares, such shares will be valued at a price determined by our board of directors. Pursuant to such employment agreement (i) if (a) we terminate Mr. DiPerna’s employment without cause or he resigns with good reason, we will pay Mr. DiPerna a lump sum of $200,000, and (b) we terminate Mr. DiPerna’s employment for cause, we are not obligated to make any severance payment and Mr. DiPerna will receive only his base compensation through the last day of his employment, (ii) upon Mr. DiPerna’s death or disability, he will receive his base compensation through the last day of his employment and will remain eligible for all applicable benefits relative to death or disability pursuant to any plans that we have in place at such time, and (iii) upon a change of control (as defined in the employment agreement), Mr. DiPerna will be paid a lump sum of $100,000 within sixty days of the time at which such change of control takes place.

In May 2020, we amended our employment agreement with Mr. DiPerna to provide that in the event of a change in control:

●	within 60 days of the date the change in control occurs, Mr. DiPerna shall be paid by us or our successor in interest a lump sum cash payment equal to 12 months of Mr. DiPerna’s then annual Base Compensation (as defined in the employment agreement); and

●	immediately prior to such change of control, any unvested stock options or other unvested securities of ours issued to Mr. DiPerna shall automatically accelerate and immediately become fully vested and exercisable.

In June 2020, our board of directors approved an amendment to the employment agreement to provide that Mr. DiPerna’s base salary would be paid entirely in cash commencing July 1, 2020. The payment of the additional cash component of Mr. DiPerna’s annual base salary ($8,333.33 per month) was initially deferred (the “Deferred Salary”) and accrue for Mr. DiPerna’s benefit until we have received $5,000,000 of cumulative gross proceeds of financing, at which time the Deferred Salary shall be paid to Mr. DiPerna and the salary deferrals will cease. The salary deferrals ceased and the Deferred Salary was paid to Mr. DiPerna in May 2021. In August 2021, Mr. DiPerna resigned as our chief executive officer, and he continues to serve as our president, chief financial officer, treasurer and chairman of our board of directors.

On April 15, 2021, our board of directors authorized a $50,000 bonus for Mr. DiPerna for fiscal 2021.

If a change of control occurred on March 31, 2022, under his employment agreement, Mr. DiPerna would be entitled to the following:

●	payment of a lump sum of $300,000 within 60 days of the time at which such change of control takes place; and

●	accelerated vesting of 27,778 shares of common stock under an unvested stock option. The value of the shares subject to accelerated vesting is calculated as the intrinsic value per share multiplied by the number of shares that would become fully vested upon a change of control. The intrinsic value per share would be calculated as the excess of the closing price of the common stock of $4.40 on the Nasdaq Capital Market on March 31, 2022 over the exercise price of the option. As of March 31, 2022, the intrinsic value was zero.

In connection with our acquisition of Quasuras, we entered into an Intellectual Property Transfer Agreement dated as of July 24, 2017, with Quasuras and Mr. DiPerna, pursuant to which Mr. DiPerna transferred to us all intellectual property rights owned directly and/or indirectly by him related to our business. Separately, we agreed to pay Mr. DiPerna, as part of his compensation for services to be performed for us, pursuant to a royalty agreement, certain fees based upon future sales, if any, of our potential product subject to a maximum $10,000,000 cap on the aggregate amount of fees that Mr. DiPerna could earn from such arrangement.

The Vos Employment Agreement

On August 11, 2021, we entered into a two-year employment agreement (the “Agreement”) with Ms. Vos for her service as our chief executive officer, and the Agreement renews for one-year terms, unless either party provides the other with 90-day prior written notice of termination. The Agreement provided that Ms. Vos was entitled to total base compensation of $300,000 annually, as follows: a cash salary of $250,000 per year (the “Cash Salary”), plus deferred salary of $50,000 per year (the “Deferred Salary” and, together with the Cash Salary, the “Base Compensation”).

On February 23, 2022, Ellen O’Connor Vos informed the board of directors the Company that she was resigning from her position as chief executive officer of the Company, effective immediately (the “Resignation”). In connection with the Resignation, the Company and Ms. Vos entered into a Severance and Release Agreement dated February 23, 2022 (the “Separation Agreement”). Pursuant to the Separation Agreement, Ms. Vos is entitled to receive separation payments in an aggregate gross amount of $375,000. Under the terms of the Separation Agreement, the vesting of an option to purchase 362,452 shares of the Company’s common stock, which was granted to Ms. Vos on August 11, 2021, ceased on May 24, 2022 and the remaining unvested shares were forfeited.

James Besser

As compensation for his services as Chief Executive Officer, Mr. Besser is paid de minimis compensation of $1.00 per year.

Communications with our Board of Directors

Stockholders who desire to communicate with the board of directors, or a specific director, may do so by sending the communication addressed to either the board of directors or any individual director, c/o Modular Medical, Inc., 10740 Thornmint Road, San Diego, California 92127. These communications will be delivered to the board of directors, or any individual director, as specified.

Corporate Governance

Director Independence

Our Board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that William Febbo, Steven Felsher, Philip Sheibley and Carmen Volkart are “independent directors,” as defined under the rules of Nasdaq.

Board Leadership Structure and Role in Risk Oversight

Due to the small size and early stage of the Company, we have not adopted a formal policy on whether the chairman and chief executive officer positions should be separate or combined. Since 2017, Mr. DiPerna has been serving as our chairman, and, since February 23, 2022, Mr. Besser has been serving as our chief executive officer. Our board of directors has oversight responsibility for our risk management processes. Our board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate, regarding our assessment of risks. Our board of directors will focus on the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by us are consistent with our appetite for risk. While our board of directors oversees our risk management processes, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that the leadership structure of our board of directors supports this approach.

We have established an audit committee, a compensation committee, and a nominating and governance committee. Each committee’s members and functions are described below.

Audit Committee

Our board of directors established the audit committee (the “Audit Committee”) for the purpose of overseeing the accounting and financial reporting processes and audits of our financial statements. The Audit Committee also is charged with reviewing any internal control violations under our whistleblower policy. The responsibilities of our audit committee are described in the Audit Committee Charter adopted by our board of directors, a current copy of which can be found on the investors section of our website, www.modular-medical.com.

Ms. Volkart, Mr. Felsher and Mr. Sheibley are the current members of the Audit Committee. Mr. Felsher serves as the chairperson and has been designated by the board of directors as the “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act and the Exchange Act. That status does not impose duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on her as a member of the audit committee and the board of directors, however. Our board of directors has determined that each of our Audit Committee members satisfies the “independence” requirements of the Nasdaq listing rules and meets the independence standards under Rule 10A-3 under the Exchange Act.

Compensation Committee

Our board of directors established the compensation committee for the purpose of reviewing, recommending and approving our compensation policies and benefits, including the compensation of all of our executive officers and directors. Mr. Febbo and Ms. Volkart are the current members of the compensation committee, and Mr. Febbo serves as the chairperson. Each of our Compensation Committee members satisfies the “independence” requirements of the Nasdaq listing rules and meets the independence standards under Rule 10A-3 under the Exchange Act.

Our compensation committee is responsible for reviewing, recommending and approving our compensation policies and benefits, including the compensation of all of our executive officers and directors, and it also has the principal responsibility for the administration of our equity incentive plan. The responsibilities of our compensation committee are more fully described in the Compensation Committee Charter adopted by our board of directors, a current copy of which can be found on the investors section of our website, www.modular-medical.com.

Nominating and Corporate Governance Committee.

The Nominating and Governance Committee consists of Mr. Sheibley and Mr. Felsher, and Mr. Sheibley serves as the chairperson. Each of the members of our Nominating and Governance Committee satisfies the “independence” requirements of the Nasdaq listing rules and meets the independence standards under Rule 10A-3 under the Exchange Act. The Nominating and Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our secretary at the address of our executive offices.

The Nominating and Governance Committee will identify and evaluate nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The responsibilities of our Nominating and Governance committee are more fully described in the Nominating and Governance Committee Charter adopted by our board of directors, a current copy of which can be found on the investors section of our website, www.modular-medical.com.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and members of our board of directors. The Code of Conduct is available on our website at www.modular-medical.com. Our Nominating and Governance Committee is responsible for overseeing the Code of Conduct, and our board of directors must approve any waivers of the Code of Conduct. In addition, we intend to post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our board of directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our board of directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of ours.

Executive Compensation

Summary Compensation Table

The following table sets forth compensation information for the years ended March 31, 2022 and 2021 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Paul DiPerna, President, Chief Financial Officer,	2022	370,833	(3)	—	—	—	—		370,833
Treasurer and Chairman(2)	2021	200,000		—	25,000	—	50,000	(4)	275,000
James E. Besser, Chief Executive Officer(5)	2022	—		—	—	—	—		—
Ellen O’Connor Vos, Chief Executive Officer(6)	2022	133,654		—	4,414,645	—	409,662	(7)	4,957,961
Stephen Daly, Chief Commercial Officer(8)	2022	59,395		—	—	—	6,046		65,441
	2021	234,000		—	—	—	—		234,000

(1)	Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the consolidated financial statements included in this Registration Statement. These amounts do not reflect actual compensation earned or to be earned by our named executive officers.
(2)	From August 2018 until June 30, 2020, Mr. DiPerna’s $300,000 annual salary was paid $200,000 in cash and $100,000 in fully-vested stock options granted monthly.
(3)	Includes payment of $70,833 of deferred salary.
(4)	Earned as a bonus of which $22,000 was paid on April 30, 2021, and the remainder was paid in quarterly installments commencing on July 15, 2021.
(5)	Ms. Besser was appointed our chief executive officer in February 2022 and is paid de minimis compensation of $1.00 per year.
(6)	Ms. Vos was appointed our chief executive officer in August 2021 at an annual cash salary of $250,000 per year plus deferred salary of $50,000 per year. She resigned as our chief executive officer in February 2022. The compensation amounts disclosed in the table above exclude amounts paid to Ms. Vos for her service as a non-employee director.
(7)	Represents payment during fiscal 2022 of i) accrued holiday and vacation pay, ii) deferred salary and iii) three months of salary for the notice period and accrued severance of $300,000 that will be paid in fiscal 2023.
(8)	Mr. Daly became our chief commercial officer in March 2020 at an annual base salary of $250,000. In February 2021, Mr. Daly converted to part time, and his annual base salary was reduced to $125,000. Mr. Daly resigned as our Chief Commercial Officer in September 2021, and we and Mr. Daly entered into a consulting arrangement pursuant to which Mr. Daly provides services to us on a part-time basis.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of March 31, 2022.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date(1)
Paul DiPerna	1,155	(2)	—	9.48	6/1/2030
	1,169	(3)	—	9.48	5/1/2030
	1,170	(4)	—	9.48	4/1/2030
	1,660	(5)	—	7.44	3/2/2030
	1,745	(6)	—	7.44	2/1/2030
	1,727	(7)	—	7.44	1/1/2030
	1,809	(8)	—	6.75	12/1/2029
	1,811	(9)	—	6.75	11/1/2029
	1,721	(10)	—	6.75	10/1/2029
	1,662	(11)	—	6.75	9/15/2029
	1,666	(12)	—	6.75	8/15/2029
	1,660	(13)	—	6.75	7/15/2029
	1,650	(14)	—	6.75	6/15/2029
	1,677	(15)	—	6.75	5/15/2029
	1,624	(16)	—	6.75	4/15/2029
	1,694	(17)	—	6.75	3/15/2029
	1,641	(18)	—	6.75	2/15/2029
	1,603	(19)	—	6.75	1/15/2029
	1,775	(20)	—	6.75	12/15/2028
	1,775	(21)	—	6.75	11/15/2028
	6,005	(22)	—	1.98	10/15/2028
	6,005	(23)	—	1.98	09/15/2028
	6,005	(24)	—	1.98	08/15/2028
	2,222	(25)	27,778	6.75	11/25/2029

(1)	The standard option term is ten years, but all of the options expire automatically unless exercised within 90 days after the cessation of service as an employee, director or consultant.

(2)	The option was granted on June 1, 2020, and the shares subject to this option were fully vested on the grant date.

(3)	The option was granted on May 1, 2020, and the shares subject to this option were fully vested on the grant date.

(4)	The option was granted on April 1, 2020, and the shares subject to this option were fully vested on the grant date.

(5)	The option was granted on March 2, 2020, and the shares subject to this option were fully vested on the grant date.

(6)	The option was granted on February 1,2020, and the shares subject to this option were fully vested on the grant date.

(7)	The option was granted on January 1, 2020, and the shares subject to this option were fully vested on the grant date.

(8)	The option was granted on December 1, 2019, and the shares subject to this option were fully vested on the grant date.

(9)	The option was granted on November 1, 2019, and the shares subject to this option were fully vested on the grant date.

(10)	The option was granted on October 1, 2019, and the shares subject to this option were fully vested on the grant date.

(11)	The option was granted on September 15, 2019, and the shares subject to this option were fully vested on the grant date.

(12)	The option was granted on August 15, 2019, and the shares subject to this option were fully vested on the grant date.

(13)	The option was granted on July 15, 2019, and the shares subject to this option were fully vested on the grant date.

(14)	The option was granted on June 15, 2019, and the shares subject to this option were fully vested on the grant date.

(15)	The option was granted on May 15, 2019, and the shares subject to this option were fully vested on the grant date.

(16)	The option was granted on April 15, 2019, and the shares subject to this option were fully vested on the grant date.

(17)	The option was granted on March 15, 2019, and the shares subject to this option were fully vested on the grant date.

(18)	The option was granted on February 15, 2019, and the shares subject to this option were fully vested on the grant date.

(19)	The option was granted on January 15, 2019, and the shares subject to this option were fully vested on the grant date.

(20)	The option was granted on December 15, 2018, and the shares subject to this option were fully vested on the grant date.

(21)	The option was granted on November 15, 2018, and the shares subject to this option were fully vested on the grant date.

(22)	The option was granted on October 15, 2018, and the shares subject to this option were fully vested on the grant date.

(23)	The option was granted on September 15, 2018, and the shares subject to this option were fully vested on the grant date.

(24)	The option was granted on August 15, 2018, and the shares subject to this option were fully vested on the grant date.

(25)	The option was granted on November 25, 2019, and the shares subject to this option vest monthly over three years commencing January 1, 2020, subject to continued service as an employee, director or consultant.

Employment Agreements

We have entered into our standard form of employment, confidential information and invention assignment agreement with each of our named executive officers. We also have entered into agreements to indemnify our directors and certain executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and certain executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of us, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which such person provided services at our request.

Director Compensation

Effective April 1, 2021, our board of directors approved our outside (non-employee) director compensation plan (the “Director Plan”). Pursuant to the Director Plan, outside directors are paid the following annual retainers:

●	$25,000 for service as a member of the board of directors;

●	$5,000 for service as chair of the audit committee; and

●	$5,000 for service as chair of the compensation committee.

The annual retainers will be paid in quarterly installments in either cash, options to purchase shares of our common stock or in shares of our common stock, as directed by each director based on an annual election. In addition, under the Director Plan, each director will also receive an annual service equity award of $100,000 paid in quarterly installments in either options to purchase shares of our common stock or shares of our common stock, as directed by each director based on an annual election.

In addition, upon appointment to our board of directors, we award our non-employee directors a stock option grant under our Amended 2017 Equity Incentive Plan (the “2017 Plan”). During fiscal 2022, we awarded each of the new non-employee directors a stock option to purchase 16,667 shares of our common stock. These options vest annually over three years from the date of appointment to our board of directors.

The following table summarizes the compensation we paid to our non-employee directors for the year ended March 31, 2022:

Name	Fee Compensation ($)	Restricted Stock Awards ($)	Option Awards ($)(1)(2)	All Other Compensation (3)	Total ($)
Liam Burns(4)	18,750	—	222,291	—	241,041
William Febbo	30,000	—	—	100,000	130,000
Steven Felsher(5)	—	—	194,981	8,657	203,638
Morgan Frank	—	—	375,105	—	375,105
Philip Sheibley(5)	8,424	—	169,588	33,696	211,078
Carmen Volkart	—	—	296,423	29,671	326,094
Ellen O’Connor Vos(6)	2,953	—	281,339	—	284,292

(1)	Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the consolidated financial statements included in this Registration Statement. These amounts do not reflect actual compensation earned or to be earned by our directors.

(2)	As of March 31, 2022, our non-employee directors each held outstanding options to purchase the following number of shares of our common stock: William Febbo, 66,667; Steven Felsher, 38,084; Morgan Frank, 100,699; Philip Sheibley, 16,667; Carmen Volkart; 90,558 and Ellen O’Connor Vos, 111,873.

(3)	Represents stock awards; we calculated the estimated fair value of the stock awards issued to our non-employee directors using the closing price per share of our common stock on the day prior to the grant date in accordance with the Director Plan.

(4)	Mr. Burns resigned as a director on December 31, 2021.

(5)	Messrs. Felsher and Sheibley were appointed to our board of directors on November 29, 2021.

(6)	Ms. Vos was appointed to our board of directors in May 2021 and as our chief executive officer in August 2021. In February 2022, Ms. Vos resigned as our chief executive officer.

Equity Compensation Plan Information

The following table shows the number of securities to be issued upon exercise or vesting of outstanding equity awards under the 2017 Plan as of March 31, 2022.

Plan Category	Number of securities to be issued upon exercise or vesting of outstanding equity awards (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans not approved by security holders	1,650,705	$6.58	989,466

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Manchester as the general partner of Manchester Explorer, L.P. (“Explorer”), combined with the holdings of its affiliates, JEB Partners LP, Mr. Besser and Mr. Frank, owns approximately 25% of the Company’s outstanding shares of common stock. Mr. Besser is our chief executive officer and a managing member of Manchester. Mr. Frank is one of our directors and serves as the portfolio manager of Explorer and as a managing member of Manchester.

Mr. DiPerna’s daughter is an employee of ours, and, during the year ended March 31, 2022, we paid her $169,589, which includes the aggregate grant date fair value, as determined pursuant to FASB ASC Topic 718, of a stock option granted in November 2021.

In October 2021, we issued a secured promissory note (the “Bridge Note”) to Explorer that provided the Company with a $3,000,000 revolving credit facility with all amounts being drawn down by us thereunder being due and payable, subject to acceleration in the event of a default, on March 15, 2022. Interest at the rate of 12% was payable on each amount drawn down without regard to the draw-down date or the date when interest is paid. During the period from October 2021 to February 2022, we made draws of $2,100,000 on the Bridge Note, and we repaid to Explorer the draws and accrued interest in the amount of $2,352,000 in February 2022.

In October 2021, we sold 12,346 shares of common stock to Mr. DiPerna and 18,519 shares to Ms. Vos at a price per share of $8.10 in a private placement.

In May 2021, Mr. Febbo purchased $200,000 aggregate principal amount of our convertible notes and received a warrant to purchase 23,229 shares of our common stock (the “Director Warrant”). In connection with a public offering of our equity securities in February 2022, the convertible note held by Mr. Febbo was converted into our equity securities. Upon conversion, Mr. Febbo received 45,586 shares of our common stock and a warrant to purchase 45,586 shares of our common stock at an exercise price of $6.60 per share. In addition, the exercise price of the Director Warrant was reduced to $6.00 per share.

In February 2021, Mr. DiPerna and Explorer (the “Related Party Holders”), which is represented by Mr. Frank on our board of directors, purchased $100,000 and $1,000,000, aggregate principal amount of our convertible notes and received warrants to purchase 119,237 and 11,924 shares of our common stock (the “Note Warrants”), respectively. Effective April 30, 2021, the Related Party Holders entered into revocation agreements with the Company pursuant to which their collective $1,100,000 aggregate principal amount of convertible notes and accrued interest of $50,091 were replaced with new convertible notes. In connection with a public offering of our equity securities in February 2022, the convertible notes and accrued interest held by the Related Party Holders were converted into our equity securities and Mr. DiPerna received 23,429 shares of our common stock and a warrant to purchase 23,429 shares of our common stock at an exercise price of $6.60 per share and Explorer received 234,274 shares of our common stock and a warrant to purchase 234,274 shares of our common stock at an exercise price of $6.60 per share. In addition, the exercise prices of the Note Warrants were reduced to $6.00 per share.

See “Management” above for other related party transactions involving our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 4, 2023 concerning the ownership of our common stock by:

●	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock (currently our only class of voting securities);

●	each of our directors;

●	each of our executive officers; and

●	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act, and includes all shares over which the beneficial owner exercises voting or investment power. Shares that are issuable upon the exercise of options, warrants and other rights to acquire common stock that are presently exercisable or exercisable within 60 days of May 4, 2023 are reflected in a separate column in the table below. These shares are taken into account in the calculation of the total number of shares beneficially owned by a particular holder and the total number of shares outstanding for the purpose of calculating percentage ownership of the particular holder. We have relied on information supplied by our officers, directors and certain stockholders and on information contained in filings with the SEC. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 10,949,389 shares of common stock outstanding as of May 4, 2023.

Unless otherwise stated, the business address of each of our directors and executive officers listed in the table is 10740 Thornmint Road, San Diego, California 92127.

Name and principal position	Number of Shares Beneficially Owned (Excluding Outstanding Options and warrants)(1)		Number of Shares Issuable on Exercise of Outstanding Options and Warrants(2)		Percent of Class
JEB Partners, L.P.	2,720,577	(3)	653,511		29.08
Manchester Explorer, L.P.	2,720,577	(3)	653,511		29.08
Manchester Management LLC	2,720,577	(3)	653,511		29.08
Sio Capital Management, LLC	689,352	(4)	402,127	(5)	9.62
Directors and officers:
James Besser	2,720,577	(3)	653,511		29.08
Paul DiPerna	2,553,586	(6)	203,262		24.71
Kevin Schmid	—		—		*
William J. Febbo	89,105		135,482		2.03
Steven Felsher	5,877		56,973		*
Morgan C. Frank	2,720,577	(3)	793,469		29.92
Philip Sheibley	21,139		5,556		*
Carmen Volkart	7,085		120,558		1.15
Ellen O’Connor Vos	18,519		124,910		1.30
All current directors and executive officers as a group (9 persons)	5,415,888		1,440,209		59.93

*	Represents less than 1%

(1)	Excludes shares subject to outstanding options and warrants to acquire common stock that are exercisable within 60 days of May 1, 2023.

(2)	Represents the number of shares subject to outstanding options and warrants to acquire common stock that are exercisable within 60 days of May 1, 2023.

(3)	Includes (i) 124,750 shares directly held by Mr. Besser, of which: (a) 60,277 shares were received in exchange for Mr. Besser’s shares as a result of our acquisition of Quasuras; (b) 29,630 shares purchased in a private placement in 2018 (the “2018 Placement”) and (c) 34,843 shares were purchased in a private placement in 2020 (the “2020 Placement”); (ii) 2,218,077 held by Manchester Explorer, L.P. of which: (a) 1,515,152 shares were purchased in a private placement in 2017 (the “2017 Placement”), (b) 157,037 shares were purchased in the 2018 Placement, (c) 11,614 were purchased in the 2020 Placement, (d) 300,000 shares were purchased in a public offering in February 2022, and (e) 234,274 shares were acquired upon the conversion of a convertible note in February 2022; (iii) 317,473 shares held by JEB Partners, L.P. of which (a) 252,526 shares were purchased in the 2017 Placement, (b) 53,333 shares were purchased in the 2018 Placement and (c) 11,614 shares were purchased in the 2020 Placement; and (iv) 60,277 shares held by Mr. Frank, which shares were received in our acquisition of Quasuras in exchange for Mr. Frank’s shares of Quasuras. Mr. Besser, as the managing member, and Mr. Frank, as the portfolio manager and consultant of Manchester Management, LLC, (“MMC”) the general partner of Manchester Explorer, L.P. and JEB Partners, L. P., have shared voting and dispositive power over shares held by Manchester Explorer, L.P. and JEB Partners, L.P. The address for Manchester Explorer, L.P is c/o MMC, 2 Calle Candina, No. 1701, San Juan, Puerto Rico 00907.

(4)	Based on information reported by Sio Capital Management, LLC (“Sio”) on Schedule 13G filed with the SEC on February 15, 2023. Sio and Sio GP, LLC (the “GP”) act as investment advisor and general partner, respectively, to various clients that are the record owners of the shares of our common stock reported on this Schedule 13G. Because Sio’s investment discretion with respect to such clients is subject to oversight by the GP, the GP may be deemed to be the beneficial owner of the common stock of the Issuer owned by such clients. In addition, both Sio and the GP are controlled by Michael Castor. As such, he may be deemed to control the voting and dispositive decisions with respect to, and therefore be the beneficial owner of, the shares of our common stock. The address for Sio, Sio GP and Mr. Castor is 600 Third Avenue, New York, New York 10016.

(5)

These shares are issuable upon exercise of outstanding pre-funded warrants to purchase shares of our common stock. As of May 1, 2023, Sio held 1,348,314 pre-funded warrants to purchase shares of our common stock. Pursuant to the terms of the pre-funded warrants, Sio cannot exercise such pre-funded warrants if Sio would beneficially own, after such exercise, more than 9.99% of the outstanding shares of our common stock. Accordingly, pre-funded warrants to purchase 946,187 shares of our common stock have been excluded from the table above.

(6)	Includes (i) 2,000,000 shares directly held by the Paul DiPerna Irrevocable Trust, (ii) 333,334 shares directly held by Mr. DiPerna’s adult daughters, Kelsie DiPerna and Alaria DiPerna, which shares Mr. DiPerna has sole voting power over; (iii) 207,906 shares directly held by the Paul DiPerna Trust, of which 101,010 shares were purchased in the 2017 Placement and 23,429 shares were acquired upon the conversion off a convertible note in February 2022 and (iv) 12,346 shares held by Mr. DiPerna. The 2,000,000 shares held by the Paul DiPerna Irrevocable Trust, 333,334 shares held by Mr. DiPerna’s adult daughters and 73,480 shares held by the Paul DiPerna Trust that were issued in 2017 to Mr. DiPerna in the Control Block Acquisition and transferred to such persons in December 2020 by Mr. DiPerna. Mr. DiPerna is the chairman of our board of directors, and also serves as our president, chief financial officer and treasurer. Mr. DiPerna is the trustee of both the Paul DiPerna Irrevocable Trust and the Paul DiPerna Trust.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 2,116,402 units, with each unit consisting of two shares of common stock and one warrant to purchase one share of our common stock. The units have no stand-alone rights and will not be certificated or issued as stand-alone securities. This offering also includes the offer and sale of the shares of common stock issuable from time to time upon exercise of the warrants.

Common Stock

As of December 31, 2022, we had 10,932,098 shares of common stock issued and outstanding, 7,565,588 shares of common Stock issuable upon exercise of outstanding warrants, and 2,174,198 shares of common stock issuable upon exercise of outstanding stock options.

Under the terms of our certificate of incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our Board of Directors from time to time may determine. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Warrants

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price. Each warrant offered hereby will have an initial exercise price per share equal to $           (120% of the public offering price per unit sold in this offering. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The warrants will be issued separately from the common stock and may be transferred separately immediately thereafter. One warrant to purchase one share of our common stock will be issued for every two shares of common stock purchased in this offering.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of common stock will be issued in connection with the exercise of a warrant.

Cashless Exercise. If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrants.

Transferability. Subject to applicable laws, a warrant in book entry form may be transferred at the option of the holder through the facilities of the Depository Trust Company and warrants in physical form may be transferred upon surrender of the warrant to the Warrant Agent together with the appropriate instruments of transfer. Pursuant to a warrant agency agreement between us and the Warrant Agent, the warrants initially will be issued in book-entry form and will be represented by one or more global certificates deposited with The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exchange Listing. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to list the warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which shares of our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares (each, a “Fundamental Transaction”), then following such Fundamental Transaction the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such Fundamental Transaction. Any successor to us or surviving entity will assume the obligations under the warrants.

UNDERWRITING

Newbridge Securities Corporation (“Newbridge” or the “underwriter”) is acting as sole underwriter of this offering. We entered into an underwriting agreement with Newbridge with respect to the securities subject to this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, the number of units shown in the table below.

Underwriter	Number of Units
Newbridge Securities Corporation	2,116,402
Total	2,116,402

The underwriting agreement provides that the obligations of the underwriter to purchase the units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriting agreement provides that the underwriter will purchase all of the units if any of them are purchased.

Units sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of the securities to other securities dealers at such price less a concession of $              per unit. After the initial offering of the units, the public offering price or any other term of the offering may be changed by the underwriter.

Underwriting discounts and commissions

We are offering 2,116,402 units pursuant to this prospectus. Each unit comprises two shares of common stock and one warrant to purchase one share. The following table shows the effective public offering price per share of common stock and accompanying warrant and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Effective Price Per Share and accompanying Warrant	Total Without Option	Total With Option
Public offering price(1)	$
Underwriting discounts and commissions(2)	$
Proceeds, before expenses, to us	$

(1)	Based on a price of $ per unit comprising two shares of common stock and one warrant to purchase one share of common stock.
(2)	We have agreed to pay the underwriters a commission of 7% of the gross proceeds of this offering.

Over-Allotment Option

In addition to the discount set forth in the above table, we have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to a number of additional shares of common stock equal to 15% of the shares of common stock included in the units sold in this offering and/or a number of additional warrants equal to 15% of the warrants included in the units sold in this offering, in any combination thereof, firmly committed in this offering at a price of $             per share or $0.01 per warrant to purchase one share of common stock, in each case, less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock and/or warrants are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares of our common stock and/or warrants on the same terms as those on which the other shares of common stock and Warrants are being offered hereby.

Underwriter’s Warrants

Upon the closing of this offering, we have agreed to issue to Newbridge, or its designees, warrants (the “underwriter’s warrants”) to purchase a number of shares of common stock equal to an aggregate of 7% of the total shares sold in this public offering. The underwriter’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The underwriter’s warrants are exercisable at any time and from time to time, in whole or in part, during the three and one-half-year period commencing six months after the effective date of the registration statement related to this offering.

We are registering hereby the issuance of the underwriter’s warrants and the shares of common stock issuable upon exercise of such warrants. The underwriter’s warrants and the shares of common stock underlying the underwriter’s warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Neither Newbridge or its permitted assignees under such rule, may sell, transfer, assign, pledge, or hypothecate the underwriter’s warrants or the securities underlying the underwriter’s warrants, nor will Newbridge engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter’s warrants or the underlying shares for a period of 180 days from the effective date of the registration statement.

Additionally, the underwriter’s warrants may not be sold, transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The underwriter’s warrants will provide for adjustment in the number and price of the underwriter’s warrants and the shares of common stock underlying such underwriter’s warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Lock-Ups

Our officers, directors and holders of more than 5.0% of our outstanding shares of common stock have agreed that, for a period of 90 days from the date of this prospectus, they will not, subject to certain exceptions, offer, pledge, sell, contract to sell, sell any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock without the prior written consent of Newbridge. Additionally, we have also agreed that, for a period of 90 days from the date of this prospectus, we will not, subject to certain exceptions, offer, pledge, sell, contract to sell, sell any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock without the prior written consent of Newbridge. Newbridge, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Nasdaq Capital Market Listing

Our common stock is listed on Nasdaq Capital Market under the symbol “MODD.” There is no established trading market for the warrants, and we do not intend to apply for listing of the Warrants on The Nasdaq Capital Market or on any national securities exchange. Without a trading market, the liquidity of the warrants will be extremely limited.

Expenses and Reimbursements

We estimate that our portion of the total expenses of this offering will be approximately $400,000, which includes the fees and expenses for which we have agreed to reimburse the underwriter, including the fees and disbursements of counsel for the underwriter, in connection with the offering in an amount not to exceed $125,000.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of shares of common stock in this offering is complete, SEC rules may limit the ability of the underwriter to bid for and purchase shares of our common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions which stabilize the price of the shares of common stock, which may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of shares of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of common stock from us in the offering. An underwriter may close out any covered short position by either exercising its option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the share price at which the underwriter may purchase through its option to purchase additional shares. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on our shares of common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. If an underwriter commences any of these transactions, it may discontinue them at any time without notice.

We expect that delivery of the shares will be made to investors on or about                                     , 2023 (such settlement being referred to as “T+2”).

Electronic Distribution

In connection with the offering, the underwriter or any securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriter is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock or accompanying warrants, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock and accompanying warrants may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our common stock and accompanying warrants may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriter may arrange to sell the common stock and accompanying warrants offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

LEGAL MATTERS

The validity of the shares of common stock and warrants offered by this prospectus has been passed upon for us by Lucosky Bookman LLP, Woodbridge, New Jersey. McGuireWoods LLP is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated balance sheets of Modular Medical, Inc. as of March 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended have been audited by Farber Hass Harley LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein. Such consolidated financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including and schedules, under the Securities Act that registers the offer and sale of the securities to be sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock and warrants, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy all materials that we file with the SEC, including the registration statement and its exhibits and schedules, on the website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus does not and will not constitute a part of this prospectus or the registration statement on Form S-1 of which this prospectus is a part.

In addition, upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and the website of the SEC referred to above. We also maintain a website at www.modular-medical.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus. Additionally, you may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:

Attn.: CFO

Modular Medical, Inc.

10740 Thornmint Road

San Diego, California 92127

(858) 800-3500

You should rely only on the information contained in this prospectus or to which we have referred you. We have not and the underwriters have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

Modular Medical, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2022 (Unaudited)	March 31, 2022
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,690,957	$9,076,372
Prepaid expenses and other	180,164	313,422
Security deposit	100,000	—
TOTAL CURRENT ASSETS	7,971,121	9,389,794

Property and equipment, net	716,409	235,959
Right of use asset, net	51,312	120,693
Security deposit	—	100,000
TOTAL NON-CURRENT ASSETS	767,721	456,652

TOTAL ASSETS	$8,738,842	$9,846,446

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$382,080	$299,951
Accrued expenses	255,545	524,891
Short-term lease liability	77,672	144,857
TOTAL CURRENT LIABILITIES	715,297	969,699

Long-term lease liability	—	39,957
TOTAL LIABILITIES	715,297	1,009,656

Commitments and Contingencies (Note 8)

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized; 10,932,098 and 10,461,898 shares issued and outstanding as of December 31, 2022 and March 31, 2022, respectively	10,932	10,462
Additional paid-in capital	52,900,066	43,406,099
Accumulated deficit	(44,887,453)	(34,579,771)
TOTAL STOCKHOLDERS’ EQUITY	8,023,545	8,836,790
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,738,842	$9,846,446

The accompanying notes are an integral part of these condensed consolidated financial statements.

Modular Medical, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Operating expenses
Research and development	$2,196,546	$1,849,399	$6,804,069	$5,742,911
General and administrative	1,161,351	1,981,665	3,502,029	5,156,152
Total operating expenses	3,357,897	3,831,064	10,306,098	10,899,063
Loss from operations	(3,357,897)	(3,831,064)	(10,306,098)	(10,899,063)

Other income (expense)	(587)	4	16	368,876
Interest expense	—	(1,010,247)	—	(2,204,917)
Loss on debt extinguishment	—	—	—	(1,321,450)
Loss before income taxes	(3,358,484)	(4,841,307)	(10,306,082)	(14,056,554)

Provision for income taxes	—	—	1,600	1,600

Net loss	$(3,358,484)	$(4,841,307)	$(10,307,682)	$(14,058,154)

Net loss per share
Basic and diluted	$(0.31)	$(0.76)	$(0.95)	$(2.22)

Shares used in computing net loss per share
Basic and diluted	10,925,862	6,354,145	10,863,082	6,331,982

The accompanying notes are an integral part of these condensed consolidated financial statements.

Modular Medical, Inc.

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)
(Unaudited)

	Common Stock		Additional Paid-In	Common Stock	Accumulated	Stockholders’
	Shares	Amount	Capital	Issuable	Deficit	Equity
Balance as of March 31, 2022	10,461,898	$10,462	$43,406,099	$—	$(34,579,771)	$8,836,790
Shares issued for services	348	—	1,576	—	—	1,576
Issuance of common stock and warrants in equity offering, net	449,438	449	7,371,898	—	—	7,372,347
Issuance of common stock under equity incentive plan	2,664	3	13,747	—	—	13,750
Stock-based compensation	—	—	724,819	—	—	724,819
Net loss	—	—	—	—	(3,498,791)	(3,498,791)
Balance as of June 30, 2022	10,914,348	$10,914	$51,518,139	$—	$(38,078,562)	$13,450,491
Issuance of common stock under equity incentive plan	11,375	12	50,368	—	—	50,380
Stock-based compensation	—	—	692,060	—	—	692,060
Net loss	—	—	—	—	(3,450,407)	(3,450,407)
Balance as of September 30, 2022	10,925,723	$10,926	$52,260,567	$—	$(41,528,969)	$10,742,524
Issuance of common stock under equity incentive plan	6,375	6	12,737	—	—	12,743
Stock-based compensation	—	—	626,762	—	—	626,762
Net loss	—	—	—	—	(3,358,484)	(3,358,484)
Balance as of December 31, 2022	10,932,098	$10,932	$52,900,066	$—	$(44,887,453)	$8,023,545

	Common Stock		Additional Paid-In	Common Stock	Accumulated	Stockholders’
	Shares	Amount	Capital	Issuable	Deficit	Deficit
Balance as of March 31, 2021	6,302,050	$6,302	$14,665,559	$—	$(15,947,010)	$(1,275,149)
Shares issued for services	20,000	20	172,180	—	—	172,200
Warrants issued with convertible notes	—	—	3,700,632	—	—	3,700,632
Issuance of common stock under equity incentive plan	1,836	2	32,495	—	—	32,497
Stock-based compensation	—	—	623,423	—	—	623,423
Net loss	—	—	—	—	(4,835,091)	(4,835,091)
Balance as of June 30, 2021	6,323,886	$6,324	$19,194,289	$—	$(20,782,101)	$(1,581,488)
Stock-based compensation	3,635	4	862,427	—	—	862,431
Net loss	—	—	—	—	(4,381,757)	(4,381,757)
Balance as of September 30, 2021	6,327,521	$6,328	$20,056,716	$—	$(25,163,858)	$(5,100,814)
Private placement of common stock	30,865	31	249,969	—	—	250,000
Shares issued for services	8,334	8	73,748	—	—	73,756
Shares issuable for services	—	—	—	149,994	—	149,994
Shares issued for reverse stock split	1,211	1	—	—	—	1
Stock-based compensation	5,775	6	1,221,729	—	—	1,221,735
Net loss	—	—	—	—	(4,841,307)	(4,841,307)
Balance as of December 31, 2021	6,373,706	$6,374	$21,602,162	$149,994	$(30,005,165)	$(8,246,635)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Modular Medical, Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
	2022	2021

Net loss	$(10,307,682)	$(14,058,154)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on PPP note forgiveness	—	(368,780)
Loss on debt extinguishment	—	1,321,450
Stock-based compensation expense	2,120,513	2,740,086
Depreciation and amortization	92,616	80,268
Shares issued for services	150,412	388,021
Shares issuable for services	—	149,994
Amortization of lease right-of-use asset	69,381	58,404
Change in lease liability	(107,142)	(92,826)
Amortization of debt discount	—	1,454,762
Changes in assets and liabilities:
Other assets and prepaid expenses	(15,577)	(25,995)
Accounts payable and accrued expenses	(187,217)	1,223,983
Net cash used in operating activities	(8,184,696)	(7,128,787)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(573,066)	(22,779)
Net cash used in investing activities	(573,066)	(22,779)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants, net	7,372,347	—
Proceed from private placement, net of issuance costs	—	250,000
Proceeds from issuance of convertible notes, net	—	4,137,199
Proceeds from issuance of promissory note	—	1,500,000
Net cash provided by financing activities	7,372,347	5,887,199

Net decrease in cash and cash equivalents	(1,385,415)	(1,264,367)

Cash and cash equivalents at beginning of period	9,076,372	1,468,465

Cash and cash equivalents at end of period	$7,690,957	$204,098

Supplemental disclosure:
Noncash investing and financing activities:
Fair value of detachable warrants issued with convertible notes	$—	$3,700,632

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MODULAR MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Modular Medical, Inc. (the Company) was incorporated in Nevada in October 1998 under the name Bear Lake Recreation, Inc. The Company had no material business operations from 2002 until approximately 2017 when it acquired all of the issued and outstanding shares of Quasuras, Inc., a Delaware corporation (Quasuras). As the major stockholder of Quasuras retained control of both the Company and Quasuras, the share exchange was accounted for as a reverse merger. As such, the Company recognized the assets and liabilities of Quasuras acquired in the merger at their historical carrying amounts. Prior to the acquisition of Quasuras and, since at least 2002, the Company was a shell company, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In June 2017, the Company changed its name from Bear Lake Recreation, Inc. to Modular Medical, Inc.

The Company is a development-stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin-dependent people with diabetes. The Company has developed a hardware technology allowing people with insulin-dependent diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes excessively high. By addressing the time and effort required to effectively treat their condition, the Company believes it can address the less technically savvy, less motivated part of the market.

In February 2022, the Company completed a public offering of its equity securities, and its common stock was approved to list on the Nasdaq Capital Market under the symbol “MODD” and began trading there on February 10, 2022.

Liquidity

Financial Accounting Standards Board (FASB) Accounting Standard Update (ASU) No. 2014-15 (ASU 2014-15), Going Concern, requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. If management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management must consider if there are plans that are probable to be implemented, and whether it is probable that the plans will mitigate the conditions or events raising the substantial doubt about the entity’s ability to continue as a going concern. If the substantial doubt is not alleviated after consideration of management’s plans, the entity must include a statement in the notes to the financial statements indicating that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued including: 1) the principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, 2) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and 3) management’s plans to attempt to mitigate the conditions or events causing the substantial doubt about the entity’s ability to continue as a going concern.

The Company expects to continue to incur operating losses for the foreseeable future and incur cash outflows from operations as it continues to invest in the development and subsequent commercialization of its product. The Company expects that its research and development and general and administrative expenses will continue to increase, and, as a result, it will eventually need to generate significant revenue to achieve profitability. The Company’s expected operating losses and cash burn raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. Implementation of the Company’s plans and its ability to continue as a going concern will depend upon the Company’s ability to raise additional capital, through the sale of additional equity or debt securities, to support its future operations. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on terms and conditions acceptable to the Company.

The Company’s operating needs include the planned costs to operate its business, fund working capital and capital expenditures. The Company’s future capital requirements and the adequacy of its available funds will depend on many factors, including the Company’s ability to successfully commercialize its product, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement its product offering. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash. These condensed consolidated financial statements do not include any adjustments that might result from this uncertainty.

Basis of Presentation

The Company’s fiscal year ends on March 31 of each calendar year. Each reference to a fiscal year in these notes to the condensed consolidated financial statements refers to the fiscal year ended March 31 of the calendar year indicated (for example, fiscal 2023 refers to the fiscal year ending March 31, 2023). The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Quasuras. All significant intercompany transactions and balances have been eliminated in consolidation.

The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and with the rules and regulations of the United States Security and Exchange Commission (SEC) regarding interim financial reporting. The condensed consolidated balance sheet as of March 31, 2022 has been derived from the audited consolidated financial statements at that date. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted in accordance with these rules and regulations of the SEC. The information in this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its most recent annual report on Form 10-K filed with the SEC.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods presented. The operating results for the three months ended December 31, 2022 are not necessarily indicative of the results that may be expected for the year ending March 31, 2023 or for any other future period.

Reverse Stock Split

On November 24, 2021, the Company filed a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Nevada to effect a 1-for-3 reverse stock split of the Company’s shares of common stock. Such amendment and ratio were previously approved by a majority of the Company’s stockholders and the board of directors. As a result of the reverse stock split, which was effective November 29, 2021, every three shares of the Company’s pre-reverse split outstanding common stock were combined and reclassified into one share of common stock. Proportionate voting rights and other rights of common stock holders were not affected by the reverse stock split. Any fractional shares of common stock resulting from the reverse split were rounded up to the nearest whole share. All stock options outstanding and common stock reserved for issuance under the Company’s equity incentive plans and warrants outstanding immediately prior to the reverse stock split were adjusted by dividing the number of affected shares of common stock by three and, as applicable, multiplying the exercise price by three, as a result of the reverse stock split. All share numbers, share prices, exercise prices and per share amounts have been adjusted, on a retroactive basis to reflect this 1-for-3 reverse stock split.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Estimates may include those pertaining to accruals, stock-based compensation and income taxes. Actual results could differ from those estimates.

Reportable Segment

The Company operates in one business segment and uses one measurement of profitability for its business.

Research and Development

The Company expenses research and development expenditures as incurred.

General and Administrative

General and administrative expenses consist primarily of payroll and benefit costs, rent, stock-based compensation, legal and accounting fees, and office and other administrative expenses.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash at high-quality financial institutions within the United States, which are insured by the Federal Deposit Insurance Corporation up to limits of approximately $250,000. No reserve has been made in the financial statements for any possible loss due to financial institution failure.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the U.S. and global economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in- place” and created significant disruption of the financial markets. The full extent of the COVID-19 impact on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of the Company’s control, and cannot be predicted.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Property and Equipment

Property and equipment are recorded at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Depreciation is recorded in operating expenses in the consolidated statements of operations. Leasehold improvements and assets acquired through capital leases are amortized over the shorter of their estimated useful life or the lease term, and amortization is recorded in operating expenses in the consolidated statements of operations. Construction-in-process includes machinery and equipment and is stated at cost and not depreciated. Depreciation on construction-in-process commences when the assets are ready for their intended use.

Fixed assets comprised:

	December 31,	March 31,
	2022	2022
Machinery and equipment	$487,855	$346,358
Construction-in-process	427,670	—
Leasehold improvements	139,197	139,197
Total property and equipment	1,054,722	485,555
Less: accumulated depreciation and amortization	(338,313)	(249,596)
Total property and equipment, net	$716,409	$235,959

Fair Value of Financial Instruments

The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due to their short-term nature, the carrying values of cash equivalents, accounts payable and accrued expenses, approximate fair value.

Right-of-Use Asset

The Company’s right-of-use assets consist of leased assets recognized in accordance with FASB Accounting Standards Codification (ASC) No. 842, Leases which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and the lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the condensed consolidated balance sheets and are expensed on a straight-line basis over the lease term in the condensed consolidated statement of operations and comprehensive loss. The Company determines the lease term by agreement with the lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Stock-Based Compensation

The Company recognizes stock-based compensation for stock options granted to employees and non-employees on a straight-line basis over the requisite service period, usually the vesting period, based on the grant-date fair value. The Company estimates the value of stock options on the date of grant using the Black-Scholes pricing model. The determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the option price, as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and projected stock option exercise behaviors.

Per-Share Amounts

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of incremental shares of common stock issuable upon the exercise of stock options and warrants.

For the nine months ended December 31, 2022 and 2021, the following table sets forth securities outstanding which were excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive.

	Nine Months Ended December 31,
	2022	2021
Options to purchase common stock	2,174,198	1,967,188
Common stock warrants	7,565,588	767,796
Total	9,739,786	2,734,984

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flows.

Comprehensive Loss

Comprehensive loss represents the changes in equity of an enterprise, other than those resulting from stockholder transactions. Accordingly, comprehensive loss may include certain changes in equity that are excluded from net loss. For the three and nine months ended December 31, 2022 and 2021, the Company’s comprehensive loss was the same as its net loss.

Recently Issued Accounting Pronouncement

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses. This ASU added a new impairment model (known as the current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes an allowance for its estimate of expected credit losses and applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. This update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The adoption of this ASU is not expected to have a material impact on the Company’s results of operations and financial position.

NOTE 2 – LEASES

The Company accounts for the lease of its corporate facility in San Diego, California in accordance with ASC No. 842. The 39- month lease term commenced April 1, 2020, and the lease provides for an initial monthly rent of approximately $12,400 with annual rent increases of approximately 3%. In addition to the minimum lease payments, the Company is responsible for property taxes, insurance and certain other operating costs. The right-to-use asset and corresponding liability for the facility lease have been measured at the present value of the future minimum lease payments. A discount rate of 11%, which approximated the Company’s incremental borrowing rate, was used to measure the lease asset and liability. Lease expense is recognized on a straight-line basis over the lease term.

The Company obtained a right-of-use asset of $270,950 in exchange for its obligations under the operating lease. The landlord also provided a lease incentive of approximately $139,000, which was paid to the Company in June 2020, for the Company to make improvements to the leased space. In addition, the Company paid a $100,000 security deposit.

Future minimum payments under the facility operating lease, as of December 31, 2022, are listed in the table below.

Annual Fiscal Years	Operating Lease
2023	39,507
2024	40,692
Less:
Imputed interest	(2,527)
Present value of lease liabilities	$77,672

Cash paid for amounts included in the measurement of lease liabilities was $118,521 for the nine months ended December 31, 2022. Rent expense was $80,698 for each of the nine-month periods ended December 31, 2022 and 2021 and $26,930 for each of the three-month periods ended December 31, 2022 and 2021.

NOTE 3 – PPP NOTE

On April 24, 2020, the Company received a $368,780 unsecured loan (the PPP Note) under the Paycheck Protection Program (the PPP), which was established under the U.S. government’s Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). The PPP Note to the Company was made through Silicon Valley Bank (the Lender), and the Company entered into a U.S. Small Business Administration Paycheck Protection Program Note (the Agreement) with the Lender evidencing the PPP Note. The full amount of the PPP Note was due in April 2022 and interest accrued on the outstanding principal balance of the PPP Note at a fixed rate of 1.0% per annum, which was deferred for 10 months after the covered period during which the Company used the proceeds.

In May 2021, the Lender and the U.S. Small Business Administration notified the Company that the outstanding principal and accrued interest for the PPP Note was forgiven in full. The Company accounted for the forgiveness of the PPP Note in accordance with ASC Topic 470: Debt (ASC 470), and the amount forgiven was recorded as a gain on extinguishment and recognized in the other income line of the consolidated statement of operations.

NOTE 4 – CONVERTIBLE PROMISSORY NOTES

From February through April 2021, the Company sold $2,310,000 of convertible promissory notes (each an Original Note and, collectively, the Original Notes), at par in a private placement transaction effected pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended. Effective April 30, 2021, pursuant to a revocation and replacement agreement between each holder of an Original Note and the Company, the $2,310,000 of Original Notes and accrued interest thereon as of April 30, 2021 were replaced with $2,360,550 aggregate principal amount of Notes and 2021 Warrants (as defined below). The Company accounted for the replacement of the Original Notes in accordance with ASC 470 and recorded a loss on extinguishment of $1,321,450 and interest expense of $70,647 for unamortized debt issuance costs as of April 30, 2021.

In April and May 2021, pursuant to a securities purchase agreement by and between the Company and each investor (the SPA), the Company sold to investors $4,250,000 aggregate principal amount of convertible promissory notes (the Notes) and warrants to purchase shares of its common stock (the 2021 Warrants). The Notes were unsecured obligations of the Company with each Note having a stated maturity date of 12 months from its issue date and accrued interest at a rate of 12% per annum, payable on maturity. If the Company completed an offering of its common stock or other securities in excess of $12,000,000 of gross proceeds (a Qualified Capital Raise, as defined in the Notes), each Note holder would be required to convert its Adjusted Note Amount (as defined below) into the securities of such Qualified Capital Raise. Adjusted Note Amount equals the product of (i) the sum of all outstanding principal plus accrued interest on a Note, multiplied by (ii) 1.25.

In connection with the issuance of the Notes, the Company issued the 2021 Warrants to purchase in the aggregate 767,796 shares of its common stock at an initial exercise price of $24.00 per share. The fair value of the 2021 Warrants was $3,700,632, of which $2,379,182 was recorded as a debt discount and amortized to interest expense, and $1,321,450 was recorded as a loss on debt extinguishment. The Company calculated the fair value of the Warrants utilizing the Black-Scholes valuation model with the following assumptions: volatility of 88.98%, risk-free interest rate of 0.86%, a term of 5.75 years and a dividend yield of zero.

Upon the closing of a public offering in February 2022, which was a Qualified Capital Raise, in accordance with their terms, the Notes converted into 1,511,276 shares of common stock and the holders of the Notes received an additional 1,511,276 common stock purchase warrants with an exercise price of $6.60 per share. In addition, as a result of the February 2022 equity offering, the exercise price of the 767,796 outstanding 2021 Warrants was reduced to $6.00 per share.

NOTE 5 – STOCKHOLDERS’ EQUITY (DEFICIT)

Placements of Common Stock and Warrants

On May 2, 2022, the Company entered into a securities purchase agreement (the Purchase Agreement) with an institutional investor, pursuant to which the Company sold, in a registered direct offering (the Registered Offering), which closed on May 5, 2022, an aggregate of 449,438 shares (the Shares) of the Company’s common stock, par value $0.001 per share, at a purchase price per Share of $4.45 and pre-funded warrants (the Pre-Funded Warrants) to purchase an aggregate of 1,348,314 shares of common stock at a purchase price per Pre-Funded Warrant of $4.44. The Pre-Funded Warrants will be exercisable immediately on the date of issuance at an exercise price of $0.01 per share and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

In a concurrent private placement under the Purchase Agreement, the Company issued to the Investor warrants (the Private Placement Warrants) to purchase an aggregate of 1,438,202 shares of common stock at an exercise price of $6.60 per share. The Private Placement Warrants will be exercisable beginning on the six-month anniversary of the date of issuance (the Initial Exercise Date) and will expire on the five-year anniversary of the Initial Exercise Date.

Warrants

As of December 31, 2022, the Company had the following warrants outstanding:

Type	Number of Shares	Exercise Price	Expiration Date
Common stock	1,348,314	$0.01	—
Common stock	767,796	$6.00	January - February 2027
Common stock	4,011,276	$6.60	February 2027
Common stock	1,438,202	$6.60	November 2027
Total	7,565,588

Other

During the nine months ended December 31, 2022 and 2021, the Company issued 348 and 28,334 shares of common stock, respectively, with a fair value of approximately $1,576 and $245,956, respectively, to service providers.

NOTE 6 – STOCK-BASED COMPENSATION

Amended 2017 Equity Incentive Plan

In October 2017, the Company’s board of directors (the Board) approved the 2017 Equity Incentive Plan (the Plan), as amended, with 1,000,000 shares of common stock reserved for issuance. In January 2020 and August 2021, the Board approved increases in the number of shares reserved for issuance under the Plan by 333,334 and 1,333,334 shares, respectively. Under the Plan, eligible employees, directors and consultants may be granted a broad range of awards, including stock options, stock appreciation rights, restricted stock, performance-based awards and restricted stock units. The Plan is administered by the Board or, in the alternative, a committee designated by the Board.

Stock-Based Compensation Expense

The expense relating to stock options is recognized on a straight-line basis over the requisite service period, usually the vesting period, based on the grant date fair value. As of December 31, 2022, the unamortized compensation cost was $3,443,902 related to stock options and is expected to be recognized as expense over a weighted-average period of approximately 2.07 years.

During the three and nine months ended December 31, 2022, the Company awarded 6,375 and 20,414 shares, respectively, to members of the Board in accordance with the compensation plan for non-employee directors. During the nine months ended December 31, 2022, the Company granted options with 10-year terms to purchase 677,199 shares of its common stock to employees, directors and consultants. The fair value of the options granted and shares awarded was $2,503,979. The following assumptions were used in the fair value calculations of the options granted:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Risk-free interest rates	3.93% - 3.99%	1.26% - 1.36%	2.82% - 4.06%	0.8% - 1.36%
Volatility	149%	197% - 253%	149% - 223%	89% - 370%
Expected life (years)	5.0 - 5.7	5.0 - 6.0	5.0 - 5.7	5.0 - 6.2

The fair values of options at the grant date were estimated utilizing the Black-Scholes valuation model, which includes simplified methods to establish the fair term of options, as well as average volatility. The risk-free interest rate was derived from the Daily Treasury Yield Curve Rates, as published by the U.S. Department of the Treasury as of the grant date for terms equal to the expected terms of the options. A dividend yield of zero was applied because the Company has never paid dividends and has no intention to pay dividends in the foreseeable future. The Company accounts for forfeitures as they occur.

A summary of stock option activity under the Plan is presented below:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Prices
Balance at March 31, 2022	989,466	1,650,705	$6.58
Options granted	(265,634)	265,634	4.35
Share awards	(2,664)	—	—
Options cancelled and returned to the Plan	96,668	(96,668)	7.69
Balance at June 30, 2022	817,836	1,819,671	6.19
Options granted	(241,023)	241,023	4.35
Share awards	(11,375)	—	—
Options cancelled and returned to the Plan	30,444	(30,444)	4.67
Balance at September 30, 2022	595,882	2,030,250	6.00
Options granted	(170,542)	170,542	2.00
Share awards	(6,375)	—	—
Options cancelled and returned to the Plan	26,594	(26,594)	5.82
Balance at December 31, 2022	445,559	2,174,198	$5.69

There were no stock options exercised during the nine months ended December 31, 2022 and 2021.

The following table summarizes the range of outstanding and exercisable options as of December 31, 2022:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic value
$1.98 - $17.70	2,174,198	7.94	$5.69	1,360,318	$5.87	$8,894

The intrinsic value per share is calculated as the excess of the closing price of the common stock on the Company’s principal trading market over the exercise price of the option.

The Company is required to present the tax benefits resulting from tax deductions in excess of the compensation cost recognized from the exercise of stock options as financing cash flows in the consolidated statements of cash flows. For the nine months ended December 31, 2022 and 2021, there were no such tax benefits associated with the exercise of stock options, as no stock options were exercised.

NOTE 7 – INCOME TAXES

The Company determines deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of the Company’s assets and liabilities using tax rates in effect for the year in which the Company expects the differences to affect taxable income. A valuation allowance is established for any deferred tax assets for which it is more likely than not that all or a portion of the deferred tax assets will not be realized. Based on the available information and other factors, management believes it is more likely than not that its federal and state net deferred tax assets will not be fully realized, and the Company has recorded a full valuation allowance.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. All tax returns for fiscal 2016 to fiscal 2022 may be subject to examination by the U.S. federal and state tax authorities. As of December 31, 2022, the Company has not recorded any liability for unrecognized tax benefits related to uncertain tax positions.

NOTE 8 – COMMITMENTS & CONTINGENCIES

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

Indemnification

In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the counterparties from any losses incurred relating to breach of representations and warranties, failure to perform certain covenants, or claims and losses arising from certain events as outlined within the particular contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. The Company has also entered into indemnification agreements with its officers and directors. No amounts were reflected in the Company’s consolidated financial statements for the nine months ended December 31, 2022 and 2021 related to these indemnifications. The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements, and no claims for payment have been made under such agreements.

Purchase Obligations

The Company’s primary purchase obligations include purchase orders for machinery and equipment. At December 31, 2022, the Company had outstanding purchase orders for machinery and equipment and related expenditures of approximately $735,000.

NOTE 9 – SUBSEQUENT EVENTS

New Lease Agreement

On January 5, 2023, the Company entered into a lease agreement (the Thornhill Lease) with Michael Summers (the Lessor) for a new headquarters facility pursuant to which the Company will lease approximately 24,000 square feet of a building located in San Diego, California, commencing on or about February 1, 2023. The monthly base rent is $36,000 for the first 12 months of the lease and will increase by 4% of the prior year’s base rent at the beginning of each 12-month period thereafter. The lease term is 48 months.

Under the Thornhill Lease, the Company will pay the Lessor a monthly fee for its pro-rated share of specified common area charges, including maintenance costs, property taxes and insurance, in addition to base rent. The monthly fee for the common area charges is approximately $10,700 and will be adjusted based on actual costs incurred by the Lessor.

Amended 2017 Equity Incentive Plan

In January 2023, the Company’s stockholders approved an increase in the number of shares reserved for issuance under the Plan by 2,000,000 shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee and
Stockholders of Modular Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Modular Medical, Inc. (the “Company”) as of March 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern

As described further in Note 1 to the financial statements, the Company has incurred losses since inception, and expects to continue to incur operating losses for the foreseeable future and incur cash outflows from operations as it continues to invest in the development and subsequent commercialization of its product. The Company expects that its research and development and general and administrative expenses will continue to increase, and, as a result, it will eventually need to generate significant product revenues to achieve profitability. As of March 31, 2022, the Company had cash balances of approximately $9,076,000, as a result of the capital raised in the public offering in February 2022. In addition, subsequent to March 31, 2022, the Company raised net proceeds from an equity offering of approximately $7,372,000. The Company has concluded that these plans alleviate the doubt related to its ability to continue as a going concern.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter due to inherent complexities and uncertainties related to the Company’s projections of operations. Auditing management’s going concern assessment involved a high degree of auditor judgment and audit effort due to the impact of these assumptions on the determination of the degree of doubt regarding the ability of the entity to continue as a going concern. The primary procedures we performed to address this critical audit matter included:

●	We evaluated the reasonableness of key assumptions underlying management’s conclusion.

●	We evaluated that the disclosures included in the Form 10-K were complete and accurate and in accordance with accounting principles generally accepted in the United States of America.

●	We evaluated the impact of the Company’s existing financing arrangements and future capital needs over the next 12 months on its ability to continue as a going concern.

Stock Based Compensation

As discussed in Note 8, during the year ended March 31, 2022, the Company granted 827,427 options to purchase shares of its common stock with 10-year terms and a grant-date fair value of $8,507,311 to employees, directors and consultants. Management is required to analyze the fair value of each option granted and amortize it over its vesting period.

We identified the grant of stock options as a critical audit matter. Management’s estimates regarding fair value of options result in the application of a high degree of auditor judgment.

The primary procedures we performed to address this critical audit matter included the following:

●	We gained an understanding of Company’s processes and controls in place for determining the fair value of each granted option.

●	We evaluated the option price model the management selected to determine the fair value, and analyzed the underlying data used in the calculations.

●	We also recalculated the fair value of each option granted.

/s/ Farber Hass Hurley LLP

Firm Id 223

We have served as the Company’s auditor since 2018.

Chatsworth, California

June 28, 2022

Modular Medical, Inc.

Consolidated Balance Sheets

	March 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,076,372	$1,468,465
Prepaid expenses	312,464	178,158
Other current assets	958	2,466
TOTAL CURRENT ASSETS	9,389,794	1,649,089

Property and equipment, net	235,959	298,958
Right of use asset, net	120,693	200,124
Security deposit	100,000	100,000
TOTAL NON-CURRENT ASSETS	456,652	599,082

TOTAL ASSETS	$9,846,446	$2,248,171

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$299,951	$169,284
Accrued expenses	524,891	499,948
Short-term lease liability	144,857	125,500
PPP note payable	—	368,780
Convertible notes payable	—	2,133,453
TOTAL CURRENT LIABILITIES	969,699	3,296,965

Long-term lease liability	39,957	184,355
Bonus payable	—	42,000
TOTAL LIABILITIES	1,009,656	3,523,320

Commitments and Contingencies (Note 11)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized, 10,461,898 shares and 6,302,050 shares issued and outstanding as of March 31, 2022 and 2021, respectively	10,462	6,302
Additional paid-in capital	43,406,099	14,665,559
Accumulated deficit	(34,579,771)	(15,947,010)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	8,836,790	(1,275,149)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,846,446	$2,248,171

The accompanying notes are an integral part of these audited consolidated financial statements.

Modular Medical, Inc.

Consolidated Statements of Operations

	Twelve Months Ended March 31,
	2022	2021
Operating expenses
Research and development	$7,729,240	$4,083,303
General and administrative	7,197,162	3,253,412
Total operating expenses	14,926,402	7,336,715
Loss from operations	(14,926,402)	(7,336,715)

Other income	368,920	130
Interest expense	(2,752,229)	(39,791)
Loss on debt extinguishment	(1,321,450)	—

Loss before income taxes	(18,631,161)	(7,376,376)

Provision for income taxes	1,600	1,600

Net loss	$(18,632,761)	$(7,377,976)

Net loss per share
Basic and diluted	$(2.74)	$(1.20)

Shares used in computing net loss per share
Basic and diluted	6,807,710	6,211,562

The accompanying notes are an integral part of these audited consolidated financial statements.

Modular Medical, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid-In	Common Stock	Accumulated	Stockholders’
	Shares	Amount	Capital	Issuable	Deficit	Equity (Deficit)
Balance as of March 31, 2020	5,956,754	$5,957	$10,517,505	$923,994	$(8,569,034)	$2,878,422
Placement of common stock	320,796	321	2,709,555	(923,994)	—	1,785,882
Shares issued for services	24,500	24	210,921	—	—	210,945
Stock-based compensation	—	—	1,227,578	—	—	1,227,578
Net loss	—	—	—	—	(7,377,976)	(7,377,976)

Balance as of March 31, 2021	6,302,050	$6,302	$14,665,559	$—	$(15,947,010)	$(1,275,149)
Issuance of common stock upon public offering, net of issuance costs	2,500,000	2,500	13,657,500	—	—	13,660,000
Issuance of common stock in settlement of convertible notes and accrued interest	1,511,276	1,511	6,506,254	—	—	6,507,765
Placement of common stock	30,864	31	249,969	—	—	250,000
Warrants issued with convertible notes	—	—	3,700,632	—	—	3,700,632
Shares issued for services	90,000	90	594,310	—	—	594,400
Shares issued for reverse stock split	1,211	1	(1)	—	—	—
Issuance of common stock under equity incentive plan	26,497	27	172,091	—	—	172,118
Stock-based compensation	—	—	3,859,785	—	—	3,859,785
Net loss	—	—	—	—	(18,632,761)	(18,632,761)
Balance as of March 31, 2022	10,461,898	$10,462	$43,406,099	$—	$(34,579,771)	$8,836,790

The accompanying notes are an integral part of these audited consolidated financial statements.

Modular Medical, Inc.

Consolidated Statements of Cash Flows

	Year ended March 31,
	2022	2021
Cash Flows from operating activities
Net loss	$(18,632,761)	$(7,377,976)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on PPP note forgiveness	(368,780)	—
Loss on debt extinguishment	1,321,450	—
Stock-based compensation expense	4,031,902	1,227,578
Depreciation and amortization	117,490	111,015
Accrued interest	666,338	—
Shares issued for services	395,950	68,880
Amortization of lease right-of-use asset	79,431	70,826
Change in lease liability	(125,040)	38,905
Amortization of debt issuance costs	1,833,618	12,253
Other	274	1,004
Changes in assets and liabilities:
Other assets and prepaid expenses	65,652	25,600
Accounts payable and accrued expenses	354,948	(86,747)
Net cash used in operating activities	(10,259,528)	(5,908,662)

Cash flows from investing activities
Purchases of property and equipment	(54,764)	(109,669)
Net cash used in investing activities	(54,764)	(109,669)

Cash flows from financing activities
Proceeds from private placements, net of issuance costs	250,000	1,785,882
Proceeds from issuance of convertible notes, net of placement fees	4,137,199	2,210,000
Proceeds from issuance of promissory note	2,100,000	—
Repayment of promissory note	(2,100,000)	—
Proceeds from issuance of PPP note payable	—	368,780
Proceeds from issuance of common stock upon public offering, net of issuance costs	13,535,000	—
Net cash provided by financing activities	17,922,199	4,364,662

Net increase (decrease) in cash and cash equivalents	7,607,907	(1,653,669)

Cash and cash equivalents, at beginning of year	1,468,465	3,122,134

Cash and cash equivalents, at end of year	$9,076,372	$1,468,465

Supplemental disclosure:
Noncash investing and financing activities:
Fair value of detachable warrants issued with convertible notes	$3,700,632	—
Conversion of convertible notes and accrued interest into common stock	$7,253,876	—
Cash paid for:
Income taxes	$1,600	$1,600
Interest paid	$252,000	—

The accompanying notes are an integral part of these audited consolidated financial statements.

MODULAR MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Modular Medical, Inc. (the Company) was incorporated in Nevada in October 1998 under the name Bear Lake Recreation, Inc. The Company had no material business operations from 2002 until approximately 2017 when it acquired all of the issued and outstanding shares of Quasuras, Inc., a Delaware corporation (Quasuras). As the major stockholder of Quasuras retained control of both the Company and Quasuras, the share exchange was accounted for as a reverse merger. As such, the Company recognized the assets and liabilities of Quasuras, acquired in the merger, at their historical carrying amounts. Prior to the acquisition of Quasuras and, since at least 2002, the Company was a shell company, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In June 2017, the Company changed its name from Bear Lake Recreation, Inc. to Modular Medical, Inc.

The Company is a development-stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin-dependent people with diabetes. The Company has developed a hardware technology allowing people with insulin-dependent diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes excessively high. By addressing the time and effort required to effectively treat their condition, the Company believes it can address the less technically savvy, less motivated part of the market.

As discussed in Note 7, in February 2022, the Company completed a public offering of its equity securities, and its common stock was approved to list on the Nasdaq Capital Market under the symbol “MODD” and began trading there on February 10, 2022.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

At issuance of the Company’s financial statements for the year ended March 31, 2021, management had determined that there was significant doubt as to the ability of the Company to meet its obligations and continue as a going concern. As a result of the Offering (see Note 7), which was completed in February 2022, and the Registered Offering (see Note 13), which was completed in May 2022, and resulting improved financial position, the Company believes it has sufficient liquidity to meet its obligations as they come due and conduct its business for a period of at least 12 months from the date of issuance of these financial statements.

The Company’s operating needs include the planned costs to operate its business, including amounts required to fund working capital and capital expenditures. The Company’s future capital requirements and the adequacy of its available funds will depend on many factors, including the Company’s ability to successfully commercialize its product, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement its product offering. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. The Company’s fiscal year ends on March 31 of each calendar year. Each reference to a fiscal year in these notes to the consolidated financial statements refers to the fiscal year ended March 31 of the calendar year indicated (for example, fiscal 2022 refers to the fiscal year ending March 31, 2022). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Quasuras. All significant intercompany transactions and balances have been eliminated in consolidation.

Reverse Stock Split

On November 24, 2021, the Company filed a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Nevada to effect a 1-for-3 reverse stock split of the Company’s shares of common stock. Such amendment and ratio were previously approved by a majority of the Company’s stockholders and the board of directors. As a result of the reverse stock split, which was effective November 29, 2021, every three shares of the Company’s pre-reverse split outstanding common stock were combined and reclassified into one share of common stock. Proportionate voting rights and other rights of common stock holders were not affected by the reverse stock split. Any fractional shares of common stock resulting from the Reverse Split were rounded up to the nearest whole share. All stock options outstanding and common stock reserved for issuance under the Company’s equity incentive plans and warrants outstanding immediately prior to the reverse stock split were adjusted by dividing the number of affected shares of common stock by three and, as applicable, multiplying the exercise price by three, as a result of the reverse stock split. All share numbers, share prices, exercise prices and per share amounts have been adjusted, on a retroactive basis to reflect this 1-for-3 reverse stock split.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Estimates may include those pertaining to accruals, stock-based compensation and income taxes. Actual results could differ from those estimates.

Reportable Segment

The Company operates in one business segment and uses one measurement of profitability for its business.

Research and Development

The Company expenses research and development expenditures as incurred.

General and Administrative

General and administrative expenses consist primarily of payroll and benefit costs, rent, stock-based compensation, legal and accounting fees, and office and other administrative expenses.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash at high quality financial institutions within the United States, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to limits of approximately $250,000. No reserve has been made in the financial statements for any possible loss due to financial institution failure.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

COVID-19

The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020.  This has negatively affected the U.S. and global economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The full extent of the COVID-19 impact on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of the Company’s control, and cannot be predicted.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Property and Equipment

Property and equipment are originally recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Depreciation is recorded in operating expenses in the consolidated statements of operations. Leasehold improvements and assets acquired through capital leases are amortized over the shorter of their estimated useful life or the lease term, and amortization is recorded in operating expenses in the consolidated statements of operations.

Fair Value of Financial Instruments

The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due to their short-term nature, the carrying values of cash equivalents, accounts payable and accrued expenses, approximate fair value.

Debt Modifications and Extinguishments

When the Company modifies or extinguishes debt, it does so in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 470-50, Debt — Modifications and Extinguishments, which requires modification to debt instruments to be evaluated to assess whether the modifications are considered “substantial modifications.” A substantial modification of terms shall be accounted for like an extinguishment. Based on the guidance relied upon and the analysis performed, if the Company believes the embedded conversion feature has no fair value on the date of issuance (measurement date) and the embedded conversion feature has no beneficial conversion feature, the embedded conversion feature does not meet the criteria in ASC 470-50-40-10 or 470-20-25 and the issuance of the convertible note payable is considered a modification, and not an extinguishment that would require the recognition of a gain or loss. If the Company determines the change in terms meet the criteria for substantial modification under ASC 470 it will treat the modification as extinguishment and recognize a loss from debt extinguishment.

Leases

Effective April 1, 2019, the Company adopted ASC No. 842, Leases (ASC 842). ASC 842 requires an entity to recognize a right-of-use asset and a lease liability for all leases with terms longer than 12 months. The Company adopted ASC 842 utilizing the modified retrospective transition method. The Company elected the practical expedient afforded in ASC 842 in which the Company did not reassess whether any contracts that existed prior to adoption have or contain leases or the classification of its existing leases.

Stock-Based Compensation

The Company recognizes stock-based compensation for stock options granted to employees and non-employees on a straight-line basis over the requisite service period, usually the vesting period, based on the grant-date fair value. The Company estimates the value of stock options on the date of grant using the Black-Scholes pricing model. The determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the option price, as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and projected stock option exercise behaviors.

Per-Share Amounts

Basic net loss per share is computed by dividing loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of incremental shares of common stock issuable upon the exercise of stock options and exercise of warrants.

The following table sets forth securities outstanding which were excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive:

	March 31,
	2022	2021
Options to purchase common stock	1,650,705	1,197,252
Warrants	4,779,072	—
Total	6,429,777	1,197,252

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flows.

Income Taxes

The Company determines deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of the Company’s assets and liabilities using tax rates in effect for the year in which the Company expects the differences to affect taxable income. A valuation allowance is established for any deferred tax assets for which it is more likely than not that all or a portion of the deferred tax assets will not be realized. Based on the available information and other factors, management believes it is more likely than not that its federal and state net deferred tax assets will not be fully realized, and the Company has recorded a full valuation allowance.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740, Income Taxes. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in general and administrative expenses in the consolidated statements of operations.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations.  All tax returns from 2016 to 2021 may be subject to examination by the U.S. federal and state tax authorities.  As of March 31, 2022 and 2021, the Company had not recorded any liability for unrecognized tax benefits related to uncertain tax positions.

Comprehensive Loss

Comprehensive loss represents the changes in equity of an enterprise, other than those resulting from stockholder transactions. Accordingly, comprehensive loss may include certain changes in equity that are excluded from net loss. For the years ended March 31, 2022 and 2021, the Company’s comprehensive loss was the same as its net loss.

Recently Issued Accounting Pronouncement

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses. This ASU added a new impairment model (known as the current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes an allowance for its estimate of expected credit losses and applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. This update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The Company is still evaluating the impact of this accounting guidance on its results of operations and financial position.

NOTE 2 – CONSOLIDATED BALANCE SHEET DETAIL

	March 31,
	2022	2021
Property and equipment, net:
Leasehold improvements	$139,197	$139,197
Office equipment	63,298	56,476
Computer equipment and software	52,114	52,383
Machinery and equipment	230,947	202,993
	485,556	451,049
Less: accumulated depreciation and amortization	(249,597)	(152,091)
	$235,959	$298,958

	March 31,
	2022	2021
Accrued expenses:
Accrued wages and bonus	$457,891	$372,563
Accrued placement fees	—	88,800
Accrued interest	—	27,538
Other	67,000	11,047
	$524,891	$499,948

NOTE 3 – LEASES

The Company accounts for the lease for its corporate facility in San Diego, California in accordance with ASC 842. The 39-month lease term commenced April 1, 2020, and the lease provides for an initial monthly rent of approximately $12,400 annual rent increases of approximately 3%. In addition to the minimum lease payments, the Company is responsible for property taxes, insurance and certain other operating costs. The right-to-use asset and corresponding liability for the facility lease have been measured at the present value of the future minimum lease payments. A discount rate of 11%, which approximated the Company’s incremental borrowing rate, was used to measure the lease asset and liability. Lease expense is recognized on a straight-line basis over the lease term.

The Company obtained a right-of-use asset of $270,950 in exchange for its obligations under the operating lease. The landlord also provided a lease incentive of approximately $139,000, which was paid to the Company in June 2020, for the Company to make improvements to the leased space. In addition, the Company paid a $100,000 security deposit.

Future minimum payments under the facility operating lease, as of March 31, 2022, are listed in the table below.

Annual Fiscal Years	Operating lease
2023	158,028
2024	40,692
Less:
Imputed interest	(13,906)
Present value of lease liabilities	$184,814

Cash paid for amounts included in the measurement of lease liabilities was $153,432 for the year ended March 31, 2022. Rent expense was $107,820 and $107,540 for the years ended March 31, 2022 and 2021, respectively.

NOTE 4 – PPP NOTE

In April 2020, the Company received a $368,780 unsecured loan (the PPP Note) under the Paycheck Protection Program (the PPP), which was established under the U.S. government’s Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). The PPP Note to the Company was made through Silicon Valley Bank (the Lender), and the Company entered into a U.S. Small Business Administration Paycheck Protection Program Note with the Lender evidencing the PPP Note. The full amount of the PPP Note was due in April 2022 and interest accrued on the outstanding principal balance of the PPP Note at a fixed rate of 1.0% per annum, which was deferred for 10 months after the covered period during which the Company used the proceeds.

In May 2021, the Lender and the U.S. Small Business Administration notified the Company that the outstanding principal and accrued interest for the PPP Note was forgiven in full. The Company accounted for the forgiveness of the PPP Note in accordance with ASC Topic 470: Debt (ASC 470), and the amount forgiven was recorded as a gain on extinguishment and recognized in the other income line of the consolidated statement of operations.

NOTE 5 – CONVERTIBLE PROMISSORY NOTES

From February through April 2021, the Company sold $2,310,000 of convertible promissory notes (each an Original Note and, collectively, the Original Notes), at par in a private placement transaction effected pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended. Effective April 30, 2021, pursuant to a revocation and replacement agreement between each holder of an Original Note and the Company (the Revocation Agreement), the $2,310,000 of Original Notes and accrued interest thereon as of April 30, 2021 were replaced with $2,360,550 aggregate principal amount of new Notes (as defined below). The Company accounted for the replacement of the Original Notes in accordance with ASC 470 and recorded a loss on extinguishment of $1,321,450 and interest expense of $70,647 for unamortized debt issuance costs as of April 30, 2021.

In April and May 2021, pursuant to a securities purchase agreement by and between the Company and each investor (the SPA), the Company sold to investors $4,250,000 aggregate principal amount of convertible promissory notes (the Notes) and warrants to purchase shares of its common stock (the Warrants). The Notes are unsecured obligations of the Company with each Note having a stated maturity date of 12 months from its issue date (the Issue Date). The Notes bear interest at a rate of 12% per annum, payable on maturity, provided that, if the Company fails to pay any amounts when due under a Note, the interest rate increases to the greater of 16% or the maximum amount permitted by law. Each Note may be prepaid at the Company’s option during the first 270 calendar days following its Issue Date (the 270th day, the Trigger Date), subject to a 110% prepayment penalty on outstanding principal and accrued interest then outstanding. No Note may be prepaid in whole or in part after the Trigger Date.

Notes outstanding after the Trigger Date may be converted into shares of the Company’s common stock at an initial conversion price of $8.61 per share; provided that a Note holder may not convert any portion of its Note that would cause it to beneficially own in excess of 4.99% of the Company’s outstanding common stock. The conversion price and number of shares of Company common stock issuable upon conversion of the Notes are subject to adjustment from time to time for subdivisions and consolidations of shares and other standard dilutive and corporate events, as provided in the Notes. Subject to certain Exempt Issuances (as defined in the Notes), if while a Note is outstanding, the Company sells, issues or grants any shares of its common stock or other securities to acquire shares of common stock at a price per share less than the then conversion price, such conversion price shall be reduced to such lesser price, and the number of conversion shares issuable upon conversion of the Notes shall be increased, as provided in the Notes.

If the Company completes an offering of its common stock or other securities in excess of $12,000,000 of gross proceeds (a Qualified Capital Raise, as defined in the Notes), each Note holder will be required to convert its Adjusted Note Amount (as defined below) into the securities of such Qualified Capital Raise. Adjusted Note Amount equals the product of (i) the sum of all outstanding principal plus accrued interest on a Note, multiplied by (ii) 1.25.

The Notes contained a number of Company events of default (Events of Default) including, without limitation (i) failure to pay any principal or interest thereon when due, (ii) failure to timely deliver shares upon conversions, (iii) failure to comply with SEC reporting requirements under the Exchange Act, (iv) certain breaches of the SPA, the Notes, the Warrants, and the Registration Rights Agreement, (v) material restatements of the Company’s consolidated financial statements filed with the SEC, (vi) a holder’s inability to rely on Rule 144 for sales of shares underlying the Notes, (vii) the Company’s common stock is suspended or halted from trading and/or fails to be quoted or listed (as applicable) on the OTCQB, OTCQX, any tier of the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE American within 10 days thereafter, (viii) failure to file with the SEC a registration statement covering the resale of shares of common stock underlying the Notes and Warrants within 60 calendar days following the Issue Date, (ix) failure to cause such registration statement to become effective within 120 calendar days following the Issue Date, or (x) certain mergers consolidations, business combinations and sales of all or substantially all of the Company’s assets in the event the Company is not the survivor of such transaction.

Upon an Event of Default, a Note holder may declare all amounts under its Note(s) due and payable, in which event the Company will be required to pay such Note holder the sum of (i) the product of (a) all then outstanding principal amount and accrued interest thereon, multiplied by (b) 125%; and (ii) all collection costs including legal fees and expenses in connection therewith. At the option of a Note holder, in the event the Company receives cash proceeds as a result of certain events, including, but not limited to, payments from customers, issuances of debt or equity securities, exercise of warrants or asset sales, the Company will be required to use such proceeds to repay all or any lesser outstanding amounts due under such holder’s Note.

The Notes include covenants, representations, warranties, other payment obligations and agreements by the Company including, without limitation, most-favored nation rights, rights of participation and first refusal and exchange rights.

In connection with the issuance of the Notes, the Company issued Warrants to purchase in the aggregate 767,796 shares of its common stock at an initial exercise price of $24.00 per share. The Warrants may be exercised for a period of five years from the Trigger Date, provided that, if prior to the Trigger Date, the Company (i) completes a Qualified Capital Raise, the outstanding Warrants shall be cancelled or (ii) prepays a holder’s Note(s) in whole or in part, such holder’s pro-rata number of Warrants shall be cancelled. The fair value of the Warrants was $3,700,632, of which $2,379,182 was recorded as a debt discount, which is being amortized to interest expense over the term of the Warrants, and $1,321,450 was recorded as a loss on debt extinguishment. The Company calculated the fair value of the Warrants utilizing the Black-Scholes valuation model with the following assumptions: volatility of 88.98%, risk-free interest rate of 0.86%, a term of 5.75 years and a dividend yield of zero.

In connection with the April and May 2021 sales of the $4,250,000 aggregate principal amount of the Notes, the Company incurred debt issuance costs of $116,000, which were recorded as a debt discount and were amortized to interest expense over the term of the Notes using the effective interest rate method. The interest expense attributable to the debt discount, comprising the debt issuance costs and Warrants, during the year ended March 31, 2022 was $1,833,618.

Upon the closing of the Offering (see Note 7), which was a Qualified Capital Raise, in accordance with their terms, the Notes converted into 1,511,276 shares of common stock and the holders of the Notes received 1,511,276 Offering Warrants (as defined in Note 7). As a result of the Offering, the exercise price of the 767,796 outstanding Warrants was reduced to $6.00 per share.

NOTE 6 – PROMISSORY NOTE

In October 2021, the Company issued a secured promissory note (the Bridge Note) to Manchester Explorer, L.P. (Manchester) that provided the Company with a $3,000,000 revolving credit facility with all amounts being drawn down by the Company thereunder being due and payable, subject to acceleration in the event of a default, on March 15, 2022 (the Maturity Date). Interest at the rate of 12% was payable on each drawn down without regard to the draw down date or the date when interest is paid.

The principal amount of the Bridge Note and interest due thereon is payable to Manchester no later than the earlier of: (i) the Maturity Date and (ii) the date on which the Company has received proceeds in excess of $12,000,000 from a transaction or series of related transactions occurring prior to the Maturity Date, which such transactions constitute equity financings or other issuances of the Company’s equity securities. Provided that no Event of Default (as such term is defined in the Bridge Note) has occurred, on any date prior to the Maturity Date, upon no less than three days written notice by the Company specifying the draw amount, Manchester will advance the draw amount to the Company. No draw amount can be in an amount less than $100,000 or exceed an amount equal to $3,000,000 minus the aggregate principal amount outstanding under the Bridge Note at the time of such draw request. If an Event of Default occurs and is continuing, Manchester may declare all of the Bridge Note, including any interest and other amounts due, to be due and payable immediately.

In connection with the issuance of the Note, on October 28, 2021, the Company entered into a security agreement with Manchester (the Security Agreement) under which the Company granted Manchester a continuing and unconditional first priority security interest in and to any and all of the Company’s property of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired.

During fiscal 2022, the Company made draws on the Bridge Note of $2,100,000 and incurred interest charges of $252,000. In February 2022, subsequent to the completion of the Offering (see Note 7), the Bridge Note and accrued interest was paid in full, and the Security Agreement was terminated.

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT)

Public Offering

On February 9, 2022, the Company entered into an underwriting agreement (the Underwriting Agreement) with Oppenheimer & Co. Inc., who acted as the representative of the several underwriters (the Underwriters), in a firm commitment underwritten public offering (the Offering) pursuant to which, on February 14, 2022, the Company sold to the Underwriters an aggregate of 2,500,000 shares of the Company’s common stock and 2,500,000 warrants (the Offering Warrants and, collectively with the shares of common stock, the Units), each to purchase one share of common stock. The price to the public in the Offering was $6.00 per Unit, before underwriting discounts and commissions. The common stock and the Offering Warrants comprising the Units were immediately separable upon issuance and were issued separately. The Offering Warrants were exercisable immediately, have an exercise price of $6.60 per share and expire on February 14, 2027. The gross proceeds from the Offering were $15,000,000, before deducting underwriting discounts and commissions and other offering expenses.

Placements of Common Stock

Between March and December 2020, the Company completed a private placement of shares of its common stock (the 2020 Placement). The Company sold 962,387 shares of common stock, at a purchase price of $2.87 per share, for gross proceeds of $2,762,054. The Company paid placement agent fees on the 2020 Placement of $52,256 during fiscal 2021.

In October 2021, the Company sold 30,864 shares of common stock to two officers, its i) chief executive officer and ii) the chairman of the Company’s board of directors (the Board), president, chief financial officer and treasurer, at a purchase price of $8.10 per share, for gross proceeds of approximately $250,000.

During the year ended March 31, 2022, the Company issued to service providers 90,000 shares of common stock with a fair value of approximately $594,400.

NOTE 8 – STOCK-BASED COMPENSATION

Amended 2017 Equity Incentive Plan

In October 2017, the Company’s Board approved the 2017 Equity Incentive Plan (the Plan) with 1,000,000 shares of common stock reserved for issuance. In January 2020 and August 2021, the Board approved increases in the number of shares reserved for issuance under the Plan by 333,334 and 1,333,334 shares, respectively. Under the Plan, eligible employees, directors and consultants may be granted a broad range of awards, including stock options, stock appreciation rights, restricted stock, performance-based awards and restricted stock units. The Plan is administered by the Board or, in the alternative, a committee designated by the Board.

Stock-Based Compensation Expense

The expense relating to stock options is recognized on a straight-line basis over the requisite service period, usually the vesting period, based on the grant date fair value. The unamortized compensation cost, as of March 31, 2022 was $3,286,370 related to stock options and is expected to be recognized as expense over a weighted-average period of approximately two years.

During the year ended March 31, 2022, the Company granted options to purchase 827,427 shares of its common stock to employees, directors and consultants. The options had 10-year terms and 137,292 options vested immediately when granted. The grant-date fair value was determined to be $8,507,311 of which $2,739,490 was recorded as stock-based compensation expense and included in the consolidated statements of operations for the year ended March 31, 2022.

The following assumptions were used in the fair-value method calculations:

Year Ended March 31,
	2022	2021
Risk-free interest rates	0.8% - 2.42%	0.28% - 0.71%
Volatility	89% - 370%	87% - 127%
Expected life (years)	5.0 - 6.2	5.0 - 6.0
Dividend yield	—	—

The fair values of options at the grant date were estimated utilizing the Black-Scholes valuation model, which includes simplified methods to establish the fair term of options as well as average volatility of three comparable organizations. The risk-free interest rate was derived from the Daily Treasury Yield Curve Rates, as published by the U.S. Department of the Treasury as of the grant date for terms equal to the expected terms of the options. A dividend yield of zero was applied because the Company has never paid dividends and has no intention to pay dividends in the foreseeable future. In accordance with ASU No. 2016-09, the Company accounts for forfeitures as they occur.

A summary of stock option activity under the 2017 Plan is presented below:

		Options Outstanding
	Shares Available	Number of	Weighted Average Exercise
	for Grant	Shares	Price
Balance at March 31, 2020	274,019	1,059,315	$4.74
Options granted	(163,492)	163,492	8.64
Options cancelled and returned to the Plan	25,555	(25,555)	6.75
Balance at March 31, 2021	136,082	1,197,252	5.25
Additional shares authorized under the Plan	1,333,334	—	—
Options granted	(827,427)	827,427	10.39
Share awards	(26,497)	—	—
Options cancelled and returned to the Plan	373,974	(373,974)	10.73
Balance at March 31, 2022	989,466	1,650,705	$6.58

There were no stock options exercised during the years ended March 31, 2022 and 2021. The Company issued 26,497 shares to its non-employee directors under the Company’s outside director compensation plan and approximately $172,100 was recorded as stock-based compensation expense for these share awards during the year ended March 31, 2022.

The following table summarizes the range of outstanding and exercisable options as of March 31, 2022:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic value
$1.98 - $17.70	1,650,705	8.01	$6.58	1,193,680	$5.69	$1,090,966

The intrinsic value per share is calculated as the excess of the closing price of the common stock on the Company’s principal trading market over the exercise price of the option at March 31, 2022.

The Company is required to present the tax benefits resulting from tax deductions in excess of the compensation cost recognized from the exercise of stock options as financing cash flows in the consolidated statements of cash flows. For the years ended March 31, 2022 and 2021, there were no such tax benefits associated with the exercise of stock options.

NOTE 9 – INCOME TAXES

The income tax provision consisted of the following:

	Year Ended March 31,
	2022	2021
Current portion:
Federal	$—	$—
State	1,600	1,600
	1,600	1,600
Deferred portion:
Federal	(4,109,000)	(1,931,390)
State	(1,300,000)	(576,868)
	(5,409,000)	(2,508,258)
Change in valuation allowance	5,409,000	2,508,258
Provision for income taxes	$1,600	$1,600

At March 31, 2022, the Company had net operating loss carryforwards (NOLs) of approximately $27,600,000 for federal income tax purposes and $27,800,000 for state income tax purposes. These NOLs are available to reduce future taxable income and will expire at various times from 2037 through 2042, except federal NOLs from fiscal 2018, 2019, 2020, 2021 and 2022, which will never expire.

The Company also had federal research and development tax credit carryforwards of approximately $800,000, which will begin expiring at various times from 2038 through 2041, and state research and development credits of approximately $200,000, which do not have an expiration date.

A reconciliation of income taxes provided at the federal statutory rate (21% for each of fiscal 2022 and 2021) to the actual income tax provision is as follows:

	Year Ended March 31,
	2022	2021
Federal statutory rate	(21)%	(21)%
State tax rate, net of federal benefit	(7)%	(7)%
Permanent differences	—%	—%
Research and development tax credits	(2)%	(6)%
Section 179 assets	—%	—%
Change in valuation allowance	30%	34%
Effective income tax rate	—%	—%

The losses before income tax provision for the years ended March 31, 2022 and 2021 were solely attributable to US operations.

Significant components of the Company’s deferred tax assets and liabilities were:

	March 31,
	2022	2021
Net operating loss carryforwards	$7,731,000	$3,909,434
Stock-based compensation expense	1,824,000	554,892
Property and equipment	80,000	(18,039)
Reserves, accruals & other	(104,000)	(79,878)
Research and development tax credits	988,000	646,296
Total deferred tax assets	10,519,000	5,012,705
Section 179 assets	(97,000)	—
Total deferred tax liabilities	(97,000)	—
Less: valuation allowance	(10,422,000)	(5,012,705)
Deferred tax assets, net	$—	$—

Based on the available information and other factors, management believes it is more likely than not that the net deferred tax assets at March 31, 2022 and 2021, will not be fully realizable. Accordingly, management has recorded a full valuation allowance against its net deferred tax assets at March 31, 2022 and 2021.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements at March 31, 2022 and 2021. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

NOTE 10 – ROYALTY AGREEMENT

In July 2017, the Company entered into a royalty agreement with its founder, then-chief executive officer, president and major stockholder (the Founder). Pursuant to the agreement, the Founder assigned and transferred all of his rights in the intellectual property of Quasuras in return for future royalty payments on the Company’s product. The Company is obligated to make royalty payments under the agreement to the Founder on any sales of the royalty product sold or otherwise commercialized by the Company equal to (a) $0.75 on each sale of a royalty product or (b) 5% of the gross sale price of the royalty product, whichever is less. The royalty payments will cease, and the agreement will terminate, at such time as the total sum of royalty payments actually paid to the Founder, pursuant to the agreement, reaches $10,000,000. The Company has the option to terminate the agreement at any time upon payment, to the Founder, of the difference between total royalty payments actually made to him to date and the sum of $10,000,000. All payments of the royalties, if due, for the preceding quarter, will be made by the Company to the Founder within thirty days after the end of each calendar quarter.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

Indemnification

In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the counterparties from any losses incurred relating to breach of representations and warranties, failure to perform certain covenants, or claims and losses arising from certain events as outlined within the particular contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. The Company has also entered into indemnification agreements with its officers and directors. No amounts were reflected in the Company’s consolidated financial statements for the years ended March 31, 2022 and 2021 related to these indemnifications. The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements.

NOTE 12 – RELATED PARTY TRANSACTIONS

In February 2021, the Company’s chairman of the Board and president and Manchester, which is represented by a member of the Company’s board of directors, purchased $100,000 and $1,000,000, aggregate principal amount of the Original Notes, respectively. Effective April 30, 2021, the related party holders entered into revocation agreements with the Company pursuant to which their aggregate principal amount of Original Notes and accrued interest were replaced with Notes. On February 14, 2022, Manchester and the executive officer held Notes in an aggregate principal amount of $1,026,630 and $102,663, respectively, with $97,881 and $9,788 of interest payable thereon. In connection with the Offering, Manchester and the executive officer received 234,274 and 23,429 shares of common stock, respectively, and 234,274 and 23,429 Offering Warrants, respectively.

In May 2021, a member of the Board purchased $200,000 aggregate principal amount of Notes (the Director Note). On February 14, 2022, in connection with the Offering, the Director Note and $18,805 of accrued interest thereon were converted into 45,586 shares of common stock 45,586 Offering Warrants.

The daughter of the Company’s president, chief financial officer, treasurer and chairman of the Board is an employee of the Company. During fiscal 2022, the Company paid her $169,589, which includes the aggregate grant date fair value, as determined pursuant to FASB ASC Topic 718, of a stock option granted in November 2021.

NOTE 13 – SUBSEQUENT EVENT

On May 2, 2022, the Company entered into a securities purchase agreement (the Purchase Agreement) with an institutional investor (the Investor) pursuant to which the Company sold, in a registered direct offering (the Registered Offering), for gross proceeds of $8,000,000 an aggregate of 449,438 shares (the Shares) of the Company’s common stock, at a purchase price per Share of $4.45 and pre-funded warrants (the Pre-Funded Warrants) to purchase an aggregate of 1,348,314 shares of common stock at a purchase price per Pre-Funded Warrant of $4.44. The Pre-Funded Warrants were exercisable immediately on the date of issuance at an exercise price of $0.01 per share and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

In a concurrent private placement under the Purchase Agreement, the Company issued warrants (the Private Placement Warrants) to the Investor to purchase an aggregate of 1,438,202 shares of common stock at an exercise price of $6.60 per share. The Private Placement Warrants will be exercisable commencing November 5, 2022 and have a five-year term.

2,116,402 Units

Each Unit Consisting of Two Shares of Common Stock and

One Warrant to Purchase One Share of Common Stock

PRELIMINARY PROSPECTUS

Sole Book-Running Manager

Newbridge Securities Corporation

          , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

Amount to be Paid
SEC Registration Fee	$1,711
FINRA Filing Fee	2,628
Printing and Engraving Fees and Expenses	25,000
Legal Fees and Expenses	300,000
Accounting Fees and Expenses	20,000
Transfer Agent and Registrar Fees and Expenses	10,000
Miscellaneous Fees and Expenses	50,000
Total	$409,339

Item 14. Indemnification of Officers and Directors.

Our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our Second Amended and Restated Articles of Incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The foregoing discussion of our Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, or law.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock , convertible notes and warrants issued, and options granted, by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, convertible notes, warrants and options, and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

Director Compensation

On December 30, 2022, we issued 6,375 shares of our common stock to four of our non-employee directors in accordance with our Outside Director Compensation Plan (the “Director Plan”). On September 30, 2022, we issued 6,375 shares of our restricted common stock to four of our non-employee directors in accordance with the Director Plan. On August 8, 2022, we issued 5,000 shares of our restricted common stock to two of our non-employee directors in accordance with the Director Plan. On June 30, 2022, we issued 2,664 shares of our common stock to non-employee members of our board of directors for service as directors in accordance with the Director Plan. On March 31, 2022, we issued 15,250 shares of our common stock to non-employee members of our board of directors for service as directors in accordance with the Director Plan. On December 31, 2021, we issued 5,775 shares of our common stock to non-employee members of our board of directors for service as directors in accordance with the Director Plan. On September 30, 2021, we issued 3,636 shares of our common stock to non-employee members of our board of directors for service as directors in accordance with the Director Plan. On June 30, 2021, we issued 1,836 shares of our common stock to non-employee members of our board of directors for service as directors in accordance with the Director Plan.

Service Providers

On March 20, 2023, we issued 10,000 shares of our common stock to a service provider. On March 13, 2023, we issued 478 shares of our common stock to a service provider. On February 13, 2023, we issued 438 shares of our common stock to a service provider. On May 9, 2022, we issued 348 shares of our common stock to a service provider. On January 5, 2022, we issued 16,666 shares of our common stock to service providers.

2022 Placement

In May 2022, the Company issued warrants in a private placement to purchase an aggregate of 1,438,202 shares of common stock at an exercise price of $6.60 per share. The warrants were exercisable six months from the date of issuance and have a five-year term from the date the warrants become exercisable.

Officer Purchases of Common Stock

On October 28, 2021, we sold to two of our executive officers a total of 30,864 shares of our common stock at a purchase price of $8.10 per share, which resulted in gross proceeds to us of $250,000.

2021 Placement

Between February and May 2021, we issued to accredited investors in a private placement (the “2021 Placement”) $6,610,550 aggregate principal amount of our 12% unsecured convertible promissory notes, due 12 months from each respective issuance date, at par and warrants to purchase in the aggregate 761,912 shares of our common stock at an exercise price of $24.00 per share, exercisable for a 5-year period, as provided in such warrants.

Item 16. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i), (a)(1) (ii) and (a)(1) (iii) above may be contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement relating to the securities in this Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede, supplement or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) Exhibits.

See the Exhibit Index included immediately prior to the signature page to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

EXHIBIT INDEX

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1(1)	Reorganization and Share Exchange Agreement dated as of July 24, 2017, by and among the Registrant, Quasuras, Inc., Paul DiPerna and the other stockholders of Quasuras, Inc.
2.2(2)	Addendum No. 1 to Reorganization and Share Exchange Agreement dated as of July 24, 2017, by and among the Registrant, Quasuras, Inc., Paul DiPerna and the other Stockholders of Quasuras, Inc. dated May 3, 2021
3.1(3)	Third Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Nevada on June 27, 2017
3.2(4)	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Modular Medical, Inc., filed with the Secretary of State of the State of Nevada on November 24, 2021
3.3(5)	Amended Bylaws
4.1**+	2017 Equity Incentive Plan, as amended
4.2(18)	Form of Warrant to Purchase Common Stock
4.3(20)	Form of Pre-Funded Warrant dated May 2, 2022
4.4(20)	Form of Private Placement Warrant dated May 2, 2022
4.5*	Form of Warrant
4.6*	Form of Underwriter’s Warrant
5.1*	Opinion of Lucosky Brookman LLP
10.4(9) +	Employment Agreement dated August 1, 2018, by and between the Registrant and Paul DiPerna
10.5(1)	Intellectual Property Assignment Agreement dated July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.6(1) +	Technology Royalty Agreement dated as of July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.9(10)	Lease between MCP Socal Industrial - Bernardo, LLC and the Registrant dated January 10, 2020
10.10(10) +	Service Agreement effective December 31, 2019 between the Registrant and Carmen Volkart
10.11(10) +	Service Agreement effective January 23, 2020 between the Registrant and William Febbo
10.12(10) +	Form of Indemnification Agreement between the Registrant and each of its directors and officers used from January 23, 2020
10.13(10) +	Form of Notice of Stock Option Grant and Stock Option Agreement under the Amended 2017 Equity Incentive Plan
10.14(12) +	First Amendment to Employment Agreement between the Registrant and Paul DiPerna effective as of May 12, 2020
10.15(14)	Form of Promissory Note dated February 8, 2021
10.16(2)	Form of Convertible Promissory Note issued in the 2021 Private Placement
10.17(2)	Form of Common Stock Purchase Warrant issued in the 2021 Private Placement
10.18(2)	Form of Registration Rights Agreement for the 2021 Private Placement
10.19(15) +	Service Agreement effective May 18, 2021 between the Registrant and Ellen O’Connor Vos
10.20(16) +	Employment Agreement between the Registrant and Ellen O’Connor Vos dated August 11, 2021
10.21(17)	Promissory Note dated October 28, 2021 between the Registrant and Manchester Explorer, L.P.
10.22(17)	Security Agreement dated October 28, 2021 between the Registrant and Manchester Explorer, L.P.
10.23(18)	Form of Warrant Agency Agreement
10.24(19)	Form of Warrant Omnibus Amendment Agreement
10.25(20)	Form of Securities Purchase Agreement dated May 2, 2022
10.26(21)+	Severance and Release Agreement between the Registrant and Ellen O’Connor Vos dated February 23, 2022
10.27(22)+	Offer Letter Agreement between the Registrant and Kevin Schmid dated July 13, 2022
10.28**	Standard Industrial/Commercial Single-Tenant Lease between the Registrant and Michael Summers dated January 5, 2023
10.29*	Form of Warrant Agent Agreement
21.1	Sole Subsidiary of the Registrant (as disclosed in the Notes to Consolidated Financial Statements as of March 31, 2022 in the Registrant’s Annual Report on Form 10-K)
23.1*	Consent of Farber Hass Hurley LLP
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included in signature of previous filing)
107*	Calculation of Filing Fee Tables

(1)	As filed with the Registrant’s Current Report on Form 8-K filed July 28, 2017, and incorporated herein by reference.

(2)	As filed with the Registrant’s Current Report on Form 8-K filed May 12, 2021, and incorporated herein by reference.

(3)	As filed with the Registrant’s Current Report on Form 8-K filed June 29, 2017, and incorporated herein by reference.

(4)	As filed with the Registrant’s Current Report on Form 8-K filed December 1, 2021, and incorporated herein by reference.

(5)	As filed with the Registrant’s Annual Report on Form 10-K/A for the year ended June 30, 2008, and incorporated herein by reference.

(6)	As filed with the Registrant’s Quarterly Report on Form 10-Q filed November 12, 2018, and incorporated herein by reference.

(7)	As filed with the Registrant’s Current Report on Form 8-K filed April 5, 2017, and incorporated herein by reference.

(8)	As filed with the Registrant’s Current Report on Form 8-K filed November 20, 2018 and incorporated herein by reference.

(9)	As filed with the Registrant’s Registration Statement on Form S-1, as amended, originally filed June 27, 2019, declared effective October 22, 2019 (Commission File No. 333-232377).

(10)	As filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, and incorporated herein by reference.

(11)	As filed with the Registrant’s Registration Statement on Form S-1, as amended, originally filed April 9, 2020, declared effective May 11, 2020 (Commission File No. 333-237615).

(12)	As filed with the Registrant’s Current Report on Form 8-K filed May 27, 2020, and incorporated herein by reference.

(13)	As filed with the Registrant’s Current Report on Form 8-K filed May 12, 2020, and incorporated herein by reference.

(14)	As filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, and incorporated herein by reference.

(15)	As filed with the Registrant’s Annual Report on Form 10-K filed June 29, 2021, and incorporated herein by reference.

(16)	As filed with the Registrant’s Current Report on Form 8-K filed August 16, 2021, and incorporated herein by reference.

(17)	As filed with the Registrant’s Current Report on Form 8-K filed October 29, 2021, and incorporated herein by reference.

(18)	As filed with the Registrant’s Current Report on Form 8-K filed February 14, 2022, and incorporated herein by reference.

(19)	As filed with the Registrant’s Registration Statement on Form S-1 filed February 9, 2022, and incorporated herein by reference.

(20)	As filed with the Registrant’s Current Report on Form 8-K filed May 5, 2022, and incorporated herein by reference.

(21)	As filed with the Registrant’s Registration Statement on Form S-1 filed June 6, 2022, and incorporated herein by reference.

(22)	As filed with the Registrant’s Current Report on Form 8-K filed July 26, 2022, and incorporated herein by reference.

*	Filed herewith.

**	Previously filed.

+	Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on May 5, 2023.

MODULAR MEDICAL, INC.

By:	/s/ James E. Besser
James E. Besser
Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	*	Chief Executive Officer and Director	May 5, 2023
	James E. Besser	(principal executive officer)

By:	*	Chairman, President, and Chief Financial Officer	May 5, 2023
	Paul DiPerna	(principal financial officer and principal accounting officer)

By:	*	Director	May 5, 2023
William J. Febbo

By:	*	Director	May 5, 2023
Steven Felsher

By:	*	Director	May 5, 2023
Morgan C. Frank

By:	*	Director	May 5, 2023
Philip Sheibley

By:	*	Director	May 5, 2023
Carmen Volkart

By :	*	Director	May 5, 2023
Ellen O’Connor Vos

*	By:	/s/ James E. Besser
James E. Besser
attorney-in-fact